UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material under § 240.14a-12

Phillips 66

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2014 ANNUAL STOCKHOLDERS MEETING

AND PROXY STATEMENT

March 26, 2014

Dear Phillips 66 Stockholder:

On behalf of your Board of Directors and management, you are cordially invited to attend the Annual Meeting of Stockholders to be held at the Westin Houston, Memorial City, 945 Gessner Road, Houston, Texas 77024, on Wednesday, May 7, 2014, at 9:00 a.m. Central Daylight Time.

Your vote is important. Whether or not you plan to attend in person, and no matter how many shares you own, please vote by telephone or on the Internet or mark your vote on the enclosed proxy card, sign it, date it, and return it by mail. By voting before the meeting, you will help us ensure that there are enough stockholders voting to hold a meeting and avoid added proxy solicitation costs. If you attend the meeting, you may vote in person, even if you have previously submitted a proxy, in which case your prior proxy will be disregarded. You may revoke your proxy by delivering a written revocation or a later dated proxy to the Corporate Secretary prior to the meeting, in which case your prior proxy also will be disregarded. Please see the instructions in the attached proxy statement under “About the Annual Meeting—How do I vote?”

You will find information regarding the matters to be voted on at the meeting in the proxy statement. In addition to the formal items of business to be brought before the meeting, there will be a report on the operations of Phillips 66 during 2013 followed by a question and answer period.

We look forward to seeing you on May 7.

Sincerely,

Greg C. Garland

Chairman of the Board and

Chief Executive Officer

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

Time	9:00 a.m. Central Daylight Time on Wednesday, May 7, 2014

Place	Westin Houston, Memorial City

945 Gessner Road

Houston, Texas 77024

Items of Business	To elect the three Directors named in this proxy statement (page 12)

To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2014 (page 19)

To provide an advisory (non-binding) approval of the compensation of our Named Executive Officers (page 62)

To consider and vote on a stockholder proposal (page 70)

To transact other business properly coming before the meeting

Who Can Vote	You can vote if you were a stockholder of record as of March 14, 2014

Voting by Proxy	Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy by any of the following methods:

-    Internet

-    telephone

-    mail

Date of Mailing	This notice and the proxy statement are first being mailed to stockholders on or about March 26, 2014.

By Order of the Board of Directors

Paula A. Johnson

Corporate Secretary

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of Phillips 66, which we may refer to as the Board, is soliciting proxies to be voted at the 2014 Annual Meeting of Stockholders of Phillips 66, which we refer to as the Annual Meeting.

How does the Board of Directors recommend that I vote my shares?

The recommendation of the Board of Directors can be found with the description of each proposal in this proxy statement. In summary, the Board of Directors recommends a vote:

•	FOR the Board’s proposal to elect nominated Directors

•	FOR the Board’s proposal to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for Phillips 66 for fiscal year 2014

•	FOR the advisory (non-binding) approval of the compensation of the Company’s Named Executive Officers

•	AGAINST the stockholder proposal

Unless you give other instructions on the proxy card you return, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.

Who is entitled to vote?

You may vote if you were the record owner of Phillips 66 common stock as of the close of business on March 14, 2014, the record date established by the Board of Directors. Each share of common stock is entitled to one vote. As of March 14, 2014, we had 567,198,289 shares of common stock outstanding and entitled to vote. There is no cumulative voting.

How many shares must be present to hold the meeting?

In order for us to hold our meeting, holders of a majority of our outstanding shares of common stock as of March 14, 2014, must be present in person or by proxy at the meeting. This is referred to as a quorum. Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. Abstentions and broker non-votes will also be counted for purposes of establishing a quorum at the meeting.

What is a broker non-vote?

Applicable rules permit brokers to vote shares held for the benefit of their clients on routine matters when the brokers have not received voting instructions from the beneficial owner on how to vote those shares. The ratification of an independent auditor is an example of a routine matter on which brokers may vote in this manner. Brokers may not vote shares held for the benefit of their clients on non-routine matters, such as the election of directors, proposals relating to executive compensation and proposals to amend certificates of incorporation and certain other corporate governance changes, unless they have received voting instructions from the beneficial owner on how to vote those shares. Shares that are not voted by brokers on non-routine matters are called broker non-votes.

How many votes are needed to approve each of the proposals?

Each of the director nominees requires the affirmative “FOR” vote of the majority of the votes cast in person or by proxy at the meeting. All other proposals submitted require the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy at the meeting and entitled to vote.

How do I vote?

You can vote either in person at the meeting or by proxy.

This proxy statement, the accompanying proxy card and the Company’s 2013 Summary Annual Report to Stockholders are being made available to the Company’s stockholders on the Internet at www.proxyvote.com through the notice and access process. The Company’s 2013 consolidated financial statements and report of independent registered public accounting firm, management’s discussion and analysis of financial condition and results of operations, information concerning the quarterly financial data for the past two fiscal years, and other information are provided in Appendix A to this proxy statement.

To vote by proxy, you must do one of the following:

•	Vote over the Internet (instructions are on the proxy card)

•	Vote by telephone (instructions are on the proxy card)

•	If you elected to receive a hard copy of your proxy materials, fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope

If you hold your Phillips 66 stock in a brokerage account (that is, in “street name”), your ability to vote by telephone or over the Internet depends on your broker’s voting process. Please follow the directions on your proxy card or voter instruction form carefully.

Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the Annual Meeting and you hold your Phillips 66 stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

How do I vote if I hold my stock through a Phillips 66 employee benefit plan?

If you hold your stock through a Phillips 66 employee benefit plan, you must either:

•	Vote over the Internet (instructions are in the email sent to you or on the notice and access form)

•	Vote by telephone (instructions are on the notice and access form)

•	If you elected to receive a hard copy of your proxy materials, fill out the enclosed voting instruction form, date and sign it, and return it in the enclosed postage-paid envelope

You will receive a separate voting instruction form for each employee benefit plan in which you hold Phillips 66 stock. Please pay close attention to the deadline for returning your voting instruction form to the plan trustee. The voting deadline for each plan is set forth on the voting instruction form. Please note that different plans may have different deadlines.

How can I revoke my proxy?

You can revoke your proxy by sending written notice of revocation of your proxy to our Corporate Secretary so that it is received prior to the close of business on May 6, 2014.

Can I change my vote?

Yes. You can change your vote at any time before the polls close at the Annual Meeting, which will void any earlier vote. You can change your vote by:

•	Voting again by telephone or over the Internet prior to 11:59 p.m. Eastern Daylight Time on May 6, 2014

•	Signing another proxy card with a later date and returning it to us prior to the meeting

•	Voting again at the meeting

If you hold your Phillips 66 stock in street name, you must contact your broker to obtain information regarding changing your voting instructions.

Who counts the votes?

We have hired Broadridge Financial Solutions, Inc. to count the votes represented by proxies and cast by ballot, and Jim Gaughan of Carl T. Hagberg and Associates has been appointed to act as Inspector of Election.

Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?

For shares held in your name, if you do not provide a proxy or vote your shares at the Annual Meeting, those shares will not be voted.

If you hold shares in street name, your broker may be able to vote those shares for certain “routine” matters even if you do not provide the broker with voting instructions. Only the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2014 is considered to be a routine matter.

If you do not give your broker instructions on how to vote your shares, the broker will return the proxy card without voting on proposals not considered “routine.” This is a broker non-vote. Without instructions from you, the broker may not vote on any proposals other than the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2014.

How are votes counted?

For all proposals, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you vote to “ABSTAIN” on the election of directors, it is not considered as a vote cast and, therefore, your vote will reduce the number, but not the percentage, of affirmative votes needed to elect the nominees. If you vote to “ABSTAIN” on the other proposals, your shares are still considered as present and entitled to vote and, therefore, your abstention has the same effect as a vote “AGAINST.”

What if I return my proxy but don’t vote for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted “FOR” the director nominees listed on the card, “FOR” the ratification of Ernst & Young LLP as the independent registered public accounting firm for Phillips 66 for fiscal year 2014, “FOR” the approval of the compensation of our Named Executive Officers, and “AGAINST” the stockholder proposal.

Could other matters be decided at the Annual Meeting?

We are not aware of any other matters to be presented at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

Who can attend the Annual Meeting?

The Annual Meeting is open to all holders of Phillips 66 common stock. Each stockholder is permitted to bring one guest. No cameras, recording equipment, large bags, briefcases or packages will be permitted in the Annual Meeting, and security measures will be in effect to provide for the safety of attendees.

Do I need a ticket to attend the Annual Meeting?

Yes, you will need an admission ticket or proof of ownership of Phillips 66 stock to enter the meeting. If your shares are registered in your name, you will find an admission ticket attached to the proxy card sent to you. If your shares are held in the name of your broker or bank or you received your materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION TICKET OR PROOF THAT YOU OWN PHILLIPS 66 STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.

How can I access the Phillips 66 proxy materials and annual report electronically?

This proxy statement, the accompanying proxy card and the Company’s 2013 Summary Annual Report are being made available to the Company’s stockholders on the Internet at www.proxyvote.com through the notice and access process. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

If you own Phillips 66 stock in your name, you can choose this option, and help conserve resources and save the cost of producing and mailing these documents, by checking the box for electronic delivery on your proxy card or by following the instructions provided when you vote by telephone or over the Internet. If you hold your Phillips 66 stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you choose to view future proxy statements and annual reports over the Internet, you will receive a Notice of Internet Availability next year containing the Internet address to use to access our proxy statement and annual report. Your choice will remain in effect unless you change your election following the receipt of a Notice of Internet Availability. You do not have to elect Internet access each year. If you later change your mind and would like to receive paper copies of our proxy statements and annual reports, you can request both by phone at 800-579-1639, by email at sendmaterial@proxyvote.com, through the Internet at www.proxyvote.com or by writing to Phillips 66, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717. You will need your 12-digit control number located on your Notice of Internet Availability to request a package. You will also be provided with the opportunity to receive a copy of the proxy statement and annual report in future mailings.

Will my vote be kept confidential?

The Board of Directors has a policy that stockholder proxies, ballots, and tabulations that identify stockholders are to be maintained in confidence. No such document will be available for examination, and the identity and vote of any stockholder will not be disclosed, except as necessary to meet legal requirements and allow the inspectors of election to certify the results of the stockholder vote. The policy also provides that inspectors of election must be independent and cannot be employees of the Company. Occasionally, stockholders provide written comments on their proxy card that may be forwarded to management.

What is the cost of this proxy solicitation?

The Board of Directors has sent you this proxy statement. Our directors, officers and employees may solicit proxies by mail, by email, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy materials used in the solicitation of proxies. In addition, we have hired Alliance Advisors, LLC to assist us in soliciting proxies, which it may do by telephone or in person. We anticipate paying Alliance Advisors, LLC a fee of $15,000, plus expenses.

Why did my household receive a single set of proxy materials?

Securities and Exchange Commission (SEC) rules permit us to deliver a single copy of an annual report and proxy statement to any household not participating in electronic proxy material delivery at which two or more stockholders reside, if we believe the stockholders are members of the same family. This benefits both you and the Company, as it eliminates duplicate mailings that stockholders living at the same address receive and conserves resources and reduces printing and mailing costs. This rule applies to any annual reports, proxy statements, proxy statements combined with a prospectus or information statements. Each stockholder will continue to receive a separate proxy card or voting instruction card. Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy now or in future years, please request a duplicate set by phone at 800-579-1639, through the Internet at www.proxyvote.com, by email at sendmaterial@proxyvote.com, or by writing to Phillips 66, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing the same address can request delivery of a single copy of these materials using the same methods described in the preceding sentence. If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing stockholders to consent to such elimination, or through implied consent if a stockholder does not request continuation of duplicate mailings. Because not all brokers and nominees may offer stockholders the opportunity to request eliminating duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings to your household.

CORPORATE GOVERNANCE MATTERS AND

COMMUNICATIONS WITH THE BOARD

The Nominating and Governance Committee and the Board of Directors annually review the Company’s governance structure to take into account changes in SEC and New York Stock Exchange (NYSE) rules, as well as current best practices. Our Corporate Governance Guidelines, posted on the “Investors” section of the Company’s website under the “Governance” caption and available in print upon request (see “Available Information” on page 73), address the following matters, among others: director qualifications; director responsibilities; committees of the board; director access to officers, employees and independent advisors; director compensation; performance evaluations of the board; director orientation and continuing education; and Chief Executive Officer (CEO) evaluation and succession planning.

Independence Determinations

The Corporate Governance Guidelines also contain director independence standards, which are consistent with the standards set forth in the NYSE listing standards, to assist the Board of Directors in determining the independence of the Company’s Directors. The Board of Directors has determined that each Director, except Messrs. Garland and Lowe, meets the standards regarding independence set forth in the Corporate Governance Guidelines and is free of any material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Mr. Garland is not considered independent because he is an executive officer of the Company. Mr. Lowe is not considered independent because of his affiliation with ConocoPhillips prior to our 2012 spin-off from ConocoPhillips. In making independence determinations, the Board of Directors specifically considered the fact that many of our Directors are directors, retired officers or stockholders of companies with which we conduct business. In addition, some of our Directors serve as employees of, or consultants to, companies that do business with Phillips 66 and its affiliates (as further described in “Related Party Transactions” on page 10). Finally, some of our Directors may purchase retail products (such as gasoline, fuel additives or lubricants) from the Company. In all cases, it was determined that the nature of the business conducted and the interest of the Director by virtue of such position were immaterial both to the Company and to such Director.

Communications with the Board

The Board of Directors maintains a process for stockholders and interested parties to communicate with the Board of Directors. Stockholders and interested parties may communicate with the Board of Directors by contacting our Corporate Secretary, Paula A. Johnson, as provided below:

Mailing Address:	Corporate Secretary Phillips 66 P.O. Box 4428 Houston, TX 77210
Phone Number:	(281) 293-6600
Internet:	“Investors” section of the Company’s website under the “Governance” caption

Relevant communications are distributed to the Board of Directors or to any individual Director or Directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items that are unrelated to its duties and responsibilities be excluded, such as: business solicitations or advertisements; junk mail and mass mailings; new product suggestions; product complaints; product inquiries; resumes and other forms of job inquiries; spam; and surveys. In addition, material that is considered hostile, threatening, illegal or similarly unsuitable will be excluded. Any communication that is filtered out is made available to any non-employee Director upon request.

Annual Meeting Attendance

Recognizing that director attendance at the Company’s Annual Meeting can provide the Company’s stockholders with an opportunity to communicate with the Directors about issues affecting the Company, the Company actively encourages our Directors to attend the Annual Meeting of Stockholders. All of our Directors attended the 2013 Annual Meeting of Stockholders.

BOARD LEADERSHIP STRUCTURE

Chairman and CEO Roles

Although the Board of Directors retains the authority to separate the positions of Chairman and CEO if it deems appropriate in the future, the Board currently believes it is in the best interest of the Company’s stockholders to combine them. Doing so enables one person to guide the Board in setting priorities for the Company and in addressing the risks and challenges the Company faces. The Board of Directors currently believes that, while its non-employee Directors bring a diversity of skills and perspectives to the Board, the Company’s CEO, by virtue of his day-to-day involvement in managing the Company, is best suited at this time to serve as Chairman and perform this unified role.

The Board of Directors believes there is no single organizational model that is the best and most effective in all circumstances. As a consequence, the Board of Directors periodically considers whether the offices of Chairman and CEO should continue to be combined and who should serve in such capacities. In determining the best organizational structure following our spin-off from ConocoPhillips, combining the offices of Chairman and CEO was decided to be in the best interests of the Company and its stockholders. The Board of Directors will periodically reexamine its corporate governance policies and leadership structures to ensure that they continue to meet the Company’s needs.

Independent Director Leadership

The Board of Directors has adopted strong governance principles to ensure that an appropriate balance of power exists between the non-employee Directors and management, including:

•	appointing a Lead Director

•	requiring a substantial majority of independent directors

•	having only independent directors serve on the Audit and Finance Committee, the Human Resources and Compensation Committee, and the Nominating and Governance Committee

•	holding executive sessions of the non-employee Directors at each Board meeting

•	having only independent directors evaluate the CEO’s performance annually and approve the CEO’s pay

Mr. McGraw currently serves as our Lead Director. In appointing him, the Board of Directors considered it to be useful and appropriate to designate an independent Director to serve in a lead capacity to coordinate the activities of the non-employee Directors and to perform such other duties and responsibilities as the Board of Directors may determine. Specifically, those duties include:

•	advising the Chairman as to an appropriate schedule of Board meetings, seeking to ensure that the non-employee Directors can perform their duties responsibly while not interfering with operations

•	providing the Chairman with input as to the preparation of the agendas for the Board and committee meetings and assuring that there is sufficient time for discussion of all agenda items

•

advising the Chairman as to the quality, quantity and timeliness of the flow of information from management that is necessary for the non-employee Directors to perform their duties effectively and responsibly, including specifically requesting certain materials be provided to the Board

•	recommending to the Chairman the retention of consultants who report directly to the Board of Directors

•	interviewing all board candidates and making nomination recommendations to the Nominating and Governance Committee and the Board of Directors

•	assisting the Board of Directors and Company officers in assuring compliance with and implementation of the Corporate Governance Guidelines

•	having the authority to call meetings of the non-employee Directors, as well as to develop the agenda for and moderate any such meetings and executive sessions of the non-employee Directors

•	acting as principal liaison between the non-employee Directors and the Chairman on sensitive issues

•	participating in the periodic discussion of CEO performance with the Human Resources and Compensation Committee

•	ensuring the Board of Directors conducts an annual self-assessment and meeting with the CEO to discuss the results of the annual self-assessment

•	working with the Nominating and Governance Committee to recommend the membership of the various Board committees, as well as selection of the committee chairs

The Board of Directors believes that its current structure and processes encourage its non-employee Directors to be actively involved in guiding the work of the Board. The chairs of the Board’s committees review their agendas and committee materials in advance, communicating directly with other Directors and members of management as each deems appropriate. Moreover, each Director is free to suggest agenda items and to raise matters at Board and committee meetings that are not on the agenda.

Our Corporate Governance Guidelines require that the non-employee Directors meet in executive session at every meeting and that the independent Directors meet in executive session at least annually. As Lead Director, Mr. McGraw presides at such executive sessions. Each executive session may include discussions of, among other things, (1) the performance of the Chairman and the Chief Executive Officer, (2) matters concerning the relationship of the Board of Directors with the members of senior management, and (3) such other matters as the non-employee Directors deem appropriate. No formal action of the Board of Directors is taken at these meetings, although the non-employee Directors may subsequently recommend matters for consideration by the full Board. The Board of Directors may invite guest attendees for the purpose of making presentations, responding to questions, or providing counsel on specific matters within their areas of expertise.

BOARD RISK OVERSIGHT

Although the Company’s management is responsible for the day-to-day management of risks to the Company, the Board of Directors has broad oversight responsibility for the Company’s risk management programs. In this oversight role, the Board of Directors is responsible for satisfying itself that the risk management processes designed and implemented by the Company’s management are functioning as intended and that necessary steps are taken to foster a culture of risk-adjusted decision making throughout the organization. In carrying out its oversight responsibility, the Board of Directors has delegated to individual committees certain elements of its oversight function. In this context, the Board of Directors delegated authority to the Audit and Finance Committee to facilitate coordination among the Board’s committees with respect to oversight of the Company’s risk management programs. As part of this authority, the Audit and Finance Committee regularly discusses the Company’s risk assessment and risk management policies to ensure that our risk management programs are functioning properly. The Board of Directors receives regular updates from its committees on individual areas of risk, such as updates on financial and control risks from the Audit and Finance Committee; health, safety, environmental and reputational risks from the Public Policy Committee; and compensation program risks from the Human Resources and Compensation Committee. The Board of Directors exercises its oversight function with respect to all material risks to the Company, which are identified and discussed in the Company’s public filings with the SEC.

CODE OF BUSINESS ETHICS AND CONDUCT

Phillips 66 has adopted a Code of Business Ethics and Conduct for Directors and Employees designed to help directors and employees resolve ethical issues in an increasingly complex global business environment. Our Code of Business Ethics and Conduct applies to all directors and employees, including the CEO and the Chief Financial Officer. Our Code of Business Ethics and Conduct covers topics including, but not limited to, conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, payments to government personnel, anti-boycott laws, U.S. embargoes and sanctions, compliance procedures and employee complaint procedures. Our Code of Business Ethics and Conduct is posted on the “Investors” section of our website under the “Governance” caption. Stockholders may also request printed copies of our Code of Business Ethics and Conduct by following the instructions located under the caption “Available Information” on page 73.

RELATED PARTY TRANSACTIONS

Our Code of Business Ethics and Conduct requires that all directors and executive officers promptly bring to the attention of the General Counsel and, in the case of Directors, the Chair of the Nominating and Governance Committee or, in the case of executive officers, the Chair of the Audit and Finance Committee, any transaction or relationship that arises and of which she or he becomes aware that reasonably could be expected to constitute a related party transaction. Any such transaction or relationship is reviewed by the Company’s management and the appropriate Board Committee to ensure that it does not constitute a conflict of interest and is reported appropriately. Additionally, the

Nominating and Governance Committee conducts an annual review of related party transactions between each of our directors and the Company (and its subsidiaries) and makes recommendations to the Board regarding the continued independence of each Board member. In 2013, there were no related party transactions in which the Company (or a subsidiary) was a participant and in which any director or executive officer (or their immediate family members) had a direct or indirect material interest. The Nominating and Governance Committee also considered relationships that, while not constituting related party transactions where a director had a direct or indirect material interest, nonetheless involved transactions between the Company and an organization with which a director is affiliated, whether through employment status or by virtue of serving as director. Included in its review were ordinary course of business transactions with companies employing a director, such as ordinary course of business transactions with McGraw Hill Financial, of which Mr. McGraw serves as Chairman of the Board, and JPMorgan Chase & Co., of which Mr. Tilton serves as Chairman of the Midwest. The Nominating and Governance Committee determined that there were no transactions impairing the independence of any member of the Board.

NOMINATING PROCESSES OF

THE NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee, which we refer to as the Nominating Committee, consists of three non-employee Directors, all of whom are independent under NYSE listing standards and our Corporate Governance Guidelines. The Nominating Committee identifies, investigates and recommends director candidates to the Board of Directors with the goal of creating a balance of knowledge, experience and diversity. Generally, the Nominating Committee identifies candidates through the use of a search firm or the business and organizational contacts of the directors and management. Our By-Laws permit stockholders to nominate candidates for director election at a stockholders meeting whether or not such nominee is submitted to and evaluated by the Nominating Committee. Stockholders who wish to submit nominees for election at an annual or special meeting of stockholders should follow the procedures described under “Submission of Future Stockholder Proposals” on page 73. The Nominating Committee will consider director candidates recommended by stockholders. If a stockholder wishes to recommend a candidate for nomination by the Nominating Committee, he or she should follow the same procedures referred to above for nominations to be made directly by the stockholder. In addition, the stockholder should provide such other information deemed relevant to the Nominating Committee’s evaluation. Candidates recommended by the Company’s stockholders are evaluated on the same basis as candidates recommended by the Company’s directors, CEO, other executive officers, third-party search firms or other sources.

 ELECTION OF DIRECTORS AND DIRECTOR BIOGRAPHIES

(Proposal 1 on the Proxy Card)

What am I voting on?

You are voting on a proposal to elect nominees to a three-year term as Directors of the Company.

What is the makeup of the Board of Directors and how often are the members elected?

Our By-Laws provide that the Directors are divided into three classes, which are to be as nearly as possible equal in size, with one class being elected each year. The Board of Directors has set the current number of Directors at eight, with two classes of three Directors each and one class of two Directors. Any director vacancies created between annual stockholder meetings (such as by a current director’s death, resignation or removal for cause or an increase in the number of directors) may be filled by a majority vote of the remaining directors then in office. Any director appointed in this manner would hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which he or she has been appointed expires. If a vacancy resulted from an action of our stockholders, only our stockholders would be entitled to elect a successor.

What if a nominee is unable or unwilling to serve?

That is not expected to occur. If it does and the Board of Directors does not elect to reduce the size of the Board, shares represented by proxies will be voted for a substitute nominated by the Board of Directors.

How are Directors compensated?

Please see our discussion of non-employee Director compensation beginning on page 63.

How often did the Board meet in 2013?

The Board of Directors met six times in 2013. Each Director attended at least 75 percent of the aggregate of:

•	the total number of meetings of the Board in 2013 (held during the period for which she or he was a Director), and

•	the total number of full-committee meetings held in 2013 by all committees of the Board on which she or he served (during the periods that she or he served)

Do the Board Committees have written charters?

Yes. The charters for our Audit and Finance Committee, Executive Committee, Human Resources and Compensation Committee, Nominating and Governance Committee and Public Policy Committee can be found in the “Investors” section on the Phillips 66 website under the “Governance” caption. Stockholders may also request printed copies of these charters by following the instructions located under the caption “Available Information” on page 73.

What are the Committees of the Board?

Committee	Members	Principal Functions	Number of Meetings in 2013
Audit and Finance	William R. Loomis, Jr.* Victoria J. Tschinkel Marna C. Whittington	Discusses, with management, the independent auditors and the internal auditors, the integrity of the Company’s accounting policies, internal controls, financial statements, financial reporting practices, and select financial matters, covering the Company’s capital structure, complex financial transactions, financial risk management, retirement plans and tax planning.	13
		Reviews significant corporate risk exposures and steps management has taken to monitor, control and report such exposures.
		Monitors the qualifications, independence and performance of our independent auditors and internal auditors.
		Monitors our compliance with legal and regulatory requirements and corporate governance guidelines, including our Code of Business Ethics and Conduct.
		Maintains open and direct lines of communication with the Board and our management, internal auditors and independent auditors.
Executive	Greg C. Garland* J. Brian Ferguson William R. Loomis, Jr. Harold W. McGraw III Victoria J. Tschinkel	Exercises the authority of the full Board between Board meetings on all matters other than (1) those matters expressly delegated to another committee of the Board, (2) the adoption, amendment or repeal of any of our By-Laws and (3) matters that cannot be delegated to a committee under statute or our Certificate of Incorporation or By-Laws.	1
Human Resources and Compensation	J. Brian Ferguson* Harold W. McGraw III Glenn F. Tilton	Oversees our executive compensation policies, plans, programs and practices.	7
		Assists the Board in discharging its responsibilities relating to the fair and competitive compensation of our executives and other key employees.
		Reviews at least annually the performance (together with the Lead Director) and sets the compensation of the CEO.
Nominating and Governance	Harold W. McGraw III* J. Brian Ferguson Glenn F. Tilton	Selects and recommends director candidates to the Board to be submitted for election at Annual Meetings and to fill any vacancies on the Board.	6
		Recommends committee assignments to the Board.
		Reviews and recommends to the Board compensation and benefits policies for our non-employee Directors.
		Reviews and recommends to the Board appropriate corporate governance policies and procedures for our Company.
		Conducts an annual assessment of the qualifications and performance of the Board.
		Reviews and reports to the Board annually on succession planning for the CEO.
Public Policy	Victoria J. Tschinkel* William R. Loomis, Jr. John E. Lowe Marna C. Whittington	Advises the Board on current and emerging domestic and international public policy issues.	6
		Assists the Board on the development, review and approval of policies and budgets for charitable and political contributions.
		Advises the Board on compliance with policies, programs and practices regarding health, safety and environmental protection.

*	Committee Chairperson

What criteria were considered by the Nominating and Governance Committee in selecting the nominees?

In selecting the 2014 nominees for Director, the Nominating Committee sought candidates who possess the highest personal and professional ethics, integrity and values, and are committed to representing the long-term interests of the Company’s stockholders. In addition to reviewing a candidate’s background and accomplishments, the Nominating Committee reviewed candidates in the context of the current composition of the Board and the evolving needs of the Company’s businesses. The Nominating Committee also considered the number of boards on which the candidate already serves. It is the Board’s policy that at all times at least a substantial majority of its members meets the standards of independence promulgated by the NYSE and the SEC, and as set forth in the Company’s Corporate Governance Guidelines. The Nominating Committee also seeks to ensure that the Board reflects a range of talents, ages, skills, experiences, diversity, and expertise, particularly in the areas of accounting and finance, management, domestic and international markets, leadership, and energy related industries, sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. The Board seeks to maintain a diverse membership, but does not have a separate policy on diversity. The Board also requires that its members be able to dedicate the time and resources necessary to ensure the diligent performance of their duties on the Company’s behalf, including attending Board and applicable committee meetings.

The following are some of the key qualifications and skills the Nominating Committee considered in evaluating the director nominees. The individual biographies below provide additional information about each nominee’s specific experiences, qualifications and skills.

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CEO experience. Directors with experience as CEO of public corporations provide the Company with valuable insights. These individuals have a demonstrated record of leadership qualities and a practical understanding of organizations, processes, strategy, risk and risk management and the methods to drive change and growth. Through their service as top leaders at other organizations, they also bring valuable perspective on common issues affecting other companies and Phillips 66.

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Financial reporting experience. An understanding of finance and financial reporting processes is important. The Company measures its operating and strategic performance by reference to financial targets. In addition, accurate financial reporting and robust auditing are critical to the Company’s success. We seek to have a number of directors who qualify as audit committee financial experts, and we expect all of our directors to be financially knowledgeable.

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Industry experience. Directors with experience as executives or directors or in other leadership positions in the energy industry bring pertinent experiences to the Board. These directors have valuable perspective on issues specific to the Company’s business.

•	Global experience. As a global company, directors with global business or international experience provide valued perspective on our operations.

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Environmental experience. The perspective of directors who have experience within the environmental regulatory field is valued as we implement policies and conduct operations in order to ensure that our actions today will not only provide the energy needed to drive economic growth and social well-being, but also secure a stable and healthy environment for tomorrow.

Who are this year’s nominees?

The following Directors are standing for election this year to hold office until the 2017 Annual Meeting of Stockholders. Included below is a listing of each nominee’s name, age, tenure and qualifications.

William R. Loomis, Jr., 65

Director since April 2012

Mr. Loomis has been an independent financial advisor since 2009. He was a general partner and managing director of Lazard Freres & Co. from 1984 to 2002, the CEO of Lazard LLC from 2000 to 2001 and a limited managing director of Lazard LLC from 2002 to 2004. He currently serves on the board of L Brands, Inc., and is also a senior advisor to Lazard LLC.

Skills and qualifications: Mr. Loomis has extensive executive experience, financial expertise and substantial history as a senior strategic advisor to complex businesses and multiple executives.

Glenn F. Tilton, 65

Director since April 2012

Mr. Tilton has served as Chairman of the Midwest of JPMorgan Chase & Co. since 2011. From September 2002 to October 2010, he served as Chairman, President and CEO of UAL Corporation, a holding company, and United Air Lines, Inc., an air transportation company and wholly-owned subsidiary of UAL Corporation. UAL Corporation filed a voluntary bankruptcy petition under the federal bankruptcy laws in December 2002 and exited bankruptcy in February 2006. Mr. Tilton previously spent more than 30 years in increasingly senior roles with Texaco Inc., including Chairman and CEO in 2001. He currently serves on the boards of Abbott Laboratories and AbbVie Inc. (as lead director).

Skills and qualifications: Mr. Tilton has strong management experience overseeing complex multinational businesses operating in highly regulated industries, as well as 30-years experience in the energy industry and expertise in finance and capital markets matters.

Marna C. Whittington, 66

Director since May 2012

Dr. Whittington was CEO of Allianz Global Investors Capital, a diversified global investment firm, from 2002 until her retirement in January 2012. She was Chief Operating Officer of Allianz Global Investors, the parent company of Allianz Global Investors Capital, from 2001 to 2011. Prior to that, she was Managing Director and Chief Operating Officer of Morgan Stanley Asset Management. Dr. Whittington started in the investment management industry in 1992, joining Philadelphia-based Miller Anderson & Sherrerd. Previously, she was Executive Vice President and CFO of the University of Pennsylvania, from 1984 to 1992. Earlier, she served as Budget Director and, subsequently, Secretary of Finance for the State of Delaware. Dr. Whittington served on the board of Rohm & Haas Company from 1989 to 2009 and currently serves on the boards of Macy’s, Inc. and Oaktree Capital Group, LLC.

Skills and qualifications: Dr. Whittington has extensive knowledge of and substantial experience in financial, investment, and banking matters. She also provides valuable insight from her previous experience serving on the board of a chemicals company and as a statewide cabinet officer.

What vote is required to approve this proposal?

Each nominee requires the affirmative vote of a majority of the votes cast in person or by proxy at the meeting.

What if a director nominee does not receive a majority of votes cast?

Our By-Laws require directors to be elected by the majority of the votes cast with respect to such director (i.e., the number of votes cast “for” a director must exceed the number of votes cast

“against” that director). If a nominee who is serving as a Director is not elected at the Annual Meeting and no one else is elected in place of that Director, then, under Delaware law, the Director would continue to serve on the Board of Directors as a “holdover director.” However, under our By-Laws, the holdover director is required to tender his or her resignation to the Board. The Nominating Committee then would consider and recommend to the Board whether to accept or reject the tendered resignation, or whether some other action should be taken. The Board of Directors would then make a decision whether to accept the resignation taking into account the recommendation of the Nominating Committee. The Director who tenders his or her resignation would not participate in the Board’s decision. The Board is required to publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

What does the Board recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH NOMINEE STANDING FOR ELECTION FOR DIRECTOR.

Who are the continuing Directors?

The following Directors will continue in office until the end of their respective terms. Included below is a listing of each continuing Director’s name, age, tenure and qualifications.

Directors whose terms expire at the 2015 Annual Meeting

J. Brian Ferguson, 59

Director since April 2012

Mr. Ferguson retired as Chairman of Eastman Chemical Company (Eastman) in 2010 and as CEO of Eastman in 2009. He became the Chairman and CEO of Eastman in 2002. He currently serves on the board of Owens Corning, as well as on the Board of Trustees for The University of Tennessee.

Skills and qualifications: Mr. Ferguson has over 30 years of leadership experience in international business, industrial operations, strategic planning and capital raising strategies, as well as in executive compensation.

Harold W. McGraw III, 65

Director since April 2012

Mr. McGraw has been Chairman of the Board of McGraw Hill Financial since 1999. He also served as Chief Executive Officer from 1998 to November 2013 and as President and Chief Operating Officer from 1993 to November 2013. Mr. McGraw became the Chairman of the International Chamber of Commerce in July 2013. In addition to the board of McGraw Hill Financial, he currently serves on the board of United Technologies Corporation.

Skills and qualifications: As a former CEO and current Chairman of the Board of a large, global public company with a significant role in the financial reporting industry, Mr. McGraw’s experience allows him to provide Phillips 66 with valuable global financial, corporate governance and operational expertise.

Victoria J. Tschinkel, 66

Director since April 2012

Ms. Tschinkel currently serves on the Executive Committee of 1000 Friends of Florida and previously was its Chairwoman. In addition, Ms. Tschinkel is a director of the National Fish and Wildlife Foundation, serving on the Gulf Benefits Committee. She served as State Director of the Florida Nature Conservancy from 2003 to 2006, was senior environmental consultant to Landers & Parsons, a Tallahassee, Florida law firm, from 1987 to 2002, and was the Secretary of the Florida Department of Environmental Regulation from 1981 to 1987.

Skills and qualifications: Ms. Tschinkel’s extensive environmental regulatory experience makes her well qualified to serve as a member of the Board. In addition, her relationships and experience working within the environmental community position her to advise the Board on the impact of our operations in sensitive areas.

Directors whose terms expire at the 2016 Annual Meeting

Greg C. Garland, 56

Director since April 2012

Mr. Garland serves as Chairman and CEO of Phillips 66. He was appointed Senior Vice President, Exploration and Production-Americas for ConocoPhillips in 2010. He was previously President and CEO of Chevron Phillips Chemical Company LLC (CPChem) from 2008 to 2010, having served as Senior Vice President, Planning and Specialty Products, CPChem, from 2000 to 2008. Mr. Garland also serves on the boards of Amgen Inc. and Phillips 66 Partners GP LLC, the general partner of Phillips 66 Partners LP.

Skills and qualifications: Mr. Garland’s more than 30-year career with Phillips Petroleum Company, CPChem and ConocoPhillips, and as CEO of Phillips 66, makes him well qualified to serve both as a Director and as Chairman of the Board. Mr. Garland’s extensive experience in the energy industry makes his service as a Director invaluable to the Company. In addition to his other skills and qualifications, Mr. Garland’s role as both Chairman and CEO of Phillips 66 serves as a vital link between management and the Board of Directors, allowing the Board to perform its oversight role with the benefit of management’s perspective on business and strategy.

John E. Lowe, 55

Director since April 2012

Mr. Lowe served as assistant to the CEO of ConocoPhillips, a position he held from 2008 until May 2012. He previously held a series of executive positions with ConocoPhillips, including Executive Vice President, Exploration and Production, from 2007 to 2008, and Executive Vice President, Commercial, from 2006 to 2007. Mr. Lowe is a Special Executive Advisor to Tudor, Pickering, Holt & Co. and serves on the boards of Agrium Inc. and Apache Corporation.

Skills and qualifications: Mr. Lowe has served on the boards of DCP Midstream, LLC and CPChem, two of the Company’s significant joint ventures. He has extensive experience and knowledge of our industry through his service on these boards and his 30-year career with Phillips Petroleum Company and ConocoPhillips.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee, which we refer to as the Audit Committee, assists the Board of Directors in fulfilling its responsibility to provide independent, objective oversight of the financial reporting functions and internal control systems of Phillips 66. The Audit Committee currently consists of three non-employee Directors. The Board has determined that each member of the Audit Committee satisfies the requirements of the NYSE as to independence, financial literacy and expertise. The Board has determined that at least one member, William R. Loomis, Jr., is an audit committee financial expert as defined by the SEC. The responsibilities of the Audit Committee are set forth in the written charter adopted by the Board of Directors, which is available in the “Investors” section of the Company’s website under the caption “Governance.” One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight of the integrity of the Company’s financial statements. The following report summarizes certain of the Audit Committee’s activities in this regard for 2013.

Review with Management. The Audit Committee has reviewed and discussed with management the audited consolidated financial statements of Phillips 66 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting, as of December 31, 2013, included therein.

Discussions with Independent Registered Public Accounting Firm. The Audit Committee has discussed with Ernst & Young LLP, independent registered public accounting firm for Phillips 66, the matters required to be discussed by standards of the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with that firm its independence from Phillips 66.

Recommendation to the Phillips 66 Board of Directors. Based on its review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of Phillips 66 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

THE PHILLIPS 66 AUDIT AND FINANCE COMMITTEE

William R. Loomis, Jr., Chairman

Victoria J. Tschinkel

Marna C. Whittington

 PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP

(Proposal 2 on the Proxy Card)

What am I voting on?

You are voting on a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014. The Audit Committee has appointed Ernst & Young to serve as the Company’s independent registered public accounting firm.

What services does the independent registered public accounting firm provide?

Audit services of Ernst & Young for fiscal year 2013 included an audit of our consolidated financial statements, an audit of the effectiveness of the Company’s internal control over financial reporting, and services related to periodic filings made with the SEC. Additionally, Ernst & Young provided certain other services as described in the response to the next question. In connection with the audit of the 2013 consolidated financial statements, we entered into an engagement agreement with Ernst & Young that sets forth the terms by which Ernst & Young will perform audit services for us.

How much was the independent registered public accounting firm paid for 2013 and 2012?

Ernst & Young’s fees for professional services totaled $12.1 million for 2013 and $12.0 million for 2012, which consisted of the following:

Fees (in millions)	2013	2012
Audit Fees [1]	$11.0	$10.9
Audit-Related Fees [2]	0.7	0.9
Tax Fees [3]	0.4	0.2
Other Fees	—	—

Total	$12.1	$12.0

1	Fees for audit services related to the fiscal year consolidated audit, the audit of the effectiveness of internal controls, quarterly reviews, registration statements, comfort letters, statutory and regulatory audits and accounting consultations.

2	Fees for audit-related services related to audits in connection with proposed or consummated dispositions, benefit plan audits, other subsidiary audits, special reports, and accounting consultations.

3	Fees for tax services related to tax compliance services and tax planning and advisory services.

The Audit Committee has considered whether the non-audit services provided to Phillips 66 by Ernst & Young impaired the independence of Ernst & Young and concluded they did not.

The Audit Committee has adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that may be provided by Ernst & Young to the Company. All of the fees in the table above were approved in accordance with this policy. The policy (a) identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that Ernst & Young’s independence is not impaired; (b) describes the audit, audit-related, tax and other services that may be provided and the non-audit services that are prohibited; and (c) sets forth pre-approval requirements for all permitted services. Under the policy, all services to be provided by Ernst & Young must be pre-approved by the Audit Committee. The Audit Committee has delegated authority to approve permitted services to the Audit Committee’s Chair. Such approval must be reported to the entire Audit Committee at the next scheduled Audit Committee meeting.

Will a representative of Ernst & Young be present at the Annual Meeting?

Yes, one or more representatives of Ernst & Young will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from the stockholders.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. If the appointment of Ernst & Young is not ratified, the Audit Committee will reconsider the appointment.

What does the Board recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014.

EXECUTIVE COMPENSATION

Role of the Human Resources and Compensation Committee

Authority and Responsibilities

The Human Resources and Compensation Committee, which we refer to as the Compensation Committee, is responsible for providing independent, objective oversight of our executive compensation programs and determining the compensation for our CEO and anyone who meets our definition of a Senior Officer. Currently, our internal guidelines define a Senior Officer as an officer of the Company who reports directly to the CEO or any other officer of the Company who is either a Senior Vice President or above or a reporting officer under Section 16(b) of the Securities Exchange Act of 1934. As of December 31, 2013, we had 10 Senior Officers. The compensation tables that follow provide information about our CEO and certain of our Senior Officers. In addition, the Compensation Committee acts as plan administrator of the compensation programs and benefit plans for our CEO and Senior Officers and as an avenue of appeal for current and former Senior Officers regarding disputes over compensation and benefits.

The Compensation Committee oversees the Company’s executive compensation philosophy, policies, plans and programs for our CEO and Senior Officers to ensure:

•	Alignment of our executive compensation programs with the long-term economic interests of stockholders

•	Competitiveness of compensation within the markets in which Phillips 66 competes for talent

•	Retention of top talent and CEO and Senior Officer succession planning

One of the Compensation Committee’s responsibilities is to assist the Board in its oversight of the integrity of the Company’s “Compensation Discussion and Analysis” beginning on page 24. The report on page 22 summarizes certain of the Compensation Committee’s activities concerning compensation earned during 2013 by our Named Executive Officers who are identified on page 24.

A complete listing of the authority and responsibilities of the Compensation Committee is set forth in the written charter adopted by the Board of Directors, which is available in the “Investors” section of our website under the caption “Governance.”

Members

The Compensation Committee consists of three members who meet all requirements for “non-employee,” “independent” and “outside” director status under the Securities Exchange Act of 1934, NYSE listing standards, and the Internal Revenue Code, respectively. The members of the Compensation Committee and the member to be designated as Chair, like the members and Chairs of all the Board committees, are reviewed annually by the Nominating Committee, which recommends committee appointments to the full Board. The Board of Directors has final approval of the committee structure of the Board.

Meetings

The Compensation Committee holds regularly scheduled meetings in association with each regular Board meeting and meets by teleconference between such meetings as necessary to discharge its duties. The Compensation Committee reserves time at each regularly scheduled meeting to review matters in executive session without management present except as specifically requested by the Compensation Committee. Additionally, the Committee meets jointly with the Lead Director, who is currently a member of the Compensation Committee, at least annually to evaluate the performance of the CEO. In 2013, the Compensation Committee had seven regularly scheduled meetings. More information regarding the Compensation Committee’s activities at such meetings can be found in the “Compensation Discussion and Analysis” beginning on page 24.

Continuous Improvement

The Compensation Committee is committed to a process of continuous improvement in exercising its responsibilities. To that end, the Compensation Committee:

•	Receives ongoing training regarding best practices for executive compensation

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Regularly reviews its responsibilities and governance practices in light of ongoing changes in the legal and regulatory arena and trends in corporate governance, which review is aided by the Company’s management and consultants, independent compensation consultants, and, when deemed appropriate, independent legal counsel

•	Annually reviews its charter and proposes any desired changes to the Board of Directors

•	Annually conducts a self-assessment of its performance that evaluates the effectiveness of the Committee’s actions and seeks ideas to improve its processes and oversight

•	Regularly reviews and assesses whether the Company’s executive compensation programs are having the desired effects and do not encourage an inappropriate level of risk

•	Regularly reviews all activities of the Committee, including self-assessment and compensation risk assessment, with the full Board of Directors

Human Resources and Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2013, none of our executive officers served as (1) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of another entity, one of whose executive officers served on the Compensation Committee, (2) a director of another entity, one of whose executive officers served on the Compensation Committee or (3) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of another entity, one of whose executive officers served as one of our directors. In addition, none of the members of the Compensation Committee (1) was an officer or employee of the Company or any of our subsidiaries during the year ended December 31, 2013, (2) was formerly an officer or employee of the Company or any of our subsidiaries, or (3) had any other relationship requiring disclosure under applicable rules.

Human Resources and Compensation Committee Report

Review with Management. The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” presented in this proxy statement beginning on page 24.

Discussions with Independent Executive Compensation Consultant. The Compensation Committee has discussed with Meridian Compensation Partners, LLC (Meridian), an independent executive compensation consulting firm, the executive compensation programs of the Company, as well as specific compensation decisions made by the Compensation Committee. Meridian was retained directly by the Compensation Committee, independent of the management of the Company. The Compensation Committee has received written disclosures from Meridian confirming no other work has been performed for the Company by Meridian, has discussed with Meridian its independence from Phillips 66, and believes Meridian to have been independent of management.

Recommendation to the Phillips 66 Board of Directors. Based on its review and discussions noted above, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in the Phillips 66 proxy statement on Schedule 14A and the Phillips 66 Annual Report on Form 10-K for the year ended December 31, 2013.

THE PHILLIPS 66 HUMAN RESOURCES

AND COMPENSATION COMMITTEE

J. Brian Ferguson, Chairman

Harold W. McGraw III

Glenn F. Tilton

Compensation Discussion and Analysis

The following compensation discussion and analysis, which we sometimes refer to as CD&A, provides an overview of the executive compensation programs and actions relating to the compensation of the CEO and the other Named Executive Officers, which we refer to as NEOs, for 2013. The NEOs are:

•	Greg C. Garland, Chairman of the Board and Chief Executive Officer

•	Paula A. Johnson, Executive Vice President, Legal, General Counsel and Corporate Secretary

•	Greg G. Maxwell, Executive Vice President, Finance and Chief Financial Officer

•	Tim G. Taylor, Executive Vice President, Commercial, Marketing, Transportation and Business Development

•	Lawrence M. Ziemba, Executive Vice President, Refining, Projects and Procurement

The Compensation Discussion and Analysis and Executive Compensation Tables are organized as follows:

Overview and Executive Summary

Our Business—A Unique Brand

Phillips 66 is a growing energy manufacturing and logistics company and the only downstream company to combine high-performing Midstream, Chemicals, Refining, and Marketing and Specialties businesses. This integrated portfolio enables Phillips 66 to capture opportunities in the changing energy landscape. We have approximately 13,500 employees worldwide who are committed to safety and operating excellence.

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Our Midstream segment comprises Phillips 66’s transportation business, including operations of Phillips 66 Partners LP, our master limited partnership that completed its initial public offering in July 2013; a 50 percent interest in DCP Midstream, LLC, which we refer to as DCP Midstream; and natural gas liquids, which are sometimes referred to as NGL, operations. DCP Midstream is one of the largest NGL producers and natural gas gatherers and processors in the United States, with 67,000 miles of pipeline, 64 plants and 12 NGL fractionators.

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We conduct our Chemicals business through a 50 percent interest in Chevron Phillips Chemical Company LLC, which we refer to as CPChem, one of the world’s top producers of olefins and polyolefins with more than 33 billion pounds of net annual chemicals processing capacity across its product lines.

•	Our Refining operations include 15 refineries with a net crude oil capacity of 2.2 million barrels per day.

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Our Marketing and Specialties segment includes 10,000 owned or supplied outlets, lubricants marketing in more than 65 countries, and other specialty products including petroleum coke, waxes, solvents, polypropylene, and, for the periods covered in the CD&A, flow improvers.

Our Approach to Executive Compensation—Driving Performance

Our compensation programs support our corporate vision of providing energy and improving lives. Our programs are aligned with key elements of our corporate strategy. Important tenets of our approach include:

•	We ensure executive compensation drives behaviors and actions consistent with stockholder interests, prudent risk-taking and long-term perspective.

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We believe our compensation programs play an important role in our employee value proposition. They provide a competitive advantage to help the Company attract, retain, motivate, and reward high-performing executive talent, as well as support succession planning.

•	We pay for performance. Executives have a significant portion of compensation tied to the achievement of annual and long-term goals that promote stockholder value creation.

•	We target and award reasonable and competitive compensation levels, generally aligned with market median levels but allow for differentiation based on performance.

•	We emphasize stock ownership. Executives are required to maintain a multiple of their annual base salary in Company stock.

•	We provide executives the same group benefit programs as we provide other employees, on substantially the same terms.

•	We limit executive perquisites to items that serve a reasonable business purpose.

2013 Company Performance—A Year of Growth

Our corporate strategic priorities to achieving our vision are:

•	Continuously improve operating excellence

•	Enhance returns on capital

•	Deliver profitable growth

•	Grow stockholder distributions

•	Build a high-performing organization

In 2013, we focused our goals on these strategies and accomplished the following results:

2013 Performance Highlights
Continuously Improve Operating Excellence(1)

—   Controllable costs per barrel 23 percent below downstream peer company average

—   Refining capacity utilization of 93 percent; 22 percent reduction in lost profit opportunities

—   Combined Total Recordable Rate (TRR) of 0.22; 57 percent better than industry average

—   Combined Lost Workday Case Rate (LWCR) of 0.05; 76 percent better than industry average

—   Process Safety Event (PSE) Rate of 0.05; 69 percent better than industry average

Enhance Returns on Capital

—   Return on Capital Employed (ROCE) of 14 percent

—   Refining, CPChem and DCP Midstream led their respective peer groups in ROCE

—   Expanded access to advantaged feedstocks and optimized crude slates / completed receipt of 2,000 railcars to transport advantaged crudes

—   Portfolio rationalization (ICHP, E-GasTM)

Deliver Profitable Growth

—   Successfully completed Phillips 66 Partners LP initial public offering

—   Implementing organic midstream growth program of $3 billion, including Sweeny fractionator and Freeport LPG export facility

—   DCP Midstream—$6 to $8 billion capital program targeted to deliver 4 to 6 percent annual earnings growth

—   CPChem—$7 to $8 billion capital program targeted to deliver 30 percent earnings growth by 2017

Grow Stockholder Distributions

—   Total Stockholder Return(2) (TSR) of 48 percent in 2013 / TSR of 143 percent since spin-off

—   Phillips 66 Partners LP TSR of 66 percent

—   Dividend increase of 56 percent in 2013

—   Total stock repurchase program of $5 billion authorized: 37 million shares purchased in 2013

—   Debt repayments of $1 billion in 2013

Build a High-Performing Organization

—   Drove performance-based culture through strong accountability and compensation programs aligned with corporate strategy

—   Enhanced leadership development and strategic workforce planning to broaden leadership and organizational capabilities and deepen critical skills

—   Invested in diverse talent bench capable of delivering superior results consistent with stockholder interests

—   Continued execution of robust and rigorous succession plan in support of Company growth strategy

(1)	Safety statistics are based on latest available industry data
(2)	TSR is calculated using closing stock price on the first and last day of the performance period and assumes dividend reinvestment

The Compensation Committee considered these safety, financial, and operational results in determining the corporate payout levels for our performance-based compensation programs. Based on these levels of performance, the Compensation Committee approved a 175 percent of target payout level for the Variable Cash Incentive Program, which we refer to as VCIP.

Likewise, the Compensation Committee considered the Company’s Return on Capital Employed and Total Stockholder Return for the period from May 1, 2012 to December 31, 2013 when determining the 170 percent of target payout for the remaining 20 months of the Performance Share Program 2011-2013. We refer to a Performance Share Program as a PSP.

Further details on the rationale for payout decisions are included under “Targets and Payouts for Compensation Elements” beginning on page 31.

2013 Corporate Governance Highlights

The following summarizes significant actions taken in 2013:

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We changed the composition of the Long-Term Incentive compensation program to include Restricted Stock Units, which we refer to as RSUs, in addition to Stock Options and the PSP. The Compensation Committee believes this mix is aligned with our compensation philosophy, appropriate given the cyclical nature of our business and supports executive retention.

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We amended the Key Employee Change in Control Severance Plan (CICSP) to include a “double trigger” vesting requirement for equity awards. This aligns our program with best practices and the long-term interests of our stockholders by requiring a change in control and a qualified termination before equity awards vest.

•

Stockholders approved the 2013 Omnibus Stock and Performance Incentive Plan of Phillips 66. This provided stockholders an opportunity to understand and vote on how the Company uses equity and cash-based awards to differentiate for performance, retain top talent and drive behaviors and actions.

•	We updated all programs to include robust clawback provisions.

•

We removed Total Stockholder Return from the list of formulaic metrics in the VCIP, for program years beginning 2014 and forward. Eliminating this metric from the annual incentive while maintaining it as a metric for long-term incentives is in line with good governance practices and market trends. It focuses the short-term corporate program and payouts on operational metrics, provides a greater line of sight for employees and drives employee ownership of the results.

•

The Compensation Committee reviewed and confirmed our primary and broad industry peer groups to ensure we are measuring Phillips 66 against the appropriate mix of companies: those with similar scope and scale of operations, in similar industries, and with which we compete for talent and capital.

•	The Compensation Committee reviewed the risk assessment of our compensation programs and practices to ensure that appropriate risk mitigation controls were in place.

2013 “Say-on-Pay” Vote Result and Engagement

Our Compensation Committee carefully considered the results of our first Say-on-Pay vote on NEO compensation in May 2013, in which more than 87 percent of votes cast affirmed support for the compensation of our NEOs as described in our 2013 proxy statement. The Compensation Committee interpreted this level of support as affirmation by stockholders of the design and overall execution of our programs. The voting process also provided valuable feedback on certain features the Committee continued to evaluate in 2013.

We maintain open communications with our investor community on many matters, including executive compensation. While these avenues of communication yielded no major concerns regarding our executive compensation philosophy or design, the Committee approved the following changes, in addition to the ones outlined on page 27, in response to stockholders’ feedback.

•

This proxy statement includes additional disclosures regarding executive performance and the targets and criteria driving 2013 VCIP and long-term incentive payout decisions. This information confirms our philosophy to align payouts with stockholder interests and demonstrates the close link between pay and performance for our compensation programs.

•

Individual performance adjustments will be considered at the beginning of the performance period for the PSP starting with the 2014 - 2016 program. Starting with that program, the Committee will no longer make any individual adjustments at the end of the performance period. This enhancement strengthens the link between pay and performance while maintaining a critical retention element for top talent.

We will continue to engage our stockholders and monitor Say-on-Pay results to facilitate continuous program enhancement. We will continue to offer compensation programs that drive the right behaviors and actions and deliver long-term value to our stockholders. Consistent with the preference expressed by our stockholders at last year’s annual meeting, we will hold annual Say-on-Pay votes.

Summary of Best Practices

In conjunction with our corporate strategy, executive compensation philosophy, program design and stockholder feedback, Phillips 66 includes the following best practices in our executive compensation programs:

	WE DO ...		WE DO NOT ...
✓	Target the majority of NEO compensation to be performance based	✗	Pay or accrue dividends during the performance period on PSP targets
✓	Comprise our Compensation Committee solely of independent directors and empower the Committee to retain an independent consultant	✗	Provide tax gross-ups under the CICSP to our NEOs
✓	Apply multiple performance metrics aligned with our corporate strategy to measure our performance	✗	Reprice Stock Options without stockholder approval
✓	Include absolute and relative metrics in our Long-Term Incentive programs	✗	Price Stock Options below grant date fair market value
✓	Link NEO compensation to stockholder value creation by having a significant portion of compensation at risk	✗	Allow share recycling for Stock Options
✓	Cap maximum payouts (number of shares) under our equity programs	✗	Have evergreen provisions in our active equity plans
✓	Employ a “double trigger” for severance benefits and equity awards under our CICSP	✗	Allow hedging or pledging of shares of Phillips 66 stock and we limit executive trading of Company stock
✓	Require a minimum one-year vesting period for Stock Option awards	✗	Allow transfer of equity awards (except in the case of death)
✓	Have a minimum one-year vesting period for stock awards	✗	Provide separate supplemental executive retirement benefits for individual NEOs
✓	Maintain stock ownership guidelines for executives	✗	Have excessive perquisites
✓	Balance, monitor and manage compensation risk through regular assessments and robust clawback provisions	✗	Maintain individual change in control agreements
✓	Intend to qualify payments under our VCIP, RSU and PSP programs for deductions under IRC Section 162(m)	✗	Have an employment agreement with the CEO
✓	Have a Say-on-Pay vote annually

Elements of Compensation

The principal elements of our executive compensation programs are presented in summary format below and explained further in the sections that follow.

Type	Program	Description / Purpose
Annual Cash Compensation	Base Salary

•   Provides base level of cash compensation

•   Based on scope and responsibility of the position, peer compensation data, and individual experience, expertise and performance

•   Reviewed regularly and adjusted, if and when appropriate

	Variable Cash Incentive Program (VCIP)	• Performance-based award tied to corporate and individual performance • Aligns behaviors and actions with stockholder interests and rewards achievement of annual performance goals
Long-Term Incentives (LTI)	Performance Share Program (PSP)	• 75% of target LTI incentives granted on an annual basis are performance-based (25% Stock Options and 50% Performance Share Units) • Value realized subject to stock price performance
Stock Options*
	Restricted Stock Units (RSUs)	• Full-value award tied to stock price performance • Supports executive retention

*	The Compensation Committee believes that Stock Options are inherently performance-based, as options have no initial value and grantees only realize benefits if the value of our stock increases following the date of grant. This practice aligns our CEO and Senior Officer compensation with stockholder interests.

In 2013 the Compensation Committee changed the composition of the Long-Term Incentive compensation targets. We refer to Long-Term Incentives as LTI. Beginning in 2013, the components of target LTI compensation are:

•	50% Performance Share Units

•	25% Stock Options

•	25% Restricted Stock Units

The Committee believes this mix is aligned with our compensation philosophy, reflects the cyclical nature of our business and supports executive retention.

Target Mix

The target mix of the compensation program elements for the CEO and other NEOs is shown below. The charts outline the relative size, in percentage terms, of each element of targeted compensation.

Significant Pay at Risk

Consistent with our compensation philosophy that executive compensation should be tied to Company performance and directly linked with stockholder value creation, a significant portion of NEO compensation is at risk and based on performance metrics tied to our corporate strategy. “At risk” means there is no guarantee that the value of the awards at the time of grant will be realized. The Compensation Committee has complete authority to limit and even award zero percent for the performance-based payouts and individual performance adjustments under the VCIP and PSP based on the Committee’s evaluation of performance. Stock Options can expire with zero value if the Company stock price does not appreciate above the grant date price over the 10-year life of the options. RSUs may lose value depending on stock price performance. Therefore, for NEOs to earn and sustain competitive compensation, the Company must meet its stated goals, perform well relative to peers and deliver market-competitive returns to stockholders.

Targets and Payouts for Compensation Elements

Peer Group

When determining how to benchmark our executive compensation program, the Compensation Committee took into consideration that Phillips 66 has no direct peers to use for reference in evaluating whether our executive compensation program offers competitive total compensation opportunities and reflects best practices in plan design. As a result, the Compensation Committee established three peer groups reflecting our diverse businesses.

The primary peer group consists of integrated oil companies with significant downstream operations, independent downstream companies with similar scope and scale (mainly in refining) and a chemical company. We will continue to evaluate potential peers regularly in light of changes in market conditions, business restructuring within the industry and changes in our business portfolio—resulting, for example, in the growth of our Midstream and Chemicals segments. Our primary peer group consists of the following companies:

Primary Peer Group
BP plc	Marathon Petroleum Corporation
Chevron Corporation	Tesoro Corporation
Dow Chemical Company	Valero Energy Corporation

The primary peer group is supplemented by a broad industry group representing large industrial companies with significant capital investments and international operations and against which we compete for talent. At the time this supplemental peer group was last reviewed, we were, in comparison to this group, in the 51st percentile in terms of assets, the 43rd percentile in terms of market value and the 100th percentile in terms of revenue.

The broad industry peer group consists of the following twenty companies:

Broad Industry Peer Group
3M Company	Johnson & Johnson
Archer Daniels Midland	Johnson Controls, Inc.
The Boeing Company	Northrop Grumman Corporation
Caterpillar Inc	Procter & Gamble Company
Deere & Company	Sprint Nextel Corporation
E.I. du Pont de Nemours and Company	Sysco Corporation
FedEx Corporation	Tyson Foods, Inc.
Ford Motor Company	United Parcel Service, Inc.
General Dynamics Corporation	United Technologies Corp.
Honeywell International Inc	Verizon Communications Inc.

In addition to these groups, we also benchmark our TSR against the companies included in the S&P 100 index, as these are the companies with which we compete for capital in the broader market.

The Compensation Committee considers the median levels of compensation among these peer groups for reference in developing targeted levels of compensation for the NEOs. The following chart summarizes how we used each of these three groups for benchmarking our compensation programs in 2013:

Compensation Programs	Peer Group Types
	Primary	Broad Industry	S&P 100
Variable Cash Incentive Program (VCIP)	✓		✓(TSR only)
Performance Share Program (PSP)	✓		✓ (TSR only)
Total Target Compensation	✓	✓

For VCIP programs beginning in 2014 and forward, the Committee has removed TSR from the formulaic corporate metrics. The elimination of TSR is consistent with leading governance practices, focuses the VCIP program on internal metrics, increases the line of sight between executives’ responsibilities and performance goals and drives employee ownership of performance results. TSR remains a corporate metric in our PSP.

Base Salary

Base salary is designed to provide a competitive and set rate of pay recognizing employees’ different levels of responsibility and performance. As the majority of our NEO compensation is performance-based and tied to long-term programs, base salary represents a less significant component of such compensation. In setting each NEO’s base salary, the Compensation Committee considers factors including, but not limited to, the responsibility level for the position held, market data from the relevant peer group for comparable roles, experience and expertise, individual performance and business results.

Below is a summary of the annualized base salary for each NEO for 2013. Because these amounts reflect each NEO’s annualized salary as of the dates indicated, this information may vary from the information provided in the “Summary Compensation Table” on page 45, which reflects actual base salary earnings in 2013, including the effect of salary changes during the year.

Name	Position	Base Salary effective March 1, 2013 ($)(1)	Base Salary effective May 1, 2013 ($)
Mr. Garland	Chairman of the Board and Chief Executive Officer	1,450,000	1,450,000
Ms. Johnson	Executive Vice President, Legal, General Counsel and Corporate Secretary	450,912	530,016
Mr. Maxwell	Executive Vice President, Finance and Chief Financial Officer	612,384	650,016
Mr. Taylor	Executive Vice President, Commercial, Marketing, Transportation and Business Development	695,232	735,000
Mr. Ziemba	Executive Vice President, Refining, Projects and Procurement	590,256	650,016

(1)

Base salary on March 1, 2013 reflects the effects of the merit adjustment made on that date under a broad-based program for Phillips 66 employees. The salaries on January 1, 2013 for Mr. Garland, Ms. Johnson and Messrs. Maxwell, Taylor and Ziemba were $1,400,000, $435,651, $588,825, $668,479 and $570,286, respectively.

Mr. Garland, Ms. Johnson and Messrs. Maxwell, Taylor and Ziemba received base salary increases effective March 1, 2013, as part of the annual merit increase cycle for all employees. Ms. Johnson and Messrs Maxwell, Taylor and Ziemba received grade promotions, effective May 1, 2013, related to their established performance in new roles since our spin-off. The promotions prompted several actions, including additional salary adjustments, target VCIP increases and supplemental performance plan awards. The Compensation Committee determined these additional adjustments were appropriate to maintain competitiveness in the market and recognize the level of commitment demonstrated during our first full year as an independent company.

Variable Cash Incentive Program

The VCIP, which is our annual incentive program, is designed to:

•	Reward annual performance achievements

•	Align corporate, business and individual goals with stockholder interests and Company strategy

•	Drive behaviors and actions consistent with stockholder interests

•	Provide variability and differentiation based on corporate, business and individual performance

Each NEO’s base VCIP award is tied solely to corporate performance. We believe this is in the best interests of stockholders as it promotes collaboration across the organization.

The annual payout for NEOs is delivered as a cash bonus and is calculated as follows:

Eligible Earnings	x	Target Percentage	x	Corporate Payout Percentage	+	Individual Adjustments

For 2013, the Compensation Committee used the following metrics, aligned with our Company strategy, to evaluate corporate performance under the VCIP. This mix of financial and operational metrics ensures a balanced view of Company performance.

Metric	Corporate Weighting	Rationale
Safety, Process Safety and Operating Excellence	20%	Aligns payout with strategic focus on operating excellence
Cost Management	20%	Measures effective cost management versus internal targets
Adjusted Earnings	20%	Evaluates the Company’s performance relative to target, including response to market changes
Return on Capital Employed (ROCE)	20%	Measures capital responsibility and discipline against internal targets and compared to industry benchmarks
Total Stockholder Return (TSR) (1)	20%	Maintains strategic focus on profitable growth and stockholder distributions

(1)	For VCIP programs beginning in 2014 and forward, the Committee has removed TSR from the formulaic corporate metrics and adjusted the weighting (25% each) of the remaining metrics.

For 2013, the Compensation Committee considered the following corporate performance against stated targets in determining VCIP payments to the NEOs. The results of each metric are outlined in the charts below and a payout factor is applied to the relative weighting.

Generally, target performance results in 100 percent payout of target bonus opportunity. Less-than-target performance will normally result in a payout between zero and 99 percent of target. Greater-than-target performance generally results in a payout between 100 percent of target and the maximum 200 percent, before individual adjustment.

What We Measure	How We Measure It(1)	How We Did	Results	Payout %	Weight %	Corporate Payout %
Safety, Process Safety and Operating Excellence (2)	Combined TRR 0.51 0.22 Combined LWCR 0.21 0.05 PSE Rate 0.16 0.05 Capacity Utilization (3) 88% 93%		• 57 percent better than industry average • Lowest number of injuries in Company history • 76 percent better than industry average • 17 percent reduction from 2012 • 69 percent better than industry average • 20 percent reduction from 2012 • Expanded access to advantaged crude slates • 5 percent higher than industry average	190%	20%	38%
Cost Management (millions)	$5,682	$5,547	• VCIP Costs per Barrel—23 percent below downstream peer average—1st in peer group • VCIP Controllable Costs*- 2.4 percent below target	200%	20%	40%
Adjusted Earnings (millions)	$3,862	$3,908	• Strong earnings in challenging margin environment—VCIP Earnings* of $3,908 • Generated $6 billion in cash from operations	125%	20%	25%
ROCE	WACC 9.8% Stretch Target 14.3%	15.4%	• 1st in peer group in VCIP ROCE* • 5.6 percentage points above Weighted Average Cost of Capital (WACC)	200%	20%	40%
TSR (4)	Relative to Peer Group	60th percentile	• TSR of 42.2 percent • $3.1 billion returned to stockholders through dividends and share repurchases • Increased dividend 56 percent	160%	20%	32%
Total Corporate Payout					100%	175%

*

These terms are non-GAAP financial measures that we believe facilitate comparisons of Company performance across periods. Please see Appendix B for rationales for the use of these measures, reconciliations to the nearest GAAP financial measures and explanations of how we calculate them.

(1)	Target is generally defined as industry average for Safety, Process Safety and Operating Excellence metrics, budget for Cost Management and Adjusted Earnings metrics and WACC for ROCE.
(2)	Safety statistics are based on latest available industry data.
(3)	Capacity utilization rates for industry are based on latest available industry data through November 2013.
(4)	TSR is calculated based on 20-day average of stock closing prices and assumes dividend reinvestment.

The Compensation Committee also considered the totality of each NEO’s individual contribution to achieving these results in determining individual adjustments to corporate performance outcomes for both VCIP and PSP 2011—2013. Below is a summary of the 2013 individual performance highlights for each NEO.

2013 NEO Performance Highlights
Mr. Garland

•  Best in class safety performance, process safety and operational excellence negatively impacted by a serious incident

•  Implementation of value creation strategies that drove significant stockholder value creation

•  Enhanced returns through disciplined cost management and strategic capital spend

Ms. Johnson	• Strategic legal support for acquisitions, dispositions and MLP IPO • Outstanding management of litigation matters
Mr. Maxwell	• Excellent cash and balance sheet management, as reflected by peer-leading ROCE • Strong Enterprise Risk Management • Strategic support of MLP IPO
Mr. Taylor	• Designed, developed and executed MLP IPO • Effective portfolio management (ICHP / E-Gas) • Implementation of strategic capital projects to capture future growth opportunities
Mr. Ziemba

•  Best in class safety performance, process safety and operational excellence negatively impacted by a serious incident

•  Enhanced returns by expanding access to advantaged feedstocks and optimizing crude slates

•  Implementation of strategic initiatives to increase export capacity

Based on Company and individual results, the Compensation Committee approved individual performance adjustments of between 15 percent and 40 percent for each of our NEOs as noted in the table below.

Name	Target VCIP Percentage	Corporate Payout Percentage	Individual Performance Adjustment Percentage(2)	Total Payout ($)
Mr. Garland	150%	175%	15%	4,108,750
Ms. Johnson[1]	75%	175%	20%	732,865
Mr. Maxwell[1]	82%	175%	20%	1,013,039
Mr. Taylor[1]	82%	175%	40%	1,264,574
Mr. Ziemba[1]	82%	175%	20%	1,002,202

(1)	Target percentages are weighted to reflect promotions and / or merit increases during 2013.

(2)	Individual performance adjustments are attributable to the Compensation Committee’s assessment of NEO individual performance described above.

Long-Term Incentive Programs

Our long-term incentive programs are designed to:

•	Align corporate, business and individual goals with stockholder interests and Company strategy and vision

•	Drive behaviors and actions consistent with stockholder interests

•	Encourage prudent risk taking and long-term perspective

•	Support retention of high-performing talent and succession planning

In 2013 we adjusted our long-term incentive program to include RSUs. Our programs deliver 50 percent of long-term target value in the form of Performance Share Units through the PSP, 25 percent in the form of Stock Options and 25 percent in the form of RSUs. We believe this mix of awards is aligned with our compensation philosophy, reflects the cyclical nature of our business, promotes retention of our high-performing talent and supports succession planning.

Long-Term Incentive (LTI) Targets

The table below summarizes the annualized LTI targets for the NEOs for 2013. The Company benchmarks compensation across the peer groups described earlier and establishes multiples of base salary tied to the median LTI opportunities for similar roles at peer organizations. The values in the table below are based on these multiples applied to the executives’ salaries as of December 31, 2012, prior to the February 2013 LTI grants. The amounts shown do not reflect any promotional, individual or merit adjustments during the year and may not match the accounting values presented in the “Grants of Plan Based Awards” table on page 48:

Name	Performance Share Program Target ($)	Stock Option Target ($)	Restricted Stock Unit Target ($)	Total Long- Term Incentive Target ($)
Mr. Garland	4,620,000	2,310,000	2,310,000	9,240,000
Ms. Johnson	400,799	200,399	200,399	801,597
Mr. Maxwell	824,355	412,178	412,178	1,648,711
Mr. Taylor	935,871	467,935	467,935	1,871,741
Mr. Ziemba	798,400	399,200	399,200	1,596,800

Performance Share Program (PSP)

Through the PSP, a significant portion of NEO compensation is tied to Company and individual performance over a three-year period, which is evaluated by the Compensation Committee when determining payouts. Each year, the Compensation Committee establishes metrics that will be used to evaluate Company performance relative to internal performance goals as well as appropriate peer groups for the following three years. There are three PSP programs in progress at any point in time.

The Compensation Committee uses corporate performance in relation to performance goals and benchmarks when determining award payouts. Payouts can range from 0-200 percent of target opportunity. Generally target or peer median performance results in a payout equal to 100 percent of target opportunity. Performance below target or peer median performance normally results in a payout between 0 and 99 percent of target opportunity. Performance greater than target or peer median performance generally results in a payout between 100 percent and the maximum 200 percent of target opportunity.

In addition, the Compensation Committee can apply performance adjustments of +/- 50 percent based on individual performance. The maximum payout inclusive of Company and individual performance adjustments is capped at 200 percent of target. Targets are prorated for changes in salary grade level during the relevant performance period. The CEO provides input on individual adjustments for all NEOs (other than himself).

For PSP programs with performance periods beginning in 2014, the program has been changed to apply individual performance adjustments to targets at the beginning of the period. The Committee believes this change to the program further strengthens the link between executive pay and Company performance, drives the right behaviors and actions and promotes stockholder value creation by putting the corporate and individual performance target for NEOs “at risk” during the three-year performance period.

The number of target units is determined based on the fair market value of Company stock on the last trading day of the year prior to the beginning of the performance period. This stock price is discounted for dividend equivalents that will not be paid or accrued during the performance period.

In 2013 the Compensation Committee approved the PSP program for the performance period 2013—2015. The table below summarizes the PSP programs in effect during 2013:

Program	Metrics	Program Terms
PSP 2011—2013 (20 months)	50% ROCE 50% TSR	Payouts restricted for 5 years following performance period per established terms and conditions
PSP 2012—2014
PSP 2013—2015		Paid in cash at the end of the performance period

The Committee believes that maintaining a balance between internal and relative metrics in the long-term incentive programs drives the right behaviors. Return on Capital Employed, which we refer to as ROCE, measures the efficiency of our capital program and TSR measures stockholder value creation during the performance period.

PSP 2011—2013 Payout (20 months)

For 2013, the Compensation Committee considered the following results when approving the payout for PSP 2011—2013.

*	2012—2013 period

**	Beginning May 1, 2012, the first day of regular way trading. TSR is calculated based on the 20-day average of stock closing prices and assumes dividend reinvestment.

When determining payouts under PSP programs, the Compensation Committee evaluates TSR performance by comparing the performance of our stock price to the performance of our primary peers (excluding BP and Chevron) as well as the performance of the S&P 100 index. BP and Chevron are not included in the TSR analysis because of the effect of their upstream operations on their stock price. The Compensation Committee evaluates the quality of the results as well as our proximity to peers’ TSR and exercises judgment generally within the parameters outlined below:

TSR Percentile Ranking	TSR Payout Range
75+	150% -200%
60 - 74	125% -175%
40 - 59	50% - 150%
25 - 39	25% - 100%
0 - 24	0% - 50%

To evaluate ROCE performance, the Compensation Committee compares Company results to stated internal benchmarks and our primary peer group to determine payouts.

The Compensation Committee evaluated the results below when determining the payout for the PSP 2011—2013 performance period:

What We Measure	How We Measure It	How We Did	Results	Payout %	Weight %	Corporate Payout %
Return on Capital Employed	WACC 9.3% Stretch Target 14.4%	18.5%	• 9.2 percentage points above WACC • 59 percent higher than peer company average	190%	50%	95%
Total Stockholder Return	Relative to Peer Group	138.4%	• 60th percentile • 35 percent higher than peer company average	150%	50%	75%
Total Corporate Payout					100%	170%

Accordingly, the Committee approved the following payouts for each NEO for PSP 2011—2013:

Name	Target Shares (#)	Corporate Payout Percentage	Individual Performance Adjustment(1)	Total Shares (#)
Mr. Garland	93,200	170%	15.00%	182,206
Ms. Johnson	10,212	170%	15.00%	19,964
Mr. Maxwell	17,829	170%	15.00%	34,856
Mr. Taylor	21,236	170%	17.65%	42,472
Mr. Ziemba	16,945	170%	15.00%	33,127

(1)	Individual performance adjustments are attributable to the Compensation Committee’s assessment of NEO individual performance described above.

PSP 2013—2015 Targets

The Compensation Committee approved the following targets for each NEO for the 2013—2015 performance period. The total target units are based on each executive’s base salary, the executive’s target percentage and Phillips 66 stock price (less anticipated ordinary cash dividends during the performance period) on December 31, 2012. The payout for the 2013—2015 performance period will generally range from 0 to 200 percent of the total target units below, depending on Company and individual performance during this period. These values do not reflect promotional adjustments and may not match the accounting values presented in the “Grants of Plan Based Awards” table on page 48:

Name	Total Target Units (#)
Mr. Garland	96,129
Ms. Johnson	8,339
Mr. Maxwell	17,152
Mr. Taylor	19,472
Mr. Ziemba	16,612

Stock Option Program

Twenty-five percent of LTI target value is delivered to executives in the form of Stock Options. These are inherently performance-based as the stock price must increase before the executive can realize any gain. We believe Stock Options drive behaviors and actions that enhance stockholder value.

Generally, Stock Options are granted in February each year. The option value is based on the Black-Scholes-Merton model. The exercise price of Stock Options is set at 100 percent of the fair market value of our common stock on the date of grant. Stock Options granted to our NEOs in February 2013 vest ratably over a three-year period and have a ten-year term. These Stock Options do not have voting rights or entitle the holder to receive dividends. The Compensation Committee assesses the individual performance of each NEO, and based on that assessment may adjust an award by +/- 30 percent of the target grant amount. The CEO provides input on the grant amounts and individual performance adjustments on all NEOs (other than himself). The Compensation Committee evaluates the individual performance of the CEO.

Stock Options that were granted to our NEOs in February 2013 are summarized in the following table:

Name	Total Options (1) (#)
Mr. Garland	158,500
Ms. Johnson	12,000
Mr. Maxwell	24,600
Mr. Taylor	32,100
Mr. Ziemba	23,900

(1)

Total options granted include individual performance adjustments for each of Messrs. Garland and Taylor of 15% of target. The Compensation Committee considered the 2012 Company performance when determining these individual adjustments.

Restricted Stock Units (RSUs)

In 2013, for the first time, 25 percent of LTI target value was delivered to executives in the form of RSUs. The Compensation Committee believes the addition of RSUs to our LTI program enhances the overall compensation mix for our executives by:

•	Driving the right behaviors and actions consistent with creating stockholder value

•	Providing diversification of compensation in recognition of the cyclical nature of our industry

•	Resulting in actual share ownership aligned with our stock ownership guidelines

•	Supporting executive retention

RSUs are typically granted in February each year. The number of units is determined based on the fair market value of Company stock on the date of grant. RSUs awarded to our NEOs in February 2013 cliff vest at the end of the three-year holding period and are delivered to the NEOs in the form of unrestricted Company stock. These RSUs do not carry voting rights but do generate dividend equivalents during the holding period. The Compensation Committee assesses the individual performance of each NEO, and based on that assessment may adjust an award by +/- 30 percent of the target grant amount. The CEO provides input regarding awards made to all NEOs (other than himself). The Compensation Committee evaluates the individual performance of the CEO.

RSUs that were granted to our NEOs in February 2013 are summarized below:

Name	Total RSUs Granted (1) (#)
Mr. Garland	42,730
Ms. Johnson	4,191
Mr. Maxwell	8,619
Mr. Taylor	9,785
Mr. Ziemba	6,422

(1)

Total RSUs granted include individual performance adjustments for Mr. Garland, Ms. Johnson and Messrs. Maxwell and Taylor of 15%, 30%, 30% and 30% of target, respectively. The Compensation Committee considered the 2012 Company performance when determining these individual adjustments.

Other Benefits and Perquisites

Below is a summary of other compensation elements available to our NEOs in addition to the five main programs described above:

Broad-Based Employee Benefit Programs: NEOs participate in the same basic benefits package available to our other U.S. salaried employees. This package includes qualified pension; 401(k) plan; medical, dental, vision, life, and accident insurance plans, as well as flexible spending arrangements for health care and dependent care expenses; and our matching gift program.

Comprehensive Security Program: The Board has adopted a comprehensive security program to address the increased security risks for certain senior executives. Mr. Garland is the only NEO currently designated by the Board as requiring increased security under this program. This program allows for certain additional security measures in specific situations when the senior executive is traveling by car or airplane on Company business. An additional security review of the NEO’s personal residence is also included. Any additional costs to the Company for these activities are imputed to the NEO as Other Income and included in the “Summary Compensation Table” on page 45.

Executive Retirement Plans: We maintain the following supplemental retirement plans for our NEOs.

•

Voluntary Deferred Compensation Plan—This plan (the Phillips 66 Key Employee Deferred Compensation Plan, which we refer to as the KEDCP) provides tax-efficient retirement savings by allowing executives to voluntarily defer both the receipt and taxation of a portion of their base salary and annual bonus until a specified date or when they leave the Company. Further information on the KEDCP is provided in the “Nonqualified Deferred Compensation” table beginning on page 55.

•

Defined Contribution Restoration Plan—This plan (the Phillips 66 Defined Contribution Make-Up Plan, which we refer to as the DCMP) restores benefits capped under our qualified defined contribution plan due to Internal Revenue Code limits. Further information on the DCMP is provided in the “Nonqualified Deferred Compensation” table beginning on page 55.

•

Defined Benefit Restoration Plan—This plan (the Phillips 66 Key Employee Supplemental Retirement Plan, which we refer to as the KESRP) restores Company-sponsored benefits capped under the qualified defined benefit pension plan due to Internal Revenue Code limits. Further information on the KESRP is provided in the “Pension Benefits as of December 31, 2013” table beginning on page 53.

Executive Life Insurance: We provide life insurance policies on all U.S.-based employees with a face value approximately equal to their annual base salary. For our NEOs, the face value of this coverage is approximately twice their annual base salary.

Executive Severance and Change in Control Plans: We do not maintain individual severance or change in control agreements with our executives. However, we maintain the Phillips 66 Executive Severance Plan and the Phillips 66 Key Employee Change in Control Severance Plan, which we refer to as the CICSP, to accomplish several specific objectives, including:

•	Ensuring stockholder interests are protected during business transactions by providing benefits that promote senior management stability

•	Providing and preserving an economic motivation for participating executives to consider a business combination that might result in an executive’s job loss

•	Competing effectively in attracting and retaining executives in an industry that features frequent acquisitions and divestitures

Executives may not participate in both plans as a result of the same severance event. Among other benefits, the Executive Severance Plan provides a payment equal to one and one-half or two times the executive’s base salary, depending on salary grade level, if he or she is involuntarily terminated without cause. The CICSP provides a payment equal to two or three times the executive’s base salary, depending on salary grade level, if the executive is involuntarily terminated without cause in connection with a change in control or the executive terminates employment for good reason within two years after a change in control. This “double trigger” requirement is in the best interest of stockholders and is considered a best practice.

In 2013, the Compensation Committee approved an amendment to the CICSP that eliminates the early vesting or accelerated lapsing of any equity award unless an executive is involuntarily terminated without cause or terminates employment for good reason within two years of a change in control. This amendment ensures that an executive does not benefit from the CICSP unless the executive’s employment status is negatively impacted by a change in control event. In accordance with provisions of the plan, this change is effective for any change in control events that occur after October 2015.

Details of potential payments under these plans are outlined in the “Potential Payments upon Termination or Change in Control” section beginning on page 57. These plans do not provide any tax gross-up protections.

Personal Use of Company Aircraft: The primary purpose of our corporate aircraft is to facilitate Company business. In the course of conducting Company business, executives will occasionally invite a family member or other personal guest to travel with them to attend a meeting or function. The Company believes this is important and serves a business purpose. When this is deemed taxable to the executive, we provide further payments to reimburse the costs of the inclusion of this item in his or her taxable income.

Executive Compensation Governance

Clawback Provisions

Short- and long-term compensation, deferred compensation and nonqualified retirement benefits received by any executive are subject to clawback provisions in the event financial or other data is materially misstated due to negligence or misconduct on the part of the executive, as determined by the Compensation and Audit Committees.

Stock Ownership

The Compensation Committee believes stock ownership guidelines align executive performance with stockholder value creation and mitigate compensation risk. Each executive must own the following amounts of Phillips 66 common stock within five years from the date of program eligibility:

Executive Level	Salary Multiple
Chairman and CEO	6
Executive Vice President	4

RSUs, but not Stock Options or PSP targets, are included when determining the amount of stock owned by an executive. Compliance with the stock ownership guidelines is reviewed annually. All NEOs currently comply with these stock ownership guidelines or are on track to comply within the applicable five-year period.

Tax Considerations-Internal Revenue Code (IRC) Section 162(m)

IRC Section 162(m) generally limits the deductibility of compensation paid to the CEO and the three other highest-paid executive officers (other than the CFO) in any taxable year to $1 million unless compensation is performance-based and the performance criteria are approved by stockholders. The Compensation Committee considers this when making decisions and generally attempts to structure all elements of executive compensation to meet this exception. However, the Compensation Committee has the flexibility to design and maintain the executive compensation programs in a manner that is most beneficial overall to stockholders, including the payment of compensation that is subject to the deduction limits under IRC Section 162(m).

For 2013 the Compensation Committee believes it has taken the necessary steps intended to qualify payments made under the VCIP and awards made under the Long-Term Incentive programs (PSP and RSUs) as performance-based under IRC Section 162(m). Due to a technical error in administering its compliance with Section 162(m), the Company paid certain immaterial amounts under the VCIP for 2012 that were not deductible.

Trading Policies

Our insider trading policy prohibits all employees and directors from trading Company stock while in possession of material, non-publicly disclosed information. This policy requires executives and directors, as well as employees with regular access to insider information, to follow specific pre-clearance procedures before entering into transactions in our stock. Our policy prohibits hedging transactions related to our stock or pledging our stock, including any stock the executive or director may hold in excess of his or her stock ownership guideline requirements.

Independent Consultant

The Compensation Committee retains Meridian Compensation Partners, LLC as its independent executive compensation consultant. The Committee has evaluated whether Meridian’s work raised any conflict of interest and determined that no such conflict exists.

The primary role of this consultant is to advise the Committee on:

•	Our compensation programs and processes relative to external corporate governance standards

•	The appropriateness of our executive compensation programs in comparison to those of our peers

•	The efficacy of the compensation programs in accomplishing the objectives set by the Compensation Committee with respect to executives

Compensation Risk Assessment

The Compensation Committee oversees management’s risk assessment of all elements of our compensation programs, policies and practices for all employees. Management has concluded that our compensation programs, policies and practices are not reasonably likely to have a material adverse effect on the Company.

Executive Compensation Tables

The following tables and accompanying narrative disclosures provide information concerning total compensation earned by our CEO and other NEOs as of December 31, 2013 for services to Phillips 66 or any of our wholly-owned subsidiaries during 2013 and 2012 (May 1—December 31).

Summary Compensation Table

The following table summarizes the compensation for our NEOs for fiscal years 2013 and 2012 (since Company inception on May 1, 2012).

Name and Position	Year (1)	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)
Greg C. Garland, Chairman and CEO	2013	1,441,667	—	7,276,484	2,658,045	4,108,750	4,045,846	311,413	19,842,205
	2012	933,333	—	10,033,281	—	3,000,000	339,120	117,304	14,423,038
Paula A. Johnson, Executive Vice President and General Counsel	2013	501,105	—	1,671,395	201,240	732,865	280,204	75,173	3,461,982
	2012	285,684	—	709,400	—	483,973	130,272	32,771	1,642,100
Greg G. Maxwell, Executive Vice President and CFO	2013	633,546	—	1,899,948	412,542	1,013,039	74,263	130,368	4,163,706
	2012	389,231	—	1,511,779	—	727,064	47,295	104,655	2,780,024
Tim G. Taylor, Executive Vice President	2013	717,285	—	2,130,711	538,317	1,264,574	169,823	169,629	4,990,339
	2012	442,935	—	1,831,050	—	1,039,530	40,628	34,323	3,388,466
Lawrence M. Ziemba, Executive Vice President	2013	626,768	—	1,829,619	400,803	1,002,202	246,458	122,450	4,228,300
	2012	376,976	—	1,324,055	—	829,752	475,839	35,496	3,042,118

(1)	All amounts in this table reflect compensation received for 2013 and 2012—after our May 1, 2012 spin-off.

(2)	Includes any amounts that were voluntarily deferred under our Key Employee Deferred Compensation Plan.

(3)	Because our annual bonus program (VCIP) has mandatory performance measures that must be achieved before any payout can be made to our NEOs, VCIP payments are shown in the Non-Equity Incentive Plan Compensation column of the table rather than the Bonus column.

(4)	Amounts shown represent the aggregate grant date fair value of awards determined in accordance with U.S. generally accepted accounting principles (GAAP). Assumptions used in calculating these amounts are included in Note 19—Employee Benefit Plans in the Notes to Consolidated Financial Statements in our 2013 Annual Report on Form 10-K and attached as Appendix A to this proxy statement.

The amounts shown for stock awards are from our PSP, RSU program and for off-cycle awards. No off-cycle awards were granted to our NEOs during 2013. These include awards that are expected to be finalized as late as 2015. The amounts shown for awards from the PSP relate to performance periods that began in 2012 and 2013 and that end in 2013, 2014 and 2015.

Amounts shown, relating to PSP, are targets set for the PSP awards, because it is the probable outcome at the setting of the target for the applicable performance period that the target will be achieved consistent with the accounting treatment under FASB ASC Topic 718. If the maximum payout were used for the PSP awards, excluding any individual adjustments, the amounts shown relating to PSP would double, although the value of the actual payout would depend on the stock price at the time of the payout. If the minimum payout were used, the amounts for PSP awards would be reduced to zero. Actual payouts with regard to the targets set for the performance period that ended in 2013 were approved by the Compensation Committee at its February 2014 meeting. Those payouts were as follows (with values shown at fair market value on the date of payout): Mr. Garland, $13,165,295; Ms. Johnson, $1,442,499; Mr. Maxwell $2,518,520; Mr. Taylor, $3,068,814; and Mr. Ziemba, $2,393,591.

Awards under the PSP 2012-2014 are made in restricted stock units that will be forfeited if the NEO is terminated prior to the end of the escrow period set in the award (other than for death or following disability or after a change in control). The escrow period lasts five years from the grant of the award (which is in addition to the performance period) unless the NEO makes an election prior to the beginning of the program period to extend the escrow period until separation from service. In the case of termination due to death, layoff, or retirement after age 55 with five years of service, or after disability or a change in control, however, the escrow period ends at the exceptional termination event. In the event of termination due to layoff or retirement after age 55 with five years of service, restrictions lapse unless the NEO has elected to defer receipt of the stock until a later time.

Awards under the PSP 2013—2015 are made in cash at the end of the performance period and are forfeited if the NEO is terminated prior to the end of the performance period (other than for death or following disability or after a change in control). If the NEO retires after age 55 and with five years of service, the NEO is entitled to a prorated award for any ongoing program in which he or she participated for at least 12 months.

(5)	Amounts shown represent the aggregate grant date fair value of awards determined in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are included in Note 19—Employee Benefit Plans in the Notes to Consolidated Financial Statements in our 2013 Annual Report on Form 10-K and attached as Appendix A to this proxy statement.

(6)	These are amounts paid under our annual bonus program (VCIP) for 2013, including bonus amounts that were voluntarily deferred under our Key Employee Deferred Compensation Plan. See note (3) above. These amounts were paid in February 2014.

(7)	Reflects the actuarial increase in the present value of the benefits under our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Interest rate assumption changes have a significant impact on the pension values. There are no deferred compensation earnings reported in this column, as our nonqualified deferred compensation plans do not provide above-market or preferential earnings.

The present value of Mr. Garland’s pension benefit is calculated based on his highest three years of earnings over the last ten years. The increase in his pension benefits reflects a significant increase in earnings since his promotion to Chairman of the Board and Chief Executive Officer.

(8)	We offer limited perquisites to our NEOs, which, together with Company contributions to our qualified savings and nonqualified defined contribution plans, comprise the All Other Compensation column as summarized below:

Name	Year	Personal Use of Company Aircraft ($)(a)	Automobile Provided by Company ($)(b)	Home Security ($)(c)	Executive Group Life Insurance Premiums ($)(d)	Miscellaneous Perquisites and Tax Reimbursements ($)(e)	Relocation ($)(f)	Matching Gift Program ($)(g)	Matching Contributions Under the Tax-Qualified Savings Plan ($)(h)	Company Contributions to Nonqualified Defined Contribution Plans ($)(i)
Mr. Garland	2013	5,524	5,036	284	7,439	25,868	—	5,000	19,233	243,029
Ms. Johnson	2013	—	—	—	1,383	885	—	2,000	20,778	50,127
Mr. Maxwell	2013	—	—	—	3,269	10,364	4,409	10,500	20,400	81,426
Mr. Taylor	2013	—	—	—	5,681	16,235	19,747	—	19,843	108,123
Mr. Ziemba	2013	—	—	—	3,234	3,123	—	5,032	20,400	90,661

(a)	The Phillips 66 Comprehensive Security Program requires in certain circumstances that Mr. Garland fly on Company aircraft. The amount presented above represents the approximate incremental cost to Phillips 66 for personal use of the aircraft. Approximate incremental cost has been determined by calculating the variable costs for each aircraft during the year, dividing that amount by the total number of miles flown by that aircraft, and multiplying the result by the miles flown for personal use during the year. Incremental costs for flights to the hangar or other locations without passengers, commonly referred to as “deadhead” flights, are included in the amount above.

(b)	The use of a car and driver is sometimes required by our Comprehensive Security Program for certain executives, including Mr. Garland. The value shown represents the actual cost of car rental with driver service.

(c)	The use of a home security system is required as part of our Comprehensive Security Program for certain executives and employees, including Mr. Garland, based on risk assessments made by our Crisis Management and Security Manager. The amount shown represents upgrade costs to Mr. Garland’s home security system with features required by us that are in excess of the cost of a “standard” system typical for homes in the neighborhood where his home is located. Mr. Garland pays for the cost of the “standard” system.

(d)	We maintain life insurance policies and/or death benefits for all our U.S.-based salaried employees (at no cost to the employee) with a face value approximately equal to the employee’s annual salary. We maintain group life insurance policies on each of our NEOs equal to approximately two times his or her annual salary. The amounts shown are for premiums paid by us to provide the additional group life insurance above what is provided to the broad-based employees.

(e)	The amounts shown primarily reflect payments by us relating to certain taxes incurred by the NEOs. These payments primarily occur when we request family members or other guests to accompany an NEO to a Company function and, as a result, the NEO is deemed to make personal use of Company assets such as Company aircraft and thereby incurs imputed income. We believe this type of expense is appropriately characterized as a business expense and, if the NEO incurs imputed income in accordance with applicable tax laws, we will generally reimburse the NEO for any increased tax costs. The amount for Mr. Garland includes $221 for gifts received in his capacity as Chairman of the Board of Directors.

(f)	This amount reflects relocation expenses incurred by Messrs. Maxwell and Taylor in connection with their employment by the Company.

(g)	We maintain a Matching Gift Program under which certain gifts by employees to qualified educational or charitable institutions are matched by the Company. The program matches up to $15,000 annually.

(h)	Under the terms of our tax-qualified defined contribution plans, we make contributions to the accounts of all eligible employees, including the NEOs.

(i)	Under the terms of our nonqualified defined contribution plans, we make contributions to the accounts of all eligible employees, including the NEOs. See the “Nonqualified Deferred Compensation” table and accompanying narrative and notes beginning on page 55 for more information.

Grants of Plan-Based Awards

The following table provides additional information about plan-based compensation disclosed in the “Summary Compensation Table” on page 45. This table includes both equity and non-equity awards.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Garland		—	2,162,500	5,406,250	—	—	—	—	—	—	—
	2/7/2013	—	—	—	—	—	—	42,730	—	—	2,656,524
	2/7/2013	—	—	—	—	96,129	192,258	—	—	—	4,619,960
	2/7/2013	—	—	—	—	—	—	—	158,500	62.17	2,658,045
Ms. Johnson		—	375,828	939,570	—	—	—	—	—	—	—
	2/7/2013	—	—	—	—	—	—	4,191	—	—	260,554
	2/7/2013	—	—	—	—	8,339	16,678	—	—	—	400,772
	5/1/2013	—	—	—	—	3,207	6,414	—	—	—	194,809
	5/1/2013	—	—	—	—	7,110	14,220	—	—	—	431,897
	5/1/2013	—	—	—	—	6,311	12,622	—	—	—	383,362
	2/7/2013	—	—	—	—	—	—	—	12,000	62.17	201,240
Mr. Maxwell		—	519,507	1,298,768	—	—	—	—	—	—	—
	2/7/2013	—	—	—	—	—	—	8,619	—	—	535,843
	2/7/2013	—	—	—	—	17,152	34,304	—	—	—	824,325
	5/1/2013	—	—	—	—	1,708	3,416	—	—	—	103,752
	5/1/2013	—	—	—	—	3,790	7,580	—	—	—	230,224
	5/1/2013	—	—	—	—	3,388	6,776	—	—	—	205,804
	2/7/2013	—	—	—	—	—	—	—	24,600	62.17	412,542
Mr. Taylor		—	588,174	1,470,435	—	—	—	—	—	—	—
	2/7/2013	—	—	—	—	—	—	9,785	—	—	608,333
	2/7/2013	—	—	—	—	19,472	38,944	—	—	—	935,824
	5/1/2013	—	—	—	—	1,832	3,664	—	—	—	111,285
	5/1/2013	—	—	—	—	4,062	8,124	—	—	—	246,746
	5/1/2013	—	—	—	—	3,762	7,524	—	—	—	228,523
	2/7/2013	—	—	—	—	—	—	—	32,100	62.17	538,317
Mr. Ziemba		—	513,949	1,284,873	—	—	—	—	—	—	—
	2/7/2013	—	—	—	—	—	—	6,422	—	—	399,256
	2/7/2013	—	—	—	—	16,612	33,224	—	—	—	798,373
	5/1/2013	—	—	—	—	2,296	4,592	—	—	—	139,470
	5/1/2013	—	—	—	—	4,240	8,480	—	—	—	257,559
	5/1/2013	—	—	—	—	3,868	7,736	—	—	—	234,961
	2/7/2013	—	—	—	—	—	—	—	23,900	62.17	400,803

(1)	The grant date shown is the date on which the Compensation Committee approved the target awards. Ms. Johnson and Messrs. Maxwell, Taylor and Ziemba received promotions on May 1, 2013, the first anniversary of our spin-off from ConocoPhillips. The Compensation Committee approved these promotions at its April 2013 meeting, effective May 1, 2013. The grants shown above on May 1 represent the promotional target received by each executive under the PSP for the performance periods that end in 2013, 2014 and 2015. The PSP targets are adjusted for promotions during the performance period to reflect the executive’s new base salary and target percentage for the remainder of the performance period using the stock price established at the beginning of the performance period. The number of promotional target units and their fair market value on the May 1, 2013 date of grant for the PSP performance period ending in 2013 are as follows: Ms. Johnson, 3,207 units, $194,809; Mr. Maxwell, 1,708 units, $103,752; Mr. Taylor, 1,832 units, $111,285; Mr. Ziemba, 2,296 units, $139,470. The number of promotional target units and their fair market value on the May 1, 2013 date of grant for the PSP performance period ending in 2014 are as follows: Ms. Johnson, 7,110 units, $431,897; Mr. Maxwell, 3,790 units, $230,224; Mr. Taylor, 4,062 units, $246,746; Mr. Ziemba, 4,240 units, $257,559. The number of promotional target units and their fair market value on the May 1, 2013 date of grant for the PSP performance period ending in 2015 are as follows: Ms. Johnson, 6,311 units, $383,362; Mr. Maxwell, 3,388 units, $205,804; Mr. Taylor, 3,762 units, $228,523; Mr. Ziemba, 3,868 units, $234,961.

(2)

Threshold and maximum awards are based on the provisions in the VCIP. Actual awards earned can range from 0 to 200 percent of the target awards, with a further possible adjustment of +/- 50 percent of the target award for individual performance. The Compensation Committee retains the authority to make awards under the program and to use its judgment in adjusting awards, including making awards greater than the amounts shown in the table above, provided the award does not exceed amounts permitted under the 2013

Omnibus Stock and Performance Incentive Plan of Phillips 66, approved by stockholders. Actual payouts under the annual bonus program for 2013 are calculated using base salary earned in 2013 and reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” on page 45.

(3)	Threshold and maximum awards are based on the provisions of the PSP. Actual awards earned can range from 0 to 200 percent of the target awards. Performance periods under the PSP cover a three-year period, and since a new three-year period commences each year, there could be three overlapping performance periods ongoing at any time. In 2013, all the NEOs received an award for the three-year performance period beginning in 2013 and ending in 2015. The Compensation Committee retains the authority to make awards under the PSP using its judgment, including making awards greater than the maximum payout shown in the table above, provided the award does not exceed amounts permitted under the 2013 Omnibus Stock and Performance Incentive Plan of Phillips 66.

(4)	For equity incentive plan awards, these amounts represent the grant date fair value at target level under the PSP as determined pursuant to FASB ASC Topic 718. For Stock Option awards, these amounts represent the grant date fair value of the option awards using a Black-Scholes-Merton-based methodology. Actual value realized upon option exercise depends on market prices at the time of exercise. For other stock awards, these amounts represent the grant date fair value of the RSU awards determined pursuant to FASB ASC Topic 718. See Note 19—Employee Benefit Plans in the Notes to Consolidated Financial Statements in our 2013 Annual Report on Form 10-K and attached as Appendix A to this proxy statement, for a discussion of the relevant assumptions used in this determination.

Outstanding Equity Awards at Fiscal Year End

The following table lists outstanding Phillips 66 equity grants for each NEO as of December 31, 2013.

Some awards held by NEOs at the time of our spin-off from ConocoPhillips were adjusted or substituted as described below in order to preserve the intrinsic value, remaining vesting periods, and other terms and conditions of ConocoPhillips awards outstanding on April 30, 2012, in accordance with the Employee Matters Agreement entered into with ConocoPhillips.

•	NEOs with exercisable ConocoPhillips Stock Options received options to purchase both ConocoPhillips and Phillips 66 common stock

•	NEOs with unexercisable ConocoPhillips Stock Options received substitute options to purchase only Phillips 66 common stock

•	NEOs with restricted stock and PSU awards for completed performance periods under the ConocoPhillips PSP received both ConocoPhillips and Phillips 66 Restricted Stock and PSUs

•	NEOs with Restricted Stock and RSUs received under all ConocoPhillips programs, other than the ConocoPhillips PSP, received Phillips 66 Restricted Stock and RSUs

The table below includes outstanding Phillips 66 shares and options that resulted from the adjustments described above, but it does not include the ConocoPhillips shares and options that resulted from these adjustments.

Name	Grant Date(2)	Option Awards(1)					Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable(3)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(7)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Garland	2/10/2011	66,077	53,912	(4)	31.25	2/10/2021	—	—	—	—
	2/9/2012	56,409	112,819	(5)	32.03	2/9/2022	—	—	—	—
	2/7/2013	—	158,500	(6)	62.17	2/7/2023	—	—	—	—
		—	—		—	—	407,026	31,393,915	466,052	35,946,591
Ms. Johnson	2/10/2011	9,215	7,520	(4)	31.25	2/10/2021	—	—	—	—
	2/9/2012	7,802	15,604	(5)	32.03	2/9/2022	—	—	—	—
	2/7/2013	—	12,000	(6)	62.17	2/7/2023	—	—	—	—
		—	—		—	—	46,289	3,570,271	64,672	4,988,151
Mr. Maxwell	2/9/2012	11,806	23,613	(5)	32.03	2/9/2022	—	—	—	—
	2/7/2013	—	24,600	(6)	62.17	2/7/2023	—	—	—	—
		—	—		—	—	175,573	13,541,945	95,994	7,404,017
Mr. Taylor	2/9/2012	25,753	51,507	(5)	32.03	2/9/2022	—	—	—	—
	2/7/2013	—	32,100	(6)	62.17	2/7/2023	—	—	—	—
		—	—		—	—	94,629	7,298,735	111,250	8,580,713
Mr. Ziemba	2/4/2005	11,065	—		21.32	2/4/2015	—	—	—	—
	2/10/2006	7,517	—		26.33	2/10/2016	—	—	—	—
	2/8/2007	8,896	—		29.58	2/8/2017	—	—	—	—
	2/14/2008	8,563	—		35.38	2/14/2018	—	—	—	—
	2/12/2009	20,811	—		20.27	2/12/2019	—	—	—	—
	2/12/2010	45,093	—		21.56	2/12/2020	—	—	—	—
	2/10/2011	39,996	32,634	(4)	31.25	2/10/2021	—	—	—	—
	2/9/2012	33,969	67,940	(5)	32.03	2/9/2022	—	—	—	—
	2/7/2013	—	23,900	(6)	62.17	2/7/2023	—	—	—	—
		—	—		—	—	113,116	8,724,637	99,304	7,659,318

(1)	All options shown in the table have a maximum term for exercise of ten years from the grant date. Under certain circumstances, the terms for exercise may be shorter, and in certain circumstances, the options may be forfeited and cancelled. All awards shown in the table have associated restrictions upon transferability.

(2)	The dates presented in this column represent the date the awards were granted by ConocoPhillips for grants prior to the spin-off from ConocoPhillips, and by Phillips 66 for all other awards. The awards granted prior to the spin-off were converted to Phillips 66 equity awards in connection with the spin-off and in accordance with the Employee Matters Agreement and remain subject to the same general terms and conditions.

(3)	The options shown in this column vested and became exercisable in 2013 or prior years (although under certain termination circumstances, the options may still be forfeited). Options become exercisable in one-third increments on the first, second and third anniversaries of the grant date.

(4)	Represents the vesting of the final one-third of the February 10, 2011 grant, which became exercisable on February 10, 2014.

(5)	Represents the vesting of the final two-thirds of the February 9, 2012 grant, half of which became exercisable on February 9, 2014 and the other half which will become exercisable on February 9, 2015.

(6)	Represents the February 7, 2013 grant. One-third of the grant became exercisable on February 7, 2014, one-third will become exercisable on February 7, 2015, and one-third will become exercisable on February 7, 2016.

(7)	These amounts include unvested restricted stock and RSUs awarded under the PSP for performance periods ending on or before December 31, 2012; awarded to Messrs. Maxwell and Taylor as an inducement to employment with ConocoPhillips; awarded to Mr. Garland, Ms. Johnson and Messrs. Maxwell and Taylor as special awards in 2012; and awarded as annual awards. These amounts also include the unvested RSU awards under the PSP for the performance period that ended December 31, 2013, as follows: Mr. Garland, 182,206 units; Ms. Johnson, 19,964 units; Mr. Maxwell, 34,856 units; Mr. Taylor, 42,472 units; and Mr. Ziemba, 33,127 units. All awards continue to have restrictions upon transferability. Restrictions on PSP awards for performance periods beginning prior to 2009 lapse upon separation from service. Restrictions on PSP awards for later performance periods lapse five years from the grant date unless the NEO elected prior to the beginning of the performance period to defer lapsing of the restrictions until separation from service. Awards are subject to forfeiture if, prior to lapsing, the NEO separates from service for a reason other than death, disability, layoff, retirement after reaching age 55 with five years of service, or after a change of control, although the Compensation Committee has the authority to waive forfeiture. The awards have no voting rights, but do entitle the holder to receive dividend equivalents in cash. The value of the awards reflects the closing price of our stock, as reported on the NYSE, on December 31, 2013 ($77.13). Awards granted under the PSP for periods beginning in 2012 were recently made subject to additional performance criteria in accordance with Section 162(m) of the Internal Revenue Code.

(8)	Reflects potential awards from ongoing performance periods under the PSP for performance periods ending December 31, 2014 and December 31, 2015. These awards are shown at maximum levels; however, there is no assurance that awards will be granted at, below or above target after the end of the relevant performance periods, as the determination to make a grant and the amount of any grant is within the judgment of the Compensation Committee. Until an actual grant is made, these unearned awards pay no dividend equivalents. The value of these unearned awards reflects the closing price of our stock, as reported on the NYSE, on December 31, 2013 ($77.13).

Option Exercises and Stock Vested for 2013

The following table summarizes the value received from stock option exercises and stock grants vested during 2013:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Garland	—	—	24,808	1,664,245
Ms. Johnson	—	—	8,272	535,337
Mr. Maxwell	—	—	20,011	1,263,679
Mr. Taylor	—	—	17,831	961,263
Mr. Ziemba	—	—	—	—

Pension Benefits as of December 31, 2013

Our defined benefit pension plan covering executives, the Phillips 66 Retirement Plan, consists of multiple titles with different terms. Executives are only eligible to participate in one title, but may have frozen benefits under one or more other titles.

	Title I (1)	Title II (2)	Title III	Title IV
Current Eligibility	Mr. Garland	Messrs. Maxwell and Taylor	Mr. Ziemba	Ms. Johnson
Normal Retirement	Age 65
Early Retirement	Age 55 with five years of service or if laid off during or after the year in which the participant reaches age 50	Executives may receive their vested benefit upon termination of employment at any age	Age 55 with ten years of service	Age 50 with ten years of service
Benefit Calculation (3)	Calculated as the product of 1.6 percent times years of credited service multiplied by the final annual eligible average compensation	Based on monthly pay and interest credits to a cash balance account created on the first day of the month after an executive’s hire date. Pay credits are equal to a percentage of total salary and annual bonus.	Calculated as the product of 1.6 percent times years of credited service multiplied by the final annual eligible average compensation
Final Average Earnings Calculation	Calculated using the three highest consecutive compensation years in the last ten calendar years before retirement plus the year of retirement	N/A	Calculated using the highest consecutive 36 months of compensation in the last 120 months of service prior to retirement	Calculated using the higher of the highest three years of compensation or the highest consecutive 36 months of compensation
Eligible Pension Compensation (4)	Includes salary and annual bonus	Includes salary and annual bonus	Includes salary	Includes salary and annual bonus
Benefit Vesting (5)		Employees vest after three years of service
Payment Types	Allows payments in the form of several annuity types or a single lump sum		Allows payments in the form of several annuity types, but does not allow a single lump sum payment	Allows payments in the form of several annuity types or a single lump sum
IRS limitations	Benefits under all Titles are limited by the Internal Revenue Code. In 2013, that limit was $255,000. The Internal Revenue Code also limits the annual benefit available under these Titles expressed as an annuity. In 2013, that limit was $205,000 (reduced actuarially for ages below 62).

(1)	Mr. Maxwell has a frozen benefit under Title I from prior years of service with predecessor companies.

(2)

Executives whose combined years of age and service total less than 44 receive a six percent pay credit, those with 44 through 65 receive a seven percent pay credit and those with 66 or more receive a 9 percent pay credit.

Interest credits are applied to the cash balance account each month. This credit is calculated by multiplying the value of the account by the interest credit rate, based on 30-year U.S. Treasury security rates adjusted quarterly.

(3)

An early benefit reduction is calculated on Title I, by reducing the benefit five percent for each year before age 60 that benefits are paid. An early benefit reduction is calculated on Title III, by reducing the benefit 6.67% for each year before age 60 that benefits are paid, unless the participant has at least 85 points awarded, with one point for each year of age and one point for each year of service. Title IV early benefit reduction is calculated by reducing the benefit by five percent per year for each year before age 57 that benefits are paid and 4 percent per year for benefits that are paid between ages 57 and 60. The benefit calculation for Titles I, III and IV is reduced by the product of 1.5 percent of the annual primary social security benefit multiplied by years of credited service, although a minimum reduction limit of 50 percent may apply.

(4)

Under Title I, if an executive receives layoff benefits, then the eligible compensation calculation also includes the annualized salary for the year of layoff (rather than the actual salary for that year) and years of service are increased by any period for which layoff benefits are calculated.

(5)	Messrs. Maxwell and Taylor are vested in their benefits due to prior service with ConocoPhillips and predecessor companies.

The following table lists the pension program participation and actuarial present value of each NEO’s defined benefit pension as of December 31, 2013.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Mr. Garland	Phillips 66 Retirement Plan—Title I Phillips 66 Key Employee Supplemental Retirement Plan (3)	24 —	959,784 9,625,742	— —
Ms. Johnson	Phillips 66 Retirement Plan—Title IV Phillips 66 Key Employee Supplemental Retirement Plan	11 —	341,725 616,830	— —
Mr. Maxwell	Phillips 66 Retirement Plan—Title I Phillips 66 Retirement Plan—Title II Phillips 66 Key Employee Supplemental Retirement Plan	23 2 —	583,427 43,660 121,838	— — —
Mr. Taylor	Phillips 66 Retirement Plan—Title II Phillips 66 Key Employee Supplemental Retirement Plan	2 —	44,453 178,606	— —
Mr. Ziemba	Phillips 66 Retirement Plan—Title III Phillips 66 Key Employee Supplemental Retirement Plan	37 —	1,102,064 2,296,815	— —

(1)	Years of credited service include service recognized under the predecessor ConocoPhillips plans from which these plans were spun off effective May 1, 2012. Mr. Maxwell is credited with a total of 25 years of service under the plans described above. The number of years of service credited under Title I is frozen at 23 years of service, but the number of years of service counted under Title II increases each year that he remains employed by us. His years of service under Title I are related to his employment with ConocoPhillips predecessor companies prior to 2000.

(2)	The eligible pension compensation used to determine the present value of the accumulated benefit for each NEO as of December 31, 2013 is as follows: Mr. Garland, $7,762,315; Ms. Johnson, $2,007,441; Mr. Maxwell, $1,360,609; Mr. Taylor, $1,756,815; and Mr. Ziemba, $1,732,496.

(3)	The present value of Mr. Garland’s pension benefit is calculated based on his highest three years of earnings over the last ten years. The increase in the present value of his pension benefit reflects a significant increase in earnings since his promotion to Chairman of the Board and Chief Executive Officer.

Nonqualified Deferred Compensation

Our NEOs are eligible to participate in two nonqualified deferred compensation plans, the Phillips 66 Key Employee Deferred Compensation Plan, which we refer to as the KEDCP, and the Phillips 66 Defined Contribution Make-Up Plan, which we refer to as the DCMP.

The KEDCP allows executives to reduce salary voluntarily and request deferral of VCIP or other similar annual incentive compensation program payments that would otherwise be received in the subsequent year. Executives may defer up to 50 percent of salary and up to 100 percent of VCIP payments. The default distribution option is a lump sum payment paid at least six months after separation from service. Executives may elect to defer payments from one to five years, and to receive annual, semiannual or quarterly payments for a period of up to fifteen years. Executives may also elect to defer their VCIP to a specific date in the future.

The DCMP is a nonqualified restoration plan for employer contributions that cannot be made to our 401(k) plan either due to an executive’s salary deferral under the KEDCP or due to the Internal Revenue Code annual limit on compensation that may be taken into account under a qualified plan. Distributions are made as a lump sum six months after separation from service, unless the executive elects to receive one to fifteen annual payments beginning at least one year after separation from service.

Each executive directs investments of his or her individual accounts under the KEDCP and DCMP. Both plans provide a broad range of market-based investments that may be changed daily. No investment provides above-market returns. The aggregate performance of these investments is reflected in the “Nonqualified Deferred Compensation” table below.

Benefits due under these plans are paid from our general assets, although we also maintain rabbi trusts that may be used to pay benefits. The trusts and the funds held in them are Company assets. In the event of our bankruptcy, executives would be unsecured general creditors.

The following table provides information on nonqualified deferred compensation as of December 31, 2013:

Name	Applicable Plan(1)	Beginning Balance ($)	Executive Contributions in Last Fiscal Year ($)	Company Contributions in the Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Mr. Garland	Phillips 66 Defined Contribution Make-Up Plan	185,895	—	243,029	135,529	—	564,453
	Phillips 66 Key Employee Deferred Compensation Plan	912,530	—	—	231,422	—	1,143,952
Ms. Johnson	Phillips 66 Defined Contribution Make-Up Plan	9,917	—	50,127	16,071	—	76,115
	Phillips 66 Key Employee Deferred Compensation Plan	—	—	—	—	—	—
Mr. Maxwell	Phillips 66 Defined Contribution Make-Up Plan	6,628	—	81,426	23,646	—	111,700
	Phillips 66 Key Employee Deferred Compensation Plan	419,794	—	—	67,134	—	486,928
Mr. Taylor	Phillips 66 Defined Contribution Make-Up Plan	89,872	—	108,123	61,124	—	259,119
	Phillips 66 Key Employee Deferred Compensation Plan	1,383,720	—	—	190,673	—	1,574,393
Mr. Ziemba	Phillips 66 Defined Contribution Make-Up Plan	302,649	—	90,661	129,426	—	522,736
	Phillips 66 Key Employee Deferred Compensation Plan	697,028	—	—	120,459	—	817,487

(1)	We have two defined contribution deferred compensation programs for our executives—the DCMP and the KEDCP. As of December 31, 2013 participants in these plans had 97 investment options. Forty of the options were the same as those available in our 401(k) plan and the remaining options were other mutual funds approved by the plan administrator.

(2)	These amounts represent Company contributions under the DCMP. These amounts are also included in the “All Other Compensation” column of the “Summary Compensation Table” on page 45.

(3)	These amounts represent earnings on plan balances from January 1 to December 31, 2013. These amounts are not included in the “Summary Compensation Table” on page 45.

(4)	The total reflects contributions by our NEOs, contributions by us, and earnings on balances prior to 2013; plus contributions by our NEOs, contributions by us, and earnings from January 1, 2013 through December 31, 2013 (shown in the appropriate columns of this table, with amounts that are included in the “Summary Compensation Table” on page 45 shown in footnote 2 above).

Potential Payments upon Termination or Change in Control

The tables at the end of this section summarize the potential value, as of December 31, 2013, of the incremental benefits to be received by each NEO due to an involuntary termination without cause or a change in control event as of December 31, 2013.

Each of our NEOs is expected to receive amounts earned during his or her period of employment unless he or she voluntarily resigns prior to becoming retirement-eligible or is terminated for cause. Such amounts include:

•	VCIP earned during the fiscal year

•	Grants under the PSP for the most-recently completed performance period and ongoing performance periods in which the executive participated for at least one year

•	Previously granted restricted stock and RSUs

•	Vested Stock Option grants

•	Amounts contributed and vested under our defined contribution plans

•	Amounts accrued and vested under our pension plans

Although normal retirement age under our benefit plans is 65, early retirement provisions allow receipt of benefits at earlier ages if vesting requirements are met. For our incentive compensation programs (VCIP, Stock Options, and PSP), early retirement is generally defined as termination at or after the age of 55 with five years of service.

As of December 31, 2013, all of our NEOs except Ms. Johnson were retirement-eligible under both our benefit plans and our compensation programs. Therefore, as of December 31, 2013, a voluntary resignation of any NEO other than Ms. Johnson would have been treated as a retirement. Because the NEOs other than Ms. Johnson were then eligible for retirement under these programs, they would have been able to resign and retain all awards earned under the current PSP and earlier programs. As a result, the awards to them under these programs are not included in the incremental amounts reflected in the tables below. Please see the “Outstanding Equity Awards at Fiscal Year End” table on page 50 for more information.

In addition, our NEOs participate in two severance plans—the Phillips 66 Executive Severance Plan, which we refer to as the ESP, and the Phillips 66 Key Employee Change in Control Severance Plan, which we refer to as the CICSP. Executives are not entitled to receive benefits under both plans as a result of the same change-in-control event.

Executive Severance Plan: The ESP provides that if we terminate the employment of an executive other than for cause, the executive will receive the following benefits, which may vary depending on salary grade level:

•	A lump sum payment equal to one and one-half or two times the sum of the executive’s base salary and current target annual bonus

•

A lump sum payment equal to the present value of the increase in pension benefits that would result from crediting the executive with an additional one and one-half or two years of age and service under the pension plan

•	A lump sum payment equal to the Company cost of certain welfare benefits for an additional one and one-half or two years

•	Continued eligibility for a pro rata portion of the annual bonus paid with respect to the year of termination

•

Layoff treatment under our compensation plans that generally allows the executive to retain grants of Restricted Stock and RSUs, and maintain eligibility for PSP awards for ongoing periods in which he or she had participated for at least one year

Amounts payable under the ESP are offset by any payments or benefits payable under any of our other plans, and may also be reduced in the event of willful and bad faith conduct demonstrably injurious to the Company. As described above, the ESP and CICSP are Company plans under which awards and payments are subject to clawback provisions and to forfeiture or recoupment, in whole or in part, under applicable law, including the Sarbanes-Oxley Act and the Dodd-Frank Act.

Change in Control Severance Plan: The CICSP provides that if, within two years of a change in control of the Company, an executive’s employment is terminated, other than for cause, or by the executive for good reason, the executive will receive the following benefits, which may vary depending on salary grade level:

•

A lump sum payment equal to two or three times the sum of the executive’s base salary and the higher of the current target annual bonus or the average of the annual bonuses paid for the previous two years

•

A lump sum payment equal to the present value of the increase in pension benefits that would result from crediting the executive with an additional two or three years of age and service under the pension plan

•	A lump sum payment equal to the Company cost of certain welfare benefits for an additional two or three years

•	Continued eligibility for a pro rata portion of the annual bonus paid with respect to the year of termination

In 2013 the Compensation Committee amended the terms of the CICSP to require an executive to be severed, as defined in the plan, before vesting in any equity awards or any acceleration of lapsing. Per the terms of the plan, this change is effective for any change in control events that occur after October 1, 2015.

For any change in control events prior to that effective date, the executive would become eligible for vesting in all equity awards and lapsing of any restrictions, with continued ability to exercise Stock Options for their remaining terms.

After a change in control, the CICSP may not be amended or terminated if doing so would be adverse to the interests of any eligible participant without the participant’s written consent. Amounts payable under the CICSP are offset by any payments or benefits payable under any of our other plans, and may also be reduced in the event of willful and bad faith conduct demonstrably injurious to the Company.

Certain assumptions have been made in preparing each of the tables below. Benefits that would be available generally to all or substantially all salaried employees on the U.S. payroll are not included in the amounts shown. The following assumptions were also made:

•	Short-Term Incentives—In the event of an involuntary not-for-cause termination unrelated to a change in control, the amount reflects one and one-half or two times current VCIP target. In the event of an involuntary termination or termination by the executive for good reason related to a change in control, the amount reflects two or three times current VCIP target or two or three times the average of the prior two VCIP payouts.

•

Long-Term Incentives—For the performance periods related to PSP, amounts for the period that ended in 2013 are shown based on the number of shares granted in February 2014 for the 2011—2013 performance period, while amounts for other periods are prorated to reflect the portion of the performance period completed by the end of 2013 and shown at maximum payout levels. For the PSP awards, for Restricted Stock and RSUs, amounts reflect the closing price of our stock as reported on the NYSE on December 31, 2013 ($77.13).

•

Stock Options—For Stock Options with an exercise price lower than our stock’s closing price on December 31, 2013, amounts reflect the intrinsic value as if the options had been exercised on December 31, 2013, but only for options the NEO would have retained for the specific termination event.

•

Incremental Pension Values—Regardless of whether the value is provided directly through a pension plan or through the relevant severance plan, in the event of an involuntary not-for-cause termination unrelated to a change in control, the amount reflects the single sum value of deeming one and a half or two additional years of age and service. In the event of an involuntary or good reason termination related to a change in control, the amount reflects the single sum value of deeming two or three additional years of age and service.

•

Post-employment Health & Welfare—In the event of an involuntary not-for-cause termination not related to a change in control, the amount reflects the value of certain health and welfare benefits for one and a half or two additional years of service which is paid in a lump sum. In the event of an involuntary or good reason termination related to a change in control, the amount reflects the value of certain health and welfare benefits for two or three additional years of service which is paid in a lump sum.

Mr. Garland

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC) ($)	Involuntary or Good Reason Termination (CIC) ($)	Death ($)	Disability ($)
Base Salary	2,900,000	4,350,000	—	—
Short-term Incentive	4,350,000	6,525,000	—	—
2011—2013 (performance period)	—	—	—	—
2012—2014 (performance period)	—	—	—	—
2013—2015 (performance period)	—	—	—	—
Restricted Stock/Units from prior performance and inducement	—	—	—	—
Stock Options/SARs:
Unvested and Accelerated	—	—	—	—
Incremental Pension	2,595,375	3,967,499	—	—
Post-employment Health & Welfare	39,576	59,363	—	—
Life Insurance	—	—	2,900,000	—
	9,884,951	14,901,862	2,900,000	—

Ms. Johnson

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC) ($)	Involuntary or Good Reason Termination (CIC) ($)	Death ($)	Disability ($)
Base Salary	1,060,032	1,590,048	—	—
Short-term Incentive	848,026	1,272,039	—	—
2011—2013 (performance period)	1,539,823	1,539,823	1,539,823	1,539,823
2012—2014 (performance period)	1,494,934	1,494,934	1,494,934	1,494,934
2013—2015 (performance period)	672,111	672,111	672,111	672,111
Restricted Stock/Units from prior performance	2,030,447	2,030,447	2,030,447	2,030,447
Stock Options/SARs:
Unvested and Accelerated	1,213,318	1,228,278	1,228,278	1,228,278
Incremental Pension	761,299	888,198	—	—
Post-employment Health & Welfare	16,597	24,896	—	—
Life Insurance	—	—	1,060,032	—
	9,636,587	10,740,774	8,025,625	6,965,593

Mr. Maxwell

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC) ($)	Involuntary or Good Reason Termination (CIC) ($)	Death ($)	Disability ($)
Base Salary	1,300,032	1,950,048	—	—
Short-term Incentive	1,079,026	2,181,192	—	—
2011—2013 (performance period)	—	—	—	—
2012—2014 (performance period)	—	—	—	—
2013—2015 (performance period)	—	—	—	—
Restricted Stock/Units from prior performance and inducement	—	—	—	—
Stock Options/SARs:
Unvested and Accelerated	—	—	—	—
Incremental Pension	284,361	342,862	—	—
Post-employment Health & Welfare	28,555	42,832	—	—
Life Insurance	—	—	1,300,032	—
	2,691,974	4,516,934	1,300,032	—

Mr. Taylor

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC) ($)	Involuntary or Good Reason Termination (CIC) ($)	Death ($)	Disability ($)
Base Salary	1,470,000	2,205,000	—	—
Short-term Incentive	1,220,100	3,118,589	—	—
2011—2013 (performance period)	—	—	—	—
2012—2014 (performance period)	—	—	—	—
2013—2015 (performance period)	—	—	—	—
Restricted Stock/Units from prior performance and inducement	—	—	—	—
Stock Options/SARs:
Unvested and Accelerated	—	—	—	—
Incremental Pension	348,453	414,603	—	—
Post-employment Health & Welfare	29,726	44,589	—	—
Life Insurance	—	—	1,470,000	—
	3,068,279	5,782,781	1,470,000	—

Mr. Ziemba

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC) ($)	Involuntary or Good Reason Termination (CIC) ($)	Death ($)	Disability ($)
Base Salary	1,300,032	1,950,048	—	—
Short-term Incentive	1,079,026	2,106,504	—	—
2011—2013 (performance period)	—	—	—	—
2012—2014 (performance period)	—	—	—	—
2013—2015 (performance period)	—	—	—	—
Restricted Stock/Units from prior performance	—	—	—	—
Stock Options/SARs:
Unvested and Accelerated	—	—	—	—
Incremental Pension	180,505	287,060	—	—
Post-employment Health & Welfare	35,930	53,895	—	—
Life Insurance	—	—	1,300,032	—
	2,595,493	4,397,507	1,300,032	—

 ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

(Proposal 3 on the Proxy Card)

What am I voting on?

Stockholders are being asked to vote on the following advisory (non-binding) resolution:

RESOLVED, that the stockholders approve the compensation of Phillips 66’s Named Executive Officers (NEOs) as described in this proxy statement in the Compensation Discussion and Analysis section and in the Executive Compensation Tables (together with the accompanying narrative disclosures).

Phillips 66 is providing stockholders with the opportunity to vote on an advisory resolution, commonly known as “Say-on-Pay,” considering approval of the compensation of its NEOs.

The Compensation Committee, which is responsible for the compensation of our CEO and Senior Officers, has overseen the development of a compensation program designed to attract, retain and motivate executives who enable us to achieve our strategic and financial goals. The CD&A and the Executive Compensation Tables, together with the accompanying narrative disclosures, allow you to view the trends in compensation and application of our compensation philosophies and practices for the years presented.

The Board of Directors believes that the Phillips 66 executive compensation program aligns the interests of our executives with those of our stockholders. Our compensation program is guided by the philosophy that the Company’s ability to provide sustainable value is driven by superior individual performance. The Board believes that a company must offer competitive compensation to attract and retain experienced, talented and motivated employees. In addition, the Board believes employees in leadership roles within the organization are motivated to perform at their highest levels when performance-based pay represents a significant portion of their compensation. The Board believes that our philosophy and practices have resulted in executive compensation decisions that are aligned with Company and individual performance, are appropriate in value and have benefited the Company and its stockholders.

What is the effect of this resolution?

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee and the Board will take the outcome of the vote into account when considering future executive compensation arrangements.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

What does the Board recommend?

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR”

THE ADVISORY APPROVAL OF THE COMPENSATION OF

THE COMPANY’S NAMED EXECUTIVE OFFICERS

NON-EMPLOYEE DIRECTOR COMPENSATION

The primary elements of our non-employee Director compensation program are equity compensation and cash compensation.

Objectives and Principles

Compensation for non-employee Directors is reviewed annually by the Nominating Committee, with the assistance of such third-party consultants as the Nominating Committee deems advisable, and set by action of the Board of Directors. The Board’s goal in designing such compensation is to provide a competitive package that will enable it to attract and retain highly skilled individuals with relevant experience and that reflects the time and talent required to serve on the board of a complex, multinational corporation. The Board seeks to provide sufficient flexibility in the form of payment to meet individual needs while ensuring that a substantial portion of director compensation is linked to the long-term success of the Company. In furtherance of our commitment to be a socially responsible member of the communities in which we participate, the Board believes that it is appropriate to extend the Phillips 66 matching gift program to charitable contributions made by individual Directors.

Equity Compensation

In 2013, each non-employee Director received a grant of RSUs with an aggregate value of $170,000 on the date of grant. Restrictions on the units issued to a non-employee Director will lapse in the event of retirement, disability, death, or a change of control, unless the Director has elected to receive the shares after a stated period of time. Directors forfeit the units if, prior to the lapse of restrictions, the Board finds sufficient cause for forfeiture (although no such finding can be made after a change of control). Before the restrictions lapse, Directors cannot sell or otherwise transfer the units, but the units are credited with dividend equivalents in the form of additional RSUs. When restrictions lapse, Directors will receive unrestricted shares of Company stock as settlement of the RSUs.

Cash Compensation

In 2013, each non-employee Director received $115,000 in cash compensation for service as a Director. Non-employee Directors serving in specified committee positions also received the following additional cash compensation:

	Lead / Chair	Member
Lead Director	$50,000	N/A
Audit and Finance Committee	$25,000	$10,000
Human Resources and Compensation Committee	$20,000	$7,500
All other Committees	$10,000	N/A

The total annual cash compensation is payable in monthly cash installments. Directors may elect, on an annual basis, to receive all or part of their cash compensation in unrestricted stock or in RSUs (such unrestricted stock or RSUs are issued on the last business day of the month valued using the average of the high and low prices of Phillips 66 common stock as reported on the NYSE on such date), or to have the amount credited to the Director’s deferred compensation account. The RSUs issued in lieu of cash compensation are subject to the same restrictions as the annual RSUs described above under “Equity Compensation.”

Deferral of Compensation

Non-employee Directors can elect to defer their cash compensation under the Phillips 66 Deferred Compensation Program for Non-Employee Directors, which we refer to as the Director Deferral Plan. Deferred amounts are deemed to be invested in various mutual funds and similar investment choices (including Phillips 66 common stock) selected by the Director from a list of investment choices available under the Director Deferral Plan.

The future payment of any compensation deferred by non-employee Directors of Phillips 66 may be funded in a grantor trust designed for this purpose.

Directors’ Matching Gift Program

All active and retired non-employee Directors are eligible to participate in the Directors’ Annual Matching Gift Program. This provides a dollar-for-dollar match of gifts of cash or securities, up to a maximum during any one calendar year of $15,000 per donor for active Directors and $7,500 per donor for retired Directors, to charities and educational institutions (excluding certain religious, political, fraternal, or collegiate athletic organizations) that are tax-exempt under Section 501(c)(3) of the Internal Revenue Code or meet similar requirements under the applicable law of other countries. Amounts representing these matching contributions are contained in the “All Other Compensation” column of the “Non-employee Director Compensation Table” on page 65.

Other Compensation

The Board believes that it is important for spouses or significant others of Directors and executives to attend certain meetings to enhance the collegiality of the Board. The cost of such attendance is treated by the Internal Revenue Service as income, and as such is taxable to the recipient. The Company reimburses Directors for the cost of resulting income taxes. Amounts representing this reimbursement are contained in the “All Other Compensation” column of the “Non-Employee Director Compensation Table” on page 65.

Stock Ownership

Directors are expected to own as much Company stock as the aggregate amounts of the annual equity grants during their first five years on the Board. Directors are expected to reach this level of target ownership within five years of joining the Board. Actual shares of stock, Restricted Stock, or RSUs, including deferred stock units, may be counted in satisfying the stock ownership guidelines.

Non-Employee Director Compensation Table

Phillips 66 benchmarks its non-employee Director compensation design and pay levels against the same peer group used for executive compensation. The Company targets the median of the peer group for all elements of non-employee Director compensation.

The following table summarizes the compensation for our non-employee Directors for 2013 (for compensation paid to our sole employee Director, Mr. Garland, please see our “Executive Compensation Tables” beginning on page 45).

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
J. Brian Ferguson	135,000	170,048	—	—	—	4,232	309,280
William R. Loomis, Jr.	140,000	170,048	—	—	—	27,474	337,522
John E. Lowe	115,000	170,048	—	—	—	25,072	310,120
Harold W. McGraw III	182,869	170,048	—	—	—	878	353,795
Glenn F. Tilton	122,500	170,048	—	—	—	34,897	327,445
Victoria J. Tschinkel	135,000	170,048	—	—	—	18,570	323,618
Marna C. Whittington	125,000	170,048	—	—	—	4,676	299,724

(1)	Reflects 2013 base cash compensation of $115,000 payable to each non-employee Director. In 2013, non-employee Directors serving in specified committee positions also received the additional cash compensation described above. Compensation amounts reflect adjustments related to various changes in Committee assignments by Board members throughout the year, if any. Amounts shown in the Fees Earned or Paid in Cash column include any amounts that were voluntarily deferred to the Director Deferral Plan, received in Phillips 66 common stock, or received in RSUs. Mr. McGraw elected to receive his cash compensation in the form of RSUs. Mr. Tilton elected to defer his cash compensation.

(2)	Amounts represent the grant date fair market value of stock awards. Under our non-employee Director compensation program, non-employee Directors received a 2013 grant of RSUs with an aggregate value of $170,000 on the date of grant, based on the average of the high and low prices for Phillips 66 common stock, as reported on the NYSE, on such date. These grants are made in whole shares with fractional share amounts rounded up, resulting in shares with a value of $170,048 being granted on January 15, 2013.

(3)	Includes the amounts attributable to the following:

Name	Personal Use of Company Aircraft ($)(a)	Miscellaneous Perquisites and Tax Reimbursements ($)(b)	Matching Gift Amounts ($)(c)	Total ($)
Mr. Ferguson	—	4,232	—	4,232
Mr. Loomis	4,138	8,336	15,000	27,474
Mr. Lowe	—	3,572	21,500	25,072
Mr. McGraw	—	878	—	878
Mr. Tilton	11,408	8,489	15,000	34,897
Ms. Tschinkel	—	3,860	14,710	18,570
Dr. Whittington	—	4,676	—	4,676

(a)	Company aircraft may be used occasionally for personal travel by a Director. This usually occurs when the Director and their guest are flown to a personal location on the Company aircraft. The amounts shown represent the incremental cost to Phillips 66 for personal use of the aircraft. Incremental cost is determined by calculating the variable costs for each aircraft during the year, dividing that amount by the total number of miles flown by the aircraft, and multiplying the result by the miles flown for personal use during the year.

(b)	The amounts shown primarily reflect payments by us relating to certain taxes incurred by the Directors. These payments primarily occur when we request family members or other guests to accompany a Director to a Company function and, as a result, the Director is deemed to make personal use of Company assets such as Company aircraft and thereby incurs imputed income. In such circumstances, if the Director is imputed income in accordance with the applicable tax laws, we will generally reimburse the Director for the increased tax costs.

(c)	We maintain a Matching Gift Program under which we match certain gifts by Directors to charities and educational institutions (excluding certain religious, political, fraternal, or athletic organizations) that are tax-exempt under Section 501(c)(3) of the Internal Revenue Code or meet similar requirements under the applicable law of other countries. For active Directors, the program matches up to $15,000 with regard to each program year. The amounts shown reflect the actual payments made by us in 2013. Mr. Garland is eligible for the program as an executive of the Company, rather than as a Director. Information on the value of matching gifts for Mr. Garland is shown in the “Summary Compensation Table” on page 45 and the notes to that table. Mr. Lowe made certain gifts in the fourth quarter of 2012 that were matched by the Company in 2013. Total matching contributions by the Company under the program for gifts made in 2013 by Mr. Lowe were $10,000.

Outstanding Equity Awards at Fiscal Year End

The following table lists outstanding equity grants for each non-employee Director as of December 31, 2013.

Name		Option Awards				Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)
Mr. Ferguson	—	—	—	—	—	7,040
Mr. Loomis	—	—	—	—	—	7,040
Mr. Lowe	—	—	—	—	—	7,040
Mr. McGraw	—	—	—	—	—	24,264
Mr. Tilton	—	—	—	—	—	7,040
Ms. Tschinkel	—	—	—	—	—	10,194
Dr. Whittington	—	—	—	—	—	7,040

Option Exercises and Stock Vested for 2013

The following table summarizes the value received from Stock Option exercises and stock grants vested in 2013:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Ferguson	—	—	—	—
Mr. Loomis	—	—	—	—
Mr. Lowe	—	—	—	—
Mr. McGraw	—	—	—	—
Mr. Tilton	—	—	—	—
Ms. Tschinkel	—	—	860	44,569
Dr. Whittington	—	—	—	—

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about Phillips 66 common stock that may be issued under all existing equity compensation plans as of December 31, 2013.

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1,2)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(4)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	14,642,591	30.38	45,057,348
Equity compensation plans not approved by security holders	—	—	—

Total	14,642,591	30.38	45,057,348

(1)	Includes awards issued under the Omnibus Stock and Performance Incentive Plan of Phillips 66 and awards issued under the 2013 Omnibus Stock and Performance Incentive Plan of Phillips 66.

(2)	Includes an aggregate of 6,890,066 Incentive Stock Options and Nonqualified Stock Options issued to employees, 30,515 Restricted Stock Awards granted under historical long-term incentive plans, and 2,372,650 Performance Share Units. The number of securities to be issued includes 5,349,360 Restricted Stock Units, of which 187,832 were issued to non-employee Directors. Some awards held by ConocoPhillips employees at our spin-off were adjusted or substituted with a combination of ConocoPhillips and Phillips 66 equity. Awards representing a total of 13,071,435 shares were issued to ConocoPhillips employees, of which 6,030,820 remain outstanding as of December 31, 2013. The awards issued to ConocoPhillips employees are included in the outstanding awards listed above.

(3)	The weighted-average exercise price reflects the weighted-average price for outstanding Incentive Stock Options and Nonqualified Stock Options only. It does not include stock awards outstanding.

(4)	Total includes forfeited shares under the Omnibus Stock and Performance Incentive Plan of Phillips 66 that are now available for grant under the 2013 Omnibus Stock and Performance Incentive Plan of Phillips 66.

STOCK OWNERSHIP

Holdings of Major Stockholders

The following table sets forth information regarding persons who we know to be the beneficial owners of more than five percent of our issued and outstanding common stock (as of the date of such stockholder’s Schedule 13G filing with the SEC):

	Common Stock
Name and Address	Number of Shares	Percent of Class
BlackRock, Inc. (1) 40 East 52nd Street New York, NY 10022	38,640,301	6.34%

(1)	Based solely on an Amendment to Schedule 13G filed with the SEC on February 10, 2014, by BlackRock, Inc., on behalf of itself, BlackRock Advisors, LLC, BlackRock Capital Management, BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Fund Managers Limited, BlackRock Life Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock (Singapore) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock International Limited, BlackRock Institutional Trust Company, N.A., BlackRock Japan Co. Ltd., and BlackRock Fund Ireland Limited.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of Phillips 66, and persons who own more than 10 percent of a registered class of Phillips 66 equity securities, to file reports of ownership and changes in ownership of Phillips 66 common stock with the SEC and the NYSE, and to furnish Phillips 66 with copies of the forms they file. To our knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations of our officers and directors, during the year ended December 31, 2013, all Section 16(a) reports applicable to those officers and directors were filed on a timely basis, except a Form 5 should have been filed on behalf of Mr. McGraw to report two transactions in 2012 in Phillips 66 common stock on behalf of discretionary accounts for the Harold W. McGraw Family Foundation, Inc., of which Mr. McGraw serves on the board, and various trusts for the benefit of family members of Mr. McGraw and for which trusts Mr. McGraw serves as trustee and has voting and investment power. One transaction, which was exempt from reporting on Form 4 pursuant to Rule 16a-9(a), concerned 87 shares received in the spin-off from ConocoPhillips. The other transaction involved a small acquisition exempt from reporting on Form 4 pursuant to Rule 16a-6.

Securities Ownership of Officers and Directors

The following table sets forth the number of shares of our common stock beneficially owned as of March 14, 2014, by each Phillips 66 Director, by each NEO and by all of our directors and executive officers as a group. Together these individuals beneficially own less than one percent of our common stock. The table also includes information about Stock Options, Restricted Stock, RSUs and Deferred Stock Units credited to the accounts of our directors and executive officers under various compensation and benefit plans. For purposes of this table, shares are considered to be “beneficially” owned if the person, directly or indirectly, has sole or shared voting or investment power with respect to such shares. In addition, a person is deemed to beneficially own shares if that person has the right to acquire such shares within 60 days of March 14, 2014.

	Number of Shares or Units
Name of Beneficial Owner	Total Common Stock Beneficially Owned		Restricted/Deferred Stock Units(1)	Options Exercisable Within 60 Days(2)
Mr. Garland	41,440		453,443	177,816
Ms. Johnson	16,043		46,645	36,339
Mr. Maxwell	27,802		59,849	31,812
Mr. Taylor	28,200		90,960	62,206
Mr. Ziemba	10,536		119,995	223,002
Mr. Ferguson	234		9,288	–
Mr. Loomis	21,360		9,600	–
Mr. Lowe	40,000		9,288	–
Mr. McGraw	873	(3)	26,512	–
Mr. Tilton	–		9,288	–
Ms. Tschinkel	32,563	(4)	9,492	–
Dr. Whittington	2,500		9,288	–
Directors and Executive Officers as a Group (13 Persons)	230,967		891,256	598,143

(1)	Includes RSUs or Deferred Stock Units that may be voted or sold only upon passage of time.

(2)	Includes beneficial ownership of shares of common stock which may be acquired within 60 days of March 14, 2014, through Stock Options awarded under compensation plans.

(3)	Includes 373 shares held on behalf of the Harold W. McGraw Family Foundation, Inc., of which Mr. McGraw serves on the board, or various trusts for the benefit of various family members of Mr. McGraw and for which trusts Mr. McGraw serves as trustee and has voting and investment power. Mr. McGraw disclaims beneficial ownership of all securities held by the foundation and the trusts.

(4)	Includes 85 shares of common stock owned by the Erika Tschinkel Trust and 31,003 shares of common stock owned jointly with Ms. Tschinkel’s spouse.

STOCKHOLDER PROPOSAL:

GREENHOUSE GAS REDUCTION GOALS

(Item 4 on the Proxy Card)

What is the Proposal?

Whereas: The Intergovernmental Panel on Climate Change (IPCC), the world’s leading scientific authority on climate change, in its 2013 report confirms warming of the climate is unequivocal and human influence is the dominant cause. Recent extreme weather events have caused significant loss of life and billions of dollars of damage. Many investors are deeply concerned about existing and future effects of climate change on society and business.

The International Energy Agency warned in its 2007 World Energy Outlook that “urgent action is needed if greenhouse gas concentrations are to be stabilized at a level that would prevent dangerous interference with the climate system.

In May 2011, a National Academy of Sciences report warned that the risk of dangerous climate change impacts with every ton of greenhouse gases emitted, and reiterated the pressing need for substantial action to limit the magnitude of climate change and prepare to adapt to its impacts. The report also emphasized that, “the sooner that serious efforts to reduce greenhouse gas emissions proceed, the lower the risks posed by climate change, and the less pressure there will be to make larger, more rapid, and potentially more expensive reductions later.”

Phillips 66 was spun off from ConocoPhillips in 2012. Previously, the total greenhouse gas emissions for Phillips 66 were reported to the Carbon Disclosure Project (CDP) by ConocoPhillips as its downstream emissions. However, since 2012 no information on the Phillips 66 emissions, except for sulfur oxides, can be found on the company’s website.

Moreover, the company apparently does not have a policy regarding climate change, or greenhouse gas emissions.

Resolved: shareholders request that the Board of Directors adopt quantitative goals, based on current technologies, for reducing total greenhouse gas emissions from the Company’s operations; and that the Company report (omitting proprietary information and prepared at reasonable cost) to shareholders by September 30, 2014, on its plan to achieve these goals.

Supporting Statement

We believe Phillips 66 should acknowledge publicly the importance of addressing global climate change. Setting a corporate-wide reduction targets for greenhouse gas emissions would demonstrate that Phillips 66 takes the issue seriously, and is committed to doing its part to address global climate change. We also believe setting targets is an important step in the development of a comprehensive long term strategy to significantly reduce greenhouse gas emissions from operations and products.

Your support by voting “Yes” will signal to our company that we should move forward.

What does the Board recommend?

The Board Recommends That You Vote “Against” This Proposal For The Following Reasons:

At Phillips 66, we take seriously our responsibility to be a good corporate citizen. Protecting our people, the environment and the communities in which we operate guides everything we do and always will. The Company is committed to operational excellence and financial strength required to grow our business and enhance returns. The Company invests sustainably to process natural resources, promote the health and safety of our workforce and enhance the communities where we operate through education programs and positive contributions to the local economy. Financial, environmental and social responsibility is essential to sustainable value creation at Phillips 66.

The world has a growing need for secure, affordable and diverse supplies of energy. Phillips 66 believes that fossil fuels will be a significant portion of the energy mix for the foreseeable future. Meanwhile, managing greenhouse gas (GHG) emissions must be approached from a scientific, economic and societal perspective, balancing long-term sustainability, business vitality and care for the environment. We recognize governments are seeking to adopt, or have adopted, various policies aimed at addressing GHG in the atmosphere, and the Company takes these into account in managing operations and implementing project development. In relation to government policies on energy and GHG emissions, we support:

•	Policies that balance economic growth, environmental care and social needs

•	Managing such emissions on a global basis using pragmatic solutions

•	Implementation of a full array of solutions based on sound science, without regulatory selection of winners and losers

•	Policies that minimize polarizing views and avoid duplicative or contradictory regulations or high administrative burden

•	Public and private fundamental research to advance energy solutions

Therefore, at Phillips 66, we focus on sustaining business for the near- and long-term by:

•	Monitoring GHG emissions from our operations, improving those operations and lowering such emissions by increasing energy efficiency

•	Conducting fundamental and applied research in alternative energy, carbon dioxide capture, processing improvements and product innovation

•	Supporting education on energy issues among key stakeholders and the general public

•	Assessing opportunities that may broaden the array of consumer energy choices

Accordingly, the Company reviews major projects for GHG emissions impact as part of its project approval process. The Company also recently has implemented or planned projects to improve energy efficiency at the majority of its refineries. These projects include steam system optimization as well as upgrades of instrumentation, controls and heat recovery hardware. Illustrative projects include those completed at the Borger and Rodeo refineries that reduced steam usage and venting, and optimized reactor and combustor temperatures, respectively. Additionally, energy dashboards, which inform facility managers of near real-time energy use, have been implemented at several of our refineries. The energy dashboard tools enable facility managers to view and improve the operation’s energy efficiency. Improving energy efficiency is simply good business.

Phillips 66 drives GHG emission reductions through these operational and development initiatives and energy efficiency projects rather than by setting an overall voluntary corporate target.

The federal government has recognized the Company’s energy efficiency efforts. The Company’s Bayway, Billings, Lake Charles and Ferndale refineries have earned ENERGY STAR® status from the U.S. Environmental Protection Agency (EPA). ENERGY STAR® is a program of the EPA that encourages businesses and consumers to protect the environment through superior energy efficiency. EPA awards the ENERGY STAR® to refineries achieving top-quartile energy efficiency based on an energy intensity index. The EPA works closely with the petroleum refining industry as well as eight other industries to promote strategic energy management at all levels. The ENERGY STAR® certification is awarded based on verified actual energy performance data for a twelve-month period, and acknowledges that the honored facility has performed at a high level of energy efficiency and environmental performance.

Emissions data for all U.S. refineries are publicly available on the EPA website, www.epa.gov. The Company reports GHG emissions annually to the EPA for each U.S. refinery it operates. In addition, in 2014 the Company will begin including GHG emissions data on its website for all refineries we operate. On an absolute basis and across the same asset base, direct CO2 equivalent GHG emissions from Company-operated refineries were reduced by nearly 600,000 metric tonnes from 2011 to 2012.

Phillips 66 complies with current GHG regulatory requirements. Many Company facilities operate in countries, regions or states with specific GHG emission reduction targets. Phillips 66 is committed to comply with all applicable GHG regulatory requirements.

Because of these on-going Company efforts and the numerous, varied and emerging GHG regulations in key jurisdictions in which Phillips 66 operates, the Board does not believe it is in the best interests of the Company, and it would not be an efficient use of Company resources, to establish at this time voluntary, quantitative goals for reducing total GHG emissions from the Company’s operations and issue a report by September 30, 2014, regarding its plans to achieve these goals. The proposed report would not add value to the Company’s efforts in this area.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS

YOU VOTE “AGAINST” THIS PROPOSAL

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for the 2015 Annual Meeting of Stockholders, our Corporate Secretary must receive the proposal at our principal executive offices by November 26, 2014. Any such proposal should comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934.

Under our By-Laws, and as SEC rules permit, stockholders must follow certain procedures to nominate a person for election as a director at an annual or special meeting, or to introduce an item of business at an annual meeting (other than a proposal submitted under Rule 14a-8). Under these procedures, stockholders must submit the proposed nominee or item of business by delivering a notice to the Corporate Secretary at the following address: Corporate Secretary, Phillips 66, P.O. Box 4428, Houston, Texas 77210. We must receive notice as follows:

•

We must receive notice of a stockholder’s intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days nor more than 120 days before the first anniversary of the prior year’s meeting. Assuming that our 2014 Annual Meeting is held on schedule, we must receive notice pertaining to the 2015 Annual Meeting no earlier than January 7, 2015 and no later than February 6, 2015.

•

However, if we hold the annual meeting on a date that is not within 30 days before or after such anniversary date, and if our first public announcement of the date of such annual meeting is less than 100 days prior to the date of such meeting, we must receive the notice no later than 10 days after the public announcement of such meeting.

•

If we hold a special meeting to elect directors, we must receive a stockholder’s notice of intention to introduce a nomination no later than 10 days after the earlier of the date we first provide notice of the meeting to stockholders or announce it publicly.

As required by Article II of our By-Laws, a notice of a proposed nomination must include information about the stockholder and the nominee, as well as a written consent of the proposed nominee to serve if elected. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the stockholder in the business and certain other information about the stockholder. You can obtain a copy of our By-Laws by writing the Corporate Secretary at the address above, or via our website under the “Governance” caption.

AVAILABLE INFORMATION

SEC rules require us to provide an annual report to stockholders who receive this proxy statement. Additional printed copies of the annual report, as well as our Corporate Governance Guidelines, Code of Business Ethics and Conduct, charters for each of the committees of the Board of Directors and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including the financial statements and the financial statement schedules, are available without charge to stockholders upon written request to Phillips 66 Investor Relations Department, P.O. Box 4428, Houston, Texas 77210 or via the Internet at www.Phillips66.com. We will furnish the exhibits to our Annual Report on Form 10-K upon payment of our copying and mailing expenses.

APPENDIX A

FINANCIAL INFORMATION

PHILLIPS 66

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

February 21, 2014

Management’s Discussion and Analysis is the company’s analysis of its financial performance, financial condition, and significant trends that may affect future performance. It should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Annual Report on Form 10-K. It contains forward-looking statements including, without limitation, statements relating to the company’s plans, strategies, objectives, expectations and intentions that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions identify forward-looking statements. The company does not undertake to update, revise or correct any of the forward-looking information unless required to do so under the federal securities laws. Readers are cautioned that such forward-looking statements should be read in conjunction with the company’s disclosures under the heading: “CAUTIONARY STATEMENT FOR THE PURPOSES OF THE ‘SAFE HARBOR’ PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995,” beginning on page A-30.

The terms “earnings” and “loss” as used in Management’s Discussion and Analysis refer to net income (loss) attributable to Phillips 66.

BUSINESS ENVIRONMENT AND EXECUTIVE OVERVIEW

Phillips 66 is an energy manufacturing and logistics company with midstream, chemicals, refining, and marketing and specialties businesses. At December 31, 2013, we had total assets of $49.8 billion.

The Separation

On April 4, 2012, the ConocoPhillips Board of Directors approved the separation of its downstream businesses into an independent, publicly traded company named Phillips 66. In accordance with the Separation and Distribution Agreement, the two companies were separated by ConocoPhillips distributing to its stockholders all 625,272,302 shares of common stock of Phillips 66 after the market closed on April 30, 2012 (the Separation). Each ConocoPhillips stockholder received one share of Phillips 66 stock for every two shares of ConocoPhillips stock. Following the Separation, ConocoPhillips retained no ownership interest in Phillips 66, and each company has separate public ownership, boards of directors and management.

Basis of Presentation

See Note 1—Separation and Basis of Presentation, in the Notes to Consolidated Financial Statements, for information on the basis of presentation of our financial information that affects the comparability of financial information for periods before and after the Separation.

Effective January 1, 2013, we changed the organizational structure of the internal financial information reviewed by our chief executive officer, and determined this resulted in a change in the composition of our operating segments. The primary effects of this reporting organization were:

•	We disaggregated the former Refining and Marketing (R&M) segment into two separate operating segments titled “Refining” and “Marketing and Specialties.”

•	We moved our Transportation and power businesses from the former R&M segment to the Midstream and Marketing and Specialties (M&S) segments, respectively.

The segment alignment is presented for the year ended December 31, 2013, with the prior periods recast for comparability. Certain prior period amounts have also been recast to reflect Phillips Specialty Products Inc. (PSPI) as discontinued operations due to its planned disposition.

Executive Overview

We reported earnings of $3.7 billion in 2013, generated $6.0 billion in cash from operating activities, and received $1.2 billion from asset dispositions. We used available cash to fund capital expenditures and investments of $1.8 billion, pay dividends of $0.8 billion, repurchase $2.2 billion of our common stock and repay $1.0 billion of debt. We ended 2013 with $5.4 billion of cash and cash equivalents and approximately $5.4 billion of total capacity under our available liquidity facilities.

In July 2013, Phillips 66 Partners LP, a master limited partnership we formed, completed its initial public offering of 18,888,750 common units, raising net proceeds of $404 million. Its assets consist of crude oil and refined petroleum product pipeline, terminal and storage systems in the Central and Gulf Coast regions of the United States, each of which is integral to a Phillips 66-operated refinery to which it is connected.

We continue to focus on the following strategic priorities:

•

Maintain strong operating excellence. Safety and reliability are our first priority, and we are committed to protecting the health and safety of everyone who has a role in our operations and the communities in which we operate. We are committed to protecting the environment and strive to reduce our environmental footprint throughout our operations. Optimizing utilization rates at our refineries through reliable and safe operations enables us to capture the value available in the market in terms of prices and margins. During 2013, our worldwide refining crude oil capacity utilization rate was 93 percent, the same as in 2012.

•

Deliver profitable growth and enhance returns. We have budgeted $2.7 billion in capital expenditures and investments in 2014, approximately 40 percent higher than our 2013 budget. Including our share of expected capital spending by joint ventures DCP Midstream, LLC (DCP Midstream), Chevron Phillips Chemical Company (CPChem) and WRB Refining LP (WRB), our total 2014 capital program is expected to be $4.6 billion. This program is designed primarily to grow our Midstream and Chemicals segments, which have planned expansions for manufacturing and logistics capacity. The need for additional new gathering and processing, pipeline, storage and distribution infrastructure–driven by growing domestic unconventional crude oil, natural gas liquids (NGL) and natural gas production–is creating capital investment opportunities in our Midstream business. Over the next few years, our Chemicals joint venture, CPChem, plans significant reinvestment of its earnings to build additional processing capacity benefiting from lower-cost NGL feedstocks. We plan to improve refining returns through greater use of advantaged feedstocks, disciplined capital allocation and portfolio optimization. We continue to focus on funding the most attractive growth opportunities across our portfolio.

•

Grow shareholder distributions. We believe shareholder value is enhanced through, among other things, consistent and ongoing growth of regular dividends, supplemented by share repurchases. We increased our dividend rate by 56 percent during 2013, and it has been almost doubled since the Separation. Regular dividends demonstrate the confidence our management has in our capital structure and its capability to generate free cash flow throughout the business cycle. As of December 31, 2013, we repurchased $2.6 billion, or approximately 44.1 million shares, of our common stock. At the discretion of our Board of Directors, we plan to increase dividends annually and fund our share repurchase program while continuing to invest in the growth of our business.

•

Build a high-performing organization. We strive to attract, train, develop and retain individuals with the knowledge and skills to implement our business strategy and who support our values and ethics. Throughout the company, we focus on getting results in the right way and believe success is both what we do and how we do it. We encourage collaboration throughout our company, while valuing differences, respecting diversity of thought, and creating a great place to work. We foster an environment of learning and development through structured programs focused on building functional and technical skills where employees are engaged in our business and committed to their own success, as well as to the company’s success.

Business Environment

The Midstream segment includes our 50 percent equity investment in DCP Midstream. Earnings of DCP Midstream are closely linked to NGL prices, natural gas prices and, to a lesser extent, crude oil prices. Industry NGL annual average prices decreased from 2011 to 2012 and again from 2012 to 2013, due to relatively higher inventories driven by growing NGL production from liquids-rich shale plays with limited corresponding demand increase from the petrochemical industry and constrained export capacity. Natural gas prices decreased from 2011 to 2012, but increased from 2012 to 2013. The decrease in natural gas prices in 2012 was largely due to higher supply levels and relatively lower demand. The increase in 2013 was primarily driven by relatively colder weather in the first half of the year, which lowered inventory stock levels to below the five-year average low, as well as pipeline constraints in the Northeast United States.

The Chemicals segment consists of our 50 percent equity investment in CPChem. The chemicals and plastics industry is mainly a commodity-based industry where the margins for key products are based on market factors. The chemicals and plastics industry continues to experience higher ethylene margins in regions of the world where production is based upon NGL versus crude-derived feedstocks. In particular, North American ethane-based crackers benefited from the lower-priced feedstocks and improved ethylene margins. This margin strength was sustained through the ethylene chain, including polyethylene.

Results for our Refining segment depend largely on refining margins, cost control, refinery throughput, and product yields. The crack spread is a measure of the difference between market prices for refined petroleum products and crude oil, and it is used within our industry as an indicator for refining margins. The U.S. 3:2:1 crack spread (three barrels of crude oil producing two barrels of gasoline and one barrel of diesel) increased from 2011 to 2012, but decreased from 2012 to 2013. The 2012 domestic industry average crack spread improved over 2011 primarily as a result of improved global demand for refined products resulting from worldwide economic recovery, along with limited net increase in global refining capacity. U.S. margins in the Midcontinent were especially strong, which was attributed to the region’s crude feedstock advantage during this period. The decrease in the domestic industry average crack spread from 2012 to 2013 was largely due to the larger decline in gasoline and distillates prices compared to crude prices during 2013, as a result of expansion in refining capacity.

U.S. crude production continues to increase and nationwide growth is benefiting from slower decline rates in legacy production areas. Limited infrastructure for takeaway options resulted in favorable feedstock prices for U.S. refiners with access to advantaged crudes. Midcontinent refiners were especially advantaged. Sustained pressure on inventories in the Midcontinent caused West Texas Intermediate (WTI) crude to continue trading at a discount relative to crudes such as Light Louisiana Sweet (LLS) and Brent during 2013. Refineries capable of processing WTI crude and crude oils that price relative to WTI, primarily the Midcontinent and Gulf Coast refineries, benefited from these lower regional feedstock prices. The spread between WTI and Brent over the year narrowed considerably, stemming from increased pipeline outlets from Cushing to the Gulf Coast, as well as tightening Canadian light crude supply in the Midcontinent region.

The Northwest Europe benchmark crack spread increased from 2011 to 2012, but decreased from 2012 to 2013. The improved benchmark crack spread in Northwest Europe for 2012, compared with 2011, resulted from improved global demand for refined products with worldwide economic recovery. The decline from 2012 to 2013 was due to lower European domestic and export product demand on weak refinery economics while large volumes of imported diesel from the United States, India, Asia Pacific and Russia kept prices under pressure. Weak domestic European demand and reduced export markets for gasoline compounded the declining product crack spreads.

Results for our M&S segment depend largely on marketing fuel margins, lubricant margins and other specialty product margins. These margins are primarily based on market factors, largely determined by the relationship between demand and supply. Marketing fuel margins are primarily determined by the trend of the spot prices for refined products. Generally, a downward trend of spot prices has a favorable impact on the marketing fuel margins, while an upward trend of spot prices has an unfavorable impact on marketing fuel margins.

RESULTS OF OPERATIONS

Consolidated Results

A summary of the company’s earnings by business segment follows:

	Millions of Dollars
	Year Ended December 31
	2013	2012	2011

Midstream	$469	53	2,149
Chemicals	986	823	716
Refining	1,851	3,217	1,529
Marketing and Specialties	790	417	530
Corporate and Other	(431)	(434)	(192)
Discontinued Operations	61	48	43
Net income attributable to Phillips 66	$3,726	4,124	4,775

2013 vs. 2012

Our earnings decreased $398 million, or 10 percent, in 2013, primarily resulting from lower realized refining margins as a result of decreased market crack spreads and impacts related to lower feedstock advantage.

This decrease was partially offset by:

•

Lower impairment expense in 2013. We recorded impairments related to our equity investments in Malaysian Refining Company Sdn. Bdh. (MRC), a refining company in Melaka, Malaysia, and Rockies Express Pipeline LLC (REX), a natural gas transmission system, in 2012.

•	Improved worldwide marketing margins.
•	Lower interest and costs resulting from CPChem’s early debt retirements in 2012.

2012 vs. 2011

Our earnings decreased $651 million, or 14 percent, in 2012, primarily resulting from:

•	A $1,437 million after-tax decrease in net gains on asset dispositions in 2012. 2011 results included significant gains on the disposition of three pipeline systems.
•	A $648 million after-tax increase in impairments in 2012, primarily reflecting impairments of our equity investments in MRC and REX.
•	A $137 million after-tax increase in net interest expense, reflecting the issuance of $7.8 billion of debt during the first-half of 2012 in connection with the Separation.

•	Lower NGL prices during 2012, which contributed to decreased earnings from our Midstream segment.

These items were partially offset by:

•	Improved margins in the Refining segment.
•	Improved ethylene and polyethylene margins in the Chemicals segment.

See the “Segment Results” section for additional information on our segment results.

Income Statement Analysis

2013 vs. 2012

Sales and other operating revenues and purchased crude oil and products both decreased 4 percent in 2013. The decreases were primarily due to lower average prices for crude oil and petroleum products.

Equity in earnings of affiliates decreased 2 percent in 2013, primarily resulting from decreased earnings from WRB, partially offset by increased equity earnings from CPChem.

•	Equity in earnings of WRB decreased 21 percent, mainly due to lower refining margins in the Central Corridor as a result of lower market crack spreads.
•

Equity in earnings of CPChem increased 14 percent, primarily driven by the absence of costs and interest associated with CPChem’s early retirement of debt in 2012, improved realized margins, higher equity earnings from CPChem’s equity affiliates and the absence of 2012 fixed asset impairments. These increases were partially offset by lower olefins and polyolefins sales volumes related to ethylene outages. In addition, increased turnaround and maintenance activity resulted in lower volumes and higher costs.

Net gain on dispositions decreased 72 percent in 2013, primarily resulting from a net gain associated with the sale of the Trainer Refinery and associated terminal and pipeline assets in 2012, compared with a gain resulting from the sale of our E-GasTM Technology business in May 2013. For additional information, see Note 5—Assets Held for Sale or Sold, in the Notes to Consolidated Financial Statements.

Selling, general and administrative expenses decreased 13 percent in 2013, primarily due to costs associated with the Separation and costs relating to a prior retail disposition program in 2012.

Impairments in 2013 were $29 million, compared with $1,158 million in 2012. Impairments in 2012 included our investments in MRC and REX, a marine terminal and associated assets, and equipment formerly associated with the canceled Wilhelmshaven Refinery (WRG) upgrade project. For additional information, see Note 9—Impairments, in the Notes to Consolidated Financial Statements.

See Note 20—Income Taxes, in the Notes to Consolidated Financial Statements, for information regarding our provision for income taxes and effective tax rates.

2012 vs. 2011

Sales and other operating revenues decreased 8 percent in 2012, while purchased crude oil and products decreased 11 percent. The decreases were mainly due to processing lower refining volumes at our wholly owned refineries, resulting from the shutdown of Trainer Refinery in September 2011, combined with lower crude oil and NGL prices.

Equity in earnings of affiliates increased 10 percent in 2012, primarily resulting from improved earnings from WRB and CPChem. Equity in earnings of WRB increased 43 percent, mainly due to higher refining margins in the Central Corridor, combined with processing higher volumes associated with the coker and refining expansion (CORE) project at the Wood River Refinery. Equity in earnings of CPChem increased 22 percent, primarily resulting from higher ethylene and polyethylene margins.

These improvements were partially offset by:

•	Lower earnings from DCP Midstream, mainly due to a decrease in NGL prices.
•	Lower earnings from Excel Paralubes, Merey Sweeny, L.P. (MSLP) and MRC, mainly due to lower margins.
•	The absence of earnings from Colonial Pipeline Company, which was sold in December 2011.

Net gain on dispositions decreased 88 percent in 2012, primarily resulting from 2011 gains associated with the disposition of three pipeline systems, compared with a net gain associated with the sale of Trainer Refinery and associated terminal and pipeline assets in the second quarter of 2012. For additional information, see Note 5—Assets Held for Sale or Sold, in the Notes to Consolidated Financial Statements.

Other income increased $90 million in 2012, primarily associated with a keep-whole payment received from a third party associated with the sale of its ownership interest in REX, gains from trading activities not directly related to our physical business, and income received from ConocoPhillips associated with shared services.

Selling, general and administrative expenses increased 22 percent in 2012, primarily resulting from one-time and incremental costs associated with the Separation, as well as incremental costs relating to a prior retail disposition program.

Impairments in 2012 included our investments in MRC and REX, a marine terminal and associated assets, and equipment formerly associated with the canceled WRG upgrade project. Impairments in 2011 included the Trainer Refinery and associated terminal and pipeline assets. For additional information, see Note 9—Impairments, in the Notes to Consolidated Financial Statements.

Interest and debt expense increased $229 million in 2012, primarily due to approximately $7.8 billion of new debt issued in early 2012. For additional information, see Note 12—Debt, in the Notes to Consolidated Financial Statements.

See Note 20—Income Taxes, in the Notes to Consolidated Financial Statements, for information regarding our provision for income taxes and effective tax rates.

Segment Results

Midstream

	Year Ended December 31
	2013	2012	2011
	Millions of Dollars
Net Income (Loss) Attributable to Phillips 66
Transportation	$200	(210)	1,779
DCP Midstream	210	179	287
NGL Operations and Other	59	84	83
Total Midstream	$469	53	2,149

	Dollars Per Unit
Weighted Average NGL Price*
DCP Midstream (per barrel)	$31.84	34.24	50.64
DCP Midstream (per gallon)	0.76	0.82	1.21
*Basedon index prices from the Mont Belvieu and Conway market hubs that are weighted by NGL component and location mix.

	Thousands of Barrels Daily
Transportation Volumes
Pipelines*	3,167	2,898	2,981
Terminals	1,274	1,169	1,173
Operating Statistics
NGL extracted**	213	201	192
NGL fractionated***	115	105	112
*	Pipelines represent the sum of volumes transported through each separately tariffed pipeline segment, including our share of equity volumes from Yellowstone Pipe Line Company and Lake Charles Pipe Line Company.
**	Includes our share of equity affiliates.
***	Excludes DCP Midstream.

The Midstream segment purchases raw natural gas from producers and gathers natural gas through an extensive network of pipeline gathering systems. The natural gas is then processed to extract NGL from the raw gas stream. The remaining “residue” gas is marketed to electric utilities, industrial users and gas marketing companies. Most of the NGLs are fractionated—separated into individual components such as ethane, propane and butane—and marketed as chemical feedstock, fuel or blendstock. In addition, the Midstream segment includes U.S. transportation and terminaling services associated with the movement of crude oil, refined and specialty products, natural gas and NGL. The Midstream segment includes our 50 percent equity investment in DCP Midstream, as well as NGL fractionation, trading and marketing businesses in the United States.

2013 vs. 2012

Earnings from the Midstream segment increased $416 million in 2013, compared with 2012. The improvement was primarily driven by higher earnings from our Transportation business and DCP Midstream, partially offset by lower earnings from NGL Operations and Other.

Transportation earnings increased $410 million in 2013, compared with 2012. These increases primarily resulted from lower impairments in 2013, as well as increased throughput fees. In 2012, we recorded after-tax impairments totaling $303 million on our equity investment in REX, primarily reflecting a diminished view of fair value of west-to-east natural gas transmission, due to the impact of shale gas production in the northeast. For additional information on the REX impairment, see Note 9—Impairments, in the Notes to

Consolidated Financial Statements. Throughput fees were higher in 2013, primarily due to the implementation of market-based intersegment transfer prices for transportation and terminaling services during 2013.

The $31 million increase in earnings of DCP Midstream in 2013 primarily resulted from an increase in gains associated with unit issuances by DCP Midstream Partners, LP (DCP Partners), as described below. In addition, higher natural gas and crude oil prices benefitted earnings. These increases were partially offset by lower NGL prices and higher interest expense. See the “Business Environment and Executive Overview” section for additional information on NGL prices.

DCP Partners, a subsidiary of DCP Midstream, issues, from time to time, limited partner units to the public. These issuances benefited our equity in earnings from DCP Midstream, on an after-tax basis, by approximately $62 million in 2013, compared with approximately $24 million in 2012.

NGL Operations and Other decreased $25 million, or 30 percent, in 2013, compared with 2012. The decrease was primarily due to inventory impacts, reflecting inventory reductions in 2012 in anticipation of the Separation, which caused liquidations of LIFO inventory values.

2012 vs. 2011

Earnings from the Midstream segment decreased $2,096 million in 2012, compared with 2011. The decrease was primarily due to lower net gains on disposition of assets and higher impairments in our Transportation business, as well as decreased equity earnings from DCP Midstream. These items were partially offset by a keep-whole payment received from a third party associated with the sale of its ownership in REX.

Transportation earnings decreased $1,989 million in 2012, compared with 2011. During 2011, Transportation included an after-tax gain of $1,595 million on the sales of Seaway Products Pipeline Company, and our ownership interest in Colonial Pipeline Company and Seaway Crude Pipeline Company. For additional information, see Note 5—Assets Held for Sale or Sold, in the Notes to Consolidated Financial Statements. Additionally, in 2012, we recorded after-tax impairments totaling $303 million on our equity investment in REX.

A $108 million decrease in earnings of DCP Midstream in 2012 mainly resulted from lower NGL prices and, to a lesser extent, lower natural gas prices, partially offset by lower depreciation, favorable volume impacts due to greater NGL extracted from liquid rich areas (such as Permian Basin, Eagle Ford Shale and Denver-Julesburg Basin), and increased gains from the issuance of limited partner units by DCP Partners. Issuances of limited partner units by DCP Partners benefited our equity earnings from DCP Midstream by approximately $24 million after tax in 2012, compared with approximately $11 million after tax in 2011.

During the second quarter of 2012, DCP Midstream completed a review of the estimated depreciable lives of its major classes of properties, plants and equipment. As a result of that review, the depreciable lives were extended. This change in accounting estimate was implemented on a prospective basis, effective April 1, 2012.

Chemicals

	Year Ended December 31
	2013	2012	2011
	Millions of Dollars
Net Income Attributable to Phillips 66	$986	823	716

	Millions of Pounds
CPChem Externally Marketed Sales Volumes*
Olefins and polyolefins	16,071	14,967	14,305
Specialties, aromatics and styrenics	6,230	6,719	6,704
	22,301	21,686	21,009
*Represents100 percent of CPChem’s outside sales of produced petrochemical products, as well as commission sales from equity affiliates.

Olefins and Polyolefins Capacity Utilization (percent)	88%	93	94

The Chemicals segment consists of our 50 percent interest in CPChem, which we account for under the equity method. CPChem uses NGL and other feedstocks to produce petrochemicals. These products are then marketed and sold or used as feedstocks to produce plastics and other chemicals.

2013 vs. 2012

CPChem continued to benefit from price-advantaged NGL feedstocks in 2013 due to the location of its manufacturing facilities in the U.S. Gulf Coast and Middle East. Earnings from the Chemicals segment increased $163 million, or 20 percent, in 2013, compared with 2012. The increase in earnings was primarily driven by:

•	Lower costs and interest associated with CPChem’s 2012 early retirement of $1 billion of debt.
•	Improved polyethylene realized margins.
•	Higher equity earnings from CPChem’s equity affiliates, reflecting increased volumes and margins.
•	Lower asset impairments.

These increases were partially offset by lower olefins and polyolefins sales volumes related to ethylene outages. In addition, increased turnaround and maintenance activity resulted in lower volumes and higher costs. See the “Business Environment and Executive Overview” section for information on market factors impacting CPChem’s results.

2012 vs. 2011

Earnings from the Chemicals segment increased $107 million, or 15 percent, in 2012, compared with 2011. The increase was primarily driven by higher ethylene and polyethylene margins and lower utility costs, partially offset by a loss on early extinguishment of debt and asset impairments. Ethylene margins benefited from lower feedstock costs, particularly lower ethane and propane prices during 2012. Utility costs benefited from lower natural gas prices during 2012.

During 2012, CPChem retired $1 billion of fixed-rate debt. CPChem also incurred prepayment premiums and wrote off the associated unamortized debt issuance costs. As a result, CPChem recognized a loss on early extinguishment of debt in 2012 of $287 million (100 percent basis), which decreased our equity in earnings from CPChem, on an after-tax basis, by approximately $90 million.

In addition, during 2012, CPChem recorded asset impairments totaling $91 million (100 percent basis), which decreased our equity in earnings from CPChem, on an after-tax basis, by $28 million. These asset impairments primarily included certain specialties, aromatics and styrenics asset groups and were mainly driven by decreases in cash flow projections.

Refining

	Year Ended December 31
	2013	2012	2011
	Millions of Dollars
Net Income (Loss) Attributable to Phillips 66
Atlantic Basin/Europe	$42	565	(330)
Gulf Coast	130	579	466
Central Corridor	1,484	2,263	1,439
Western/Pacific	45	(385)	29
Other refining	150	195	(75)
Worldwide	$1,851	3,217	1,529

	Dollars Per Barrel
Refining Margins
Atlantic Basin/Europe	$6.87	9.28	5.93
Gulf Coast	6.63	9.02	8.01
Central Corridor	18.62	26.37	19.87
Western/Pacific	8.20	11.04	9.13
Worldwide	10.10	13.59	9.79

	Thousands of Barrels Daily
Operating Statistics
Refining operations*
Atlantic Basin/Europe
Crude oil capacity	588	588	726
Crude oil processed	546	555	682
Capacity utilization (percent)	93%	94	94
Refinery production	578	599	736
Gulf Coast
Crude oil capacity	733	733	733
Crude oil processed	651	657	658
Capacity utilization (percent)	89%	90	90
Refinery production	736	743	748
Central Corridor
Crude oil capacity	477	470	471
Crude oil processed	472	454	433
Capacity utilization (percent)	99%	97	92
Refinery production	489	471	448
Western/Pacific
Crude oil capacity	440	439	435
Crude oil processed	410	398	393
Capacity utilization (percent)	93%	91	91
Refinery production	445	419	419
Worldwide
Crude oil capacity	2,238	2,230	2,365
Crude oil processed	2,079	2,064	2,166
Capacity utilization (percent)	93%	93	92
Refinery production	2,248	2,232	2,351
*Includes	our share of equity affiliates.

The Refining segment buys, sells and refines crude oil and other feedstocks into petroleum products (such as gasoline, distillates and aviation fuels) at 15 refineries, mainly in the United States, Europe and Asia.

2013 vs. 2012

Earnings for the Refining segment were $1,851 million in 2013, a decrease of $1,366 million, or 42 percent, compared with 2012. The decrease in earnings in 2013 was primarily due to lower realized refining margins as a result of a 16 percent reduction in market cracks and impacts related to lower feedstock advantage. In addition to margins, refining results were also impacted by a $104 million after-tax gain from the sale of the Trainer Refinery and associated terminal and pipeline assets in 2012. These decreases were partially offset by reduced impairments recorded in 2012, primarily related to MRC and WRG. See the “Business Environment and Executive Overview” section for information on industry crack spreads and other market factors impacting this year’s results.

Our worldwide refining crude oil capacity utilization rate was 93 percent in both 2013 and 2012, as the lack of weather disruptions were offset by higher turnaround activities.

2012 vs. 2011

Refining reported earnings of $3,217 million in 2012, an increase of $1,688 million, or 110 percent, compared with 2011. The increase in earnings in 2012 was primarily due to improved worldwide refining margins driven by improved market conditions and optimizing access to lower-cost crude oil feedstocks, as well as a net gain on disposition of the Trainer Refinery and associated terminal and pipeline assets. These were partially offset by higher impairments and increased maintenance and repair expense associated with our Bayway Refinery as a result of severe weather disruptions.

During 2012, Refining included an after-tax gain of $104 million from the sale of the Trainer Refinery and associated terminal and pipeline assets. For additional information, see Note 5—Assets Held for Sale or Sold, in the Notes to Consolidated Financial Statements.

Additionally, during 2012, Refining results included an after-tax impairment of $564 million on our equity investment in MRC and an after-tax impairment of $42 million related to equipment formerly associated with the canceled WRG upgrade project, compared with an after-tax impairment of $303 million on the Trainer Refinery during 2011.

Our worldwide refining capacity utilization rate was 93 percent in 2012, compared with 92 percent in 2011. The improvement was primarily due to improved market conditions, partially offset by higher turnaround and maintenance activities, as well as severe weather disruptions.

Marketing and Specialties

	Year Ended December 31
	2013	2012	2011
	Millions of Dollars
Net Income Attributable to Phillips 66
Marketing and Other	$673	263	401
Specialties	117	154	129
Total Marketing and Specialties	$790	417	530

	Dollars Per Barrel
Realized Marketing Fuel Margin*
U.S.	$1.21	0.87	0.74
International	4.36	4.17	4.26
*Onthird-party petroleum products sales.

	Dollars Per Gallon
U.S. Average Wholesale Prices*
Gasoline	$2.88	3.00	2.94
Distillates	3.10	3.19	3.12
*Excludesexcise taxes.

	Thousands of Barrels Daily
Marketing Petroleum Products Sales
Gasoline	1,174	1,101	1,204
Distillates	967	985	1,039
Other	17	17	18
	2,158	2,103	2,261

The M&S segment purchases for resale and markets refined petroleum products (such as gasoline, distillates and aviation fuels), mainly in the United States and Europe. In addition, this segment includes the manufacturing and marketing of specialty products (such as lubricants), as well as power generation operations.

2013 vs. 2012

Earnings from the M&S segment increased $373 million, or 89 percent, in 2013, compared with 2012. See the “Business Environment and Executive Overview” section for information on marketing fuel margins and other market factors impacting this year’s results.

During 2013, U.S. marketing margins benefited from higher Renewable Identification Numbers (RINs) values associated with renewable fuels blending activities, particularly during the first three quarters. RIN prices decreased during the fourth quarter, as concerns over their availability eased somewhat based on anticipated actions by the U.S. Environmental Protection Agency. As a result, we would expect the benefit to our U.S. marketing margins from RINs to be lower in 2014 than we experienced in 2013. The increased RIN prices offset weaker underlying components of our U.S. marketing margins during 2013.

M&S earnings benefited from higher international marketing margins in 2013, as well as an after-tax gain of $23 million from the sale of our E-GasTM Technology business in May 2013. Earnings in 2012 were lowered by income taxes associated with foreign dividends, and 2012 included a full year of earnings from our U.K. power generation business, which was sold in July 2013.

2012 vs. 2011

Earnings from the M&S segment decreased $113 million, or 21 percent, in 2012, compared with 2011. During 2012, the segment was negatively impacted by higher income taxes associated with foreign dividends, increased costs, and lower volumes, partially offset by higher U.S. margins. In addition, 2011 earnings benefited from an after-tax gain of $26 million from the sale of our delayed coker licensing business.

Corporate and Other

	Millions of Dollars
	Year Ended December 31
	2013	2012	2011
Net Loss Attributable to Phillips 66
Net interest expense	$(166)	(148)	(11)
Corporate general and administrative expenses	(145)	(116)	(76)
Technology	(50)	(49)	(53)
Repositioning costs	—	(55)	—
Other	(70)	(66)	(52)
Total Corporate and Other	$(431)	(434)	(192)

2013 vs. 2012

Net interest expense consists of interest and financing expense, net of interest income and capitalized interest. Net interest expense increased $18 million in 2013, compared with 2012, primarily due to increased average debt outstanding in 2013, reflecting the issuance of debt in early 2012 in connection with the Separation. For additional information, see Note 12—Debt, in the Notes to Consolidated Financial Statements.

Corporate general and administrative expenses increased $29 million in 2013, compared with 2012. The increase was primarily due to incremental costs and expenses associated with operating as a stand-alone company. Repositioning costs decreased $55 million in 2013, compared with 2012.

2012 vs. 2011

Net interest expense increased $137 million in 2012, compared with 2011, primarily due to approximately $7.8 billion of new debt issued in early 2012. For additional information, see Note 12—Debt, in the Notes to Consolidated Financial Statements.

Corporate general and administrative expenses increased $40 million in 2012, compared with 2011. The increase was primarily due to incremental costs and expenses associated with operating as a stand-alone company for the eight months subsequent to the Separation.

Repositioning costs consist of expenses related to the Separation. Expenses incurred in the eight-month period subsequent to the Separation primarily included compensation and benefits, employee relocations and moves, information systems, and shared services costs.

The “Other” category includes certain income tax expenses, environmental costs associated with sites no longer in operation, foreign currency transaction gains and losses and other costs not directly associated with an operating segment. Changes in the “Other” category were mainly due to an after-tax impairment of $16 million on a corporate property in 2012.

Discontinued Operations

	Millions of Dollars
	Year Ended December 31
	2013	2012	2011
Net Income Attributable to Phillips 66
Discontinued operations	$61	48	43

On December 30, 2013, we entered into an agreement to exchange PSPI for shares of our common stock held by the other party, with closing expected in the first quarter of 2014. Accordingly, we have reflected PSPI as discontinued operations, and recast prior periods for comparability. See the “Outlook” section for additional information on this transaction.

CAPITAL RESOURCES AND LIQUIDITY

Financial Indicators

	Millions of Dollars Except as Indicated
	2013	2012	2011
Net cash provided by operating activities	$6,027	4,296	5,006
Short-term debt	24	13	30
Total debt	6,155	6,974	391
Total equity	22,392	20,806	23,293
Percent of total debt to capital*	22%	25	2
Percent of floating-rate debt to total debt	1%	15	13
*Capital	includes total debt and total equity.

To meet our short- and long-term liquidity requirements, we look to a variety of funding sources, but rely primarily on cash generated from operating activities. During 2013, we generated $6.0 billion in cash from operations, received $1.2 billion from asset dispositions and received $0.4 billion as a result of net proceeds received from the issuance of Phillips 66 Partners’ common units. This available cash was primarily used for capital expenditures and investments ($1.8 billion), repurchases of our common stock ($2.2 billion), debt repayments ($1.0 billion) and dividend payments on our common stock ($0.8 billion). During 2013, cash and cash equivalents increased by $1.9 billion to $5.4 billion, of which $425 million was held by Phillips 66 Partners.

In addition to cash flows from operating activities, we rely on our credit facility programs, asset sales and our shelf registration statement to support our short- and long-term liquidity requirements. We believe current cash and cash equivalents and cash generated by operations, together with access to external sources of funds as described below under “Significant Sources of Capital,” will be sufficient to meet our funding requirements in the near and long term, including our capital spending, dividend payments, defined benefit plan contributions, repayment of debt and share repurchases.

Significant Sources of Capital

Operating Activities

During 2013, cash of $6,027 million was provided by operating activities, a 40 percent increase from cash from operations of $4,296 million in 2012. The increase in the 2013 period primarily reflected positive working capital impacts. Accounts payable activity increased cash from operations by $360 million in 2013, reflecting both higher volumes and commodity prices. By comparison, lower commodity prices and volumes reduced cash from operations by $985 million in 2012. Our distributions from CPChem increased over $500 million in 2013, compared with 2012, reflecting the completion of CPChem’s debt repayments in 2012, which allowed increased dividends to us and our co-venturer. Partially offsetting the positive impact of working capital changes in 2013 were lower refining margins during 2013, reflecting less favorable market conditions and tightening crude differentials.

During 2012, cash of $4,296 million was provided by operating activities, a 14 percent decrease from cash from operations of $5,006 million in 2011. The decrease primarily reflected the impact of working capital changes. Accounts payable activity lowered cash from operations by $985 million in 2012, primarily reflecting lower commodity prices and volumes. Inventory management had a reduced benefit to working capital in 2012, compared with 2011. Partially offsetting the negative impact of working capital changes were improved U.S. refining margins during 2012, reflecting improved market conditions and increasing access to lower-cost crude oil feedstocks. Increased distributions from equity affiliates, particularly WRB, whose refineries are located in the Central Corridor region, also partially offset the negative impact of working capital changes in 2012.

Our short- and long-term operating cash flows are highly dependent upon refining and marketing margins, NGL prices, and chemicals margins. Prices and margins in our industry are typically volatile, and are driven by market conditions over which we have little or no control. Absent other mitigating factors, as these prices and margins fluctuate, we would expect a corresponding change in our operating cash flows.

The level and quality of output from our refineries also impacts our cash flows. The output at our refineries is impacted by such factors as operating efficiency, maintenance turnarounds, market conditions, feedstock availability and weather conditions. We actively manage the operations of our refineries and, typically, any variability in their operations has not been as significant to cash flows as that caused by margins and prices. Our worldwide refining crude oil capacity utilization was 93 percent in both 2013 and 2012. We are forecasting 2014 utilization to remain in the low 90-percent range.

Our operating cash flows are also impacted by distribution decisions made by our equity affiliates, including DCP Midstream, CPChem and WRB. Over the three years ended December 31, 2013, we received distributions of $812 million from DCP Midstream, $1,893 million from CPChem and $3,302 million from WRB. We cannot control the amount of future distributions from equity affiliates; therefore, future distributions by these and other equity affiliates are not assured.

Asset Sales

Proceeds from asset sales in 2013 were $1,214 million, compared with $286 million in 2012 and $2,627 million in 2011. The 2013 proceeds included the sale of a power plant in the United Kingdom, as well as our gasification technology. The 2012 proceeds included the sale of a refinery and associated terminal and pipeline assets located in Trainer, Pennsylvania, as well as the sale of our Riverhead Terminal located in Riverhead, New York. The 2011 proceeds included the sale of our ownership interests in Colonial Pipeline Company and Seaway Crude Pipeline Company, as well as the Wilhelmshaven Refinery and Seaway Products Pipeline Company. As of December 31, 2013, a before-tax gain of $375 million associated with 2013 asset sales was deferred due to an indemnity provided to the buyer. A portion of the deferred gain is denominated in a foreign currency; accordingly, the amount of the deferred gain translated into U.S. dollars is subject to change based on currency fluctuations. Absent claims under the indemnity, the deferred gain will be recognized into earnings as our exposure under this indemnity declines, currently expected to begin in the second half of 2014 and end in the first half of 2015.

Initial Public Offering of Phillips 66 Partners LP

In 2013, we formed Phillips 66 Partners, a master limited partnership, to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and NGL pipelines and terminals, as well as other transportation and midstream assets. On July 26, 2013, Phillips 66 Partners completed its initial public offering of 18,888,750 common units at a price of $23.00 per unit, which included a 2,463,750 common unit over-allotment option that was fully exercised by the underwriters. Phillips 66 Partners received $404 million in net proceeds from the sale of the units, after deducting underwriting discounts, commissions, structuring fees and offering expenses. Headquartered in Houston, Texas, Phillips 66 Partners’ assets consist of crude oil and refined petroleum product pipeline, terminal, and storage systems in the Central and Gulf Coast regions of the United States, each of which is integral to a connected Phillips 66-operated refinery.

We currently own a 71.7 percent limited partner interest and a 2.0 percent general partner interest in Phillips 66 Partners, while the public owns a 26.3 percent limited partner interest. We consolidate Phillips 66 Partners as a variable interest entity for financial reporting purposes (for additional information, see Note 3—Variable Interest Entities (VIEs), in the Notes to Consolidated Financial Statements). The public’s ownership interest in Phillips 66 Partners is reflected as a noncontrolling interest in our financial statements, including $409 million in the equity section of our consolidated balance sheet as of December 31, 2013. Phillips 66 Partners’ cash and cash equivalents at December 31, 2013, were $425 million.

Credit Facilities

During the second quarter of 2013, we amended our revolving credit agreement by entering into the First Amendment to Credit Agreement (Amendment). The Amendment increased the borrowing capacity from $4.0 billion to $4.5 billion, extended the term from February 2017 to June 2018, reduced the margin applied to interest and fees accruing on and after the Amendment effective date, and made certain amendments with respect to Phillips 66 Partners. As of December 31, 2013, no amount had been drawn under this facility; however, $51 million in letters of credit had been issued that were supported by this facility.

The revolving credit agreement contains covenants that we consider usual and customary for an agreement of this type for comparable commercial borrowers, including a maximum consolidated net debt-to-capitalization ratio of 60 percent. The agreement has customary events of default, such as nonpayment of principal when due; nonpayment of interest, fees or other amounts; violation of covenants; cross-payment default and cross-acceleration (in each case, to indebtedness in excess of a threshold amount); and a change of control.

Borrowings under the credit agreement will incur interest at the London Interbank Offered Rate (LIBOR) plus a margin based on the credit rating of our senior unsecured long-term debt as determined from time to time by Standard & Poor’s Ratings Services (S&P) and Moody’s Investors Service (Moody’s). The revolving credit agreement also provides for customary fees, including administrative agent fees and commitment fees.

On June 7, 2013, Phillips 66 Partners entered into a senior unsecured $250 million revolving credit agreement (Revolver) with a syndicate of financial institutions, which became effective upon its initial public offering of common units on July 26, 2013. Phillips 66 Partners has the option to increase the overall capacity of the Revolver by up to an additional $250 million, subject to certain conditions. The Revolver has an initial term of five years. As of December 31, 2013, no amount had been drawn under this facility.

Trade Receivables Securitization Facility

Our trade receivables securitization facility, which was entered into during April 2012, has a term of three years. During the second quarter of 2013, we amended the facility by entering into the First Amendment to

Receivables Purchase Agreement (Securitization Amendment). The Securitization Amendment decreased the borrowing capacity from $1.2 billion to $696 million and made certain amendments with respect to Phillips 66 Partners. As of December 31, 2013, no amount had been drawn under this facility. However, $26 million in letters of credit had been issued that were collateralized by trade receivables held by a subsidiary under this facility.

Debt Financings

Our $5.8 billion of Senior Notes were issued by Phillips 66, and are guaranteed by Phillips 66 Company, a 100-percent-owned subsidiary. Our senior unsecured long-term debt has been rated investment grade by S&P and Moody’s. We do not have any ratings triggers on any of our corporate debt that would cause an automatic default, and thereby impact our access to liquidity, in the event of a downgrade of our credit rating. If our credit rating deteriorated to a level prohibiting us from accessing the commercial paper market, we would expect to be able to access funds under our liquidity facilities mentioned above.

Shelf Registration

We have a universal shelf registration statement on file with the SEC under which we, as a well-known seasoned issuer, have the ability to issue and sell an indeterminate amount of various types of debt and equity securities.

Other Financing

During 2013, we entered into a capital lease obligation for use of an oil terminal in the United Kingdom. The capital lease matures in 2033 and the present value of our minimum capital lease payments as of December 31, 2013, was $189 million.

Off-Balance Sheet Arrangements

As part of our normal ongoing business operations, we enter into agreements with other parties to pursue business opportunities, with costs and risks apportioned among the parties as provided by the agreements. In April 2012, in connection with the Separation, we entered into an agreement to guarantee 100 percent of certain outstanding debt obligations of MSLP. At December 31, 2013, the aggregate principal amount of MSLP debt guaranteed by us was $214 million.

For additional information about guarantees, see Note 13—Guarantees, in the Notes to Consolidated Financial Statements.

Capital Requirements

For information about our capital expenditures and investments, see “Capital Spending” below.

Our debt balance at December 31, 2013, was $6.2 billion and our debt-to-capital ratio was 22 percent, within our target range of 20-to-30 percent. During 2013, we prepaid the $1 billion outstanding balance on our $2 billion term loan. As a result of this prepayment, we have no material scheduled debt maturities in 2014.

On February 7, 2014, our Board of Directors declared a quarterly cash dividend of $0.39 per common share, payable March 3, 2014, to holders of record at the close of business on February 18, 2014.

During the second half of 2013, we entered into a construction agency agreement and an operating lease agreement with a financial institution to finance the construction of our new headquarters facility to be located in Houston, Texas. Under the construction agency agreement, we act as construction agent for the financial institution over a construction period of up to three years and eight months, during which we request draws from the financial institution to fund construction costs. The operating lease becomes effective after construction is substantially complete and we are able to occupy the facility. The operating lease has an initial term of five years and provides us the option, under specified circumstances, to request additional lease extensions, purchase the facility or assist the financial institution in marketing it for resale.

During 2012, our Board of Directors authorized the repurchase of up to $2 billion of our outstanding common stock. In October 2013, we completed our initial $2 billion share repurchase program. During 2013, our Board of Directors authorized additional share repurchases of $1 billion and $2 billion on July 30 and December 6, respectively. The share repurchases are expected to be funded primarily through available cash. The shares will be repurchased from time to time in the open market at the company’s discretion, subject to market conditions and other factors, and in accordance with applicable regulatory requirements and the Tax Sharing Agreement entered into in connection with the Separation. We are not obligated to acquire any particular amount of common stock and may commence, suspend or discontinue purchases at any time or from time to time without prior notice. Share repurchases under our repurchase programs totaled 44,106,380 shares at a cost of $2.6 billion through December 31, 2013. Shares of stock repurchased are held as treasury shares.

On December 30, 2013, we announced that we had entered into an agreement to exchange PSPI for shares of our common stock held by the other party. Following customary regulatory review, the transaction is expected to close in the first quarter of 2014. For additional information, see “Outlook” below.

Contractual Obligations

The following table summarizes our aggregate contractual fixed and variable obligations as of December 31, 2013.

	Millions of Dollars
	Payments Due by Period
	Total	Up to 1 Year	Years 2-3		Years 4-5		After 5 Years
Debt obligations (a)	$5,956	12	830		1,545		3,569
Capital lease obligations	199	12	16		17		154
Total debt	6,155	24	846		1,562		3,723
Interest on debt	3,838	249	468		382		2,739
Operating lease obligations	2,045	522	726		442		355
Purchase obligations (b)	123,189	39,923	17,824		10,983		54,459
Other long-term liabilities (c)
Asset retirement obligations	309	8	13		12		276
Accrued environmental costs	492	93	114		59		226
Unrecognized tax benefits (d)	3	3	(d	)	(d	)	(d	)
Total	$136,031	40,822	19,991		13,440		61,778

(a)	For additional information, see Note 12—Debt, in the Notes to Consolidated Financial Statements.

(b)	Represents any agreement to purchase goods or services that is enforceable and legally binding and that specifies all significant terms. We expect these purchase obligations will be fulfilled by operating cash flows in the applicable maturity period. The majority of the purchase obligations are market-based contracts, including exchanges and futures, for the purchase of products such as crude oil and unfractionated NGL. The products are mostly used to supply our refineries and fractionators, optimize the supply chain, and resell to customers. Product purchase commitments with third parties totaled $66,614 million. In addition, $39,759 million are product purchases from CPChem, mostly for natural gas and NGL over the remaining contractual term of 86 years, and $6,792 million from Excel Paralubes, for base oil over the remaining contractual term of 11 years.

Purchase obligations of $6,681 million are related to agreements to access and utilize the capacity of third-party equipment and facilities, including pipelines and product terminals, to transport, process, treat, and store products. The remainder is primarily our net share of purchase commitments for materials and services for jointly owned facilities where we are the operator.

(c)	Excludes pensions. For the 2014 through 2018 time period, we expect to contribute an average of $180 million per year to our qualified and nonqualified pension and other postretirement benefit plans in the United States and an average of $60 million per year to our non-U.S. plans, which are expected to be in excess of required minimums in many cases. The U.S. five-year average consists of $175 million for 2014 and then approximately $185 million per year for the remaining four years. Our minimum funding in 2014 is expected to be $175 million in the United States and $60 million outside the United States.

(d)	Excludes unrecognized tax benefits of $199 million because the ultimate disposition and timing of any payments to be made with regard to such amounts are not reasonably estimable or the amounts relate to potential refunds. Also excludes interest and penalties of $18 million. Although unrecognized tax benefits are not a contractual obligation, they are presented in this table because they represent potential demands on our liquidity.

Capital Spending

	Millions of Dollars
	2014 Budget	2013	2012	2011
Capital Expenditures and Investments
Midstream*	$1,417	528	704	122
Chemicals	—	—	—	—
Refining	1,002	889	738	771
Marketing and Specialties	126	226	119	106
Corporate and Other	136	136	140	17
Total consolidated from continuing operations	$2,681	1,779	1,701	1,016

Discontinued operations	$15	27	20	6

Selected Equity Affiliates**
DCP Midstream*	$750	971	1,324	779
CPChem	1,046	613	371	222
WRB	145	109	136	414
	$1,941	1,693	1,831	1,415
*	2012 consolidated amount includes acquisition of a one-third interest in the Sand Hills and Southern Hills pipeline projects from DCP Midstream for $459 million. This amount was also included in DCP Midstream’s capital spending, primarily in 2012.
**	Our share of capital spending, which is self-funded by the equity affiliate.

Midstream

During the three-year period ended December 31, 2013, DCP Midstream had a self-funded capital program, and thus required no new capital infusions from us or our co-venturer, Spectra Energy Corp. During this three-year period, on a 100 percent basis, DCP Midstream’s capital expenditures and investments were $6.1 billion. In November 2012, we invested $0.5 billion in total to acquire a one-third direct interest in both the DCP Sand Hills and DCP Southern Hills pipeline entities. Phillips 66, Spectra Energy and DCP Midstream each own a one-third interest in each of the two pipeline entities, and both pipelines are operated by DCP Midstream. In 2013 we made additional investments in both the DCP Sand Hills and DCP Southern Hills pipeline entities, increasing our total direct investment to $0.8 billion.

Other capital spending in our Midstream segment not related to DCP Midstream or the Sand Hills and Southern Hills pipelines over the three-year period was primarily for reliability and maintenance projects in our Transportation business.

Chemicals

During the three-year period ended December 31, 2013, CPChem had a self-funded capital program, and thus required no new capital infusions from us or our co-venturer, Chevron U.S.A. Inc. (Chevron), an indirect wholly-owned subsidiary of Chevron Corporation. During the three-year period, on a 100 percent basis, CPChem’s capital expenditures and investments were $2.4 billion. In addition, CPChem’s advances to equity affiliates, primarily used for project construction and start-up activities, were $0.5 billion and its repayments received from equity affiliates were $0.4 billion. Our agreement with Chevron regarding CPChem generally provides that instead of CPChem incurring debt, CPChem’s owners would provide funding in the form of shareholder loans or capital as necessary to fund CPChem’s capital requirements to the extent these requirements exceed CPChem’s available cash from operations. We are currently forecasting CPChem to remain self-funding through 2014.

Refining

Capital spending for the Refining segment during the three-year period ended December 31, 2013, was $2.4 billion, primarily for air emission reduction and clean fuels projects to meet new environmental standards, refinery upgrade projects to increase accessibility of advantaged crudes and improve product yields, improvements to the operating integrity of key processing units, and safety-related projects.

Key projects completed during the three-year period included:

•	Installation of facilities to reduce nitrous oxide emissions from the crude furnace and installation of a new high-efficiency vacuum furnace at Bayway Refinery.
•	Completion of gasoline benzene reduction projects at the Alliance, Bayway, and Ponca City refineries.
•	Installation of new coke drums at the Billings Refinery.
•	Installation of a new waste heat boiler at the Bayway Refinery to reduce carbon monoxide emissions while providing steam production.

Major construction activities in progress include:

•	Installation of facilities to reduce nitrous oxide emissions from the fluid catalytic cracker at the Alliance Refinery.
•	Installation of new coke drums at the Ponca City Refinery.
•	Installation of a tail gas treating unit at the Humber Refinery to reduce emissions from the sulfur recovery units.
•	Installation of rail racks to accept advantaged crude deliveries at the Bayway and Ferndale refineries.

Generally, our equity affiliates in the Refining segment are intended to have self-funding capital programs. Although WRB did not require capital infusions from us during the three-year period ended December 31, 2013, we did provide loan financing to WRB to assist it in meeting its operating and capital spending requirements. WRB repaid these loans in full during 2011. During this three-year period, on a 100 percent basis, WRB’s capital expenditures and investments were $1.3 billion. We expect WRB’s 2014 capital program to be self-funding.

Marketing and Specialties

Capital spending for the M&S segment during the three-year period ended December 31, 2013, was primarily for the acquisition of, and investments in, a limited number of retail sites in the western and Midwestern portions of the United States, reliability and maintenance projects, and projects targeted at growing our international marketing and specialties businesses.

Corporate and Other

Capital spending for Corporate and Other during the three-year period ended December 31, 2013, was primarily for projects related to information technology and facilities.

2014 Budget

Our 2014 planned capital budget is $2.7 billion. This excludes our portion of planned capital spending by DCP Midstream, CPChem and WRB totaling $1.9 billion, which is not expected to require cash outlays by us.

In Midstream, we plan $1.4 billion of investment in our NGL Operations and Transportation business lines. This represents an increase of $0.9 billion over 2013. In 2014, we expect to begin construction of a 100,000 barrel-per-day NGL fractionator and a 4.4 million-barrel-per-month liquefied petroleum gas export terminal on the U.S. Gulf Coast. In addition, several rail offloading facilities and other crude handling projects will increase our access to advantaged refining feedstocks, while pipeline expansion and connection projects will grow capacity and allow for greater refined product exports.

We plan to spend $1.0 billion of direct capital expenditures in Refining, approximately 70 percent of which will be for sustaining capital. These investments are related to reliability and maintenance, safety and environmental projects, including those to comply with Tier 3 emission standards. Other Refining capital investments will be directed toward relatively small, high-return projects, primarily to enhance use of advantaged crudes, as well as to improve product yields, increase energy efficiency and expand export capability.

In the M&S segment, we plan to invest about $0.1 billion of growth and sustaining capital. The growth investment reflects our intent to expand the international fuels marketing business.

Within Corporate and Other, we expect to invest approximately $0.1 billion in 2014 related to information technology and facilities.

Contingencies

A number of lawsuits involving a variety of claims have been made against us in connection with matters that arise in the ordinary course of business. We also may be required to remove or mitigate the effects on the environment of the placement, storage, disposal or release of certain chemical, mineral and petroleum substances at various active and inactive sites. We regularly assess the need for accounting recognition or disclosure of these contingencies. In the case of all known contingencies (other than those related to income taxes), we accrue a liability when the loss is probable and the amount is reasonably estimable. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. We do not reduce these liabilities for potential insurance or third-party recoveries. If applicable, we accrue receivables for probable insurance or other third-party recoveries. In the case of income-tax-related contingencies, we use a cumulative probability-weighted loss accrual in cases where sustaining a tax position is less than certain.

Based on currently available information, we believe it is remote that future costs related to known contingent liability exposures will exceed current accruals by an amount that would have a material adverse impact on our consolidated financial statements. As we learn new facts concerning contingencies, we reassess our position both with respect to accrued liabilities and other potential exposures. Estimates particularly sensitive to future changes include contingent liabilities recorded for environmental remediation, tax and legal matters. Estimated future environmental remediation costs are subject to change due to such factors as the uncertain magnitude of cleanup costs, the unknown time and extent of such remedial actions that may be required, and the determination of our liability in proportion to that of other responsible parties. Estimated future costs related to tax and legal matters are subject to change as events evolve and as additional information becomes available during the administrative and litigation processes.

Legal and Tax Matters

Our legal organization applies its knowledge, experience and professional judgment to the specific characteristics of our cases, employing a litigation management process to manage and monitor the legal proceedings against us. Our process facilitates the early evaluation and quantification of potential exposures in individual cases. This process also enables us to track those cases that have been scheduled for trial and/or mediation. Based on professional judgment and experience in using these litigation management tools and available information about current developments in all our cases, our legal organization regularly assesses the adequacy of current accruals and determines if adjustment of existing accruals, or establishment of new accruals, are required. See Note 20—Income Taxes, in the Notes to Consolidated Financial Statements, for additional information about income-tax-related contingencies.

Environmental

We are subject to the same numerous international, federal, state and local environmental laws and regulations as other companies in our industry. The most significant of these environmental laws and regulations include, among others, the:

•	U.S. Federal Clean Air Act, which governs air emissions.
•	U.S. Federal Clean Water Act, which governs discharges to water bodies.
•	European Union Regulation for Registration, Evaluation, Authorization and Restriction of Chemicals (REACH), which governs the manufacture, placing on the market or use of chemicals.
•

U.S. Federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), which imposes liability on generators, transporters and arrangers of hazardous substances at sites where hazardous substance releases have occurred or are threatening to occur.

•	U.S. Federal Resource Conservation and Recovery Act (RCRA), which governs the treatment, storage and disposal of solid waste.
•	U.S. Federal Emergency Planning and Community Right-to-Know Act (EPCRA), which requires facilities to report toxic chemical inventories to local emergency planning committees and response departments.
•	U.S. Federal Safe Drinking Water Act, which governs the disposal of wastewater in underground injection wells.
•

U.S. Federal Oil Pollution Act of 1990 (OPA90), under which owners and operators of onshore facilities and pipelines, lessees or permittees of an area in which an offshore facility is located, and owners and operators of vessels are liable for removal costs and damages that result from a discharge of oil into navigable waters of the United States.

•	European Union Trading Directive resulting in the European Emissions Trading Scheme, which uses a market-based mechanism to incentivize the reduction of greenhouse gas emissions.

These laws and their implementing regulations set limits on emissions and, in the case of discharges to water, establish water quality limits. They also, in most cases, require permits in association with new or modified operations. These permits can require an applicant to collect substantial information in connection with the application process, which can be expensive and time consuming. In addition, there can be delays associated with notice and comment periods and the agency’s processing of the application. Many of the delays associated with the permitting process are beyond the control of the applicant.

Many states and foreign countries where we operate also have, or are developing, similar environmental laws and regulations governing these same types of activities. While similar, in some cases these regulations may impose additional, or more stringent, requirements that can add to the cost and difficulty of marketing or transporting products across state and international borders.

The ultimate financial impact arising from environmental laws and regulations is neither clearly known nor easily determinable as new standards, such as air emission standards, water quality standards and stricter fuel regulations, continue to evolve. However, environmental laws and regulations, including those that may arise to address concerns about global climate change, are expected to continue to have an increasing impact on our operations in the United States and in other countries in which we operate. Notable areas of potential impacts include air emission compliance and remediation obligations in the United States.

An example in the fuels area is the Energy Policy Act of 2005, which imposed obligations to provide increasing volumes of renewable fuels in transportation motor fuels through 2012. These obligations were changed with the enactment of the Energy Independence and Security Act of 2007 (EISA). EISA requires fuel producers and importers to provide additional renewable fuels for transportation motor fuels and stipulates a mix of various types to be included through 2022. We have met the increasingly stringent requirements to date while establishing implementation, operating and capital strategies, along with advanced technology development, to address projected future requirements. It is uncertain how various future requirements contained in EISA, and the regulations promulgated thereunder, may be implemented and what their full impact may be on our operations. Also, we may experience a decrease in demand for refined petroleum products due to the regulatory program as currently promulgated. For compliance year 2014, the U.S. Environmental Protection Agency (EPA) proposed to reduce the statutory volumes of advanced and total renewable fuel using authority granted to it under EISA. We do not know whether this reduction will be finalized as proposed or whether the EPA will utilize its authority to reduce statutory volumes in future compliance years.

We also are subject to certain laws and regulations relating to environmental remediation obligations associated with current and past operations. Such laws and regulations include CERCLA and RCRA and their state equivalents. Remediation obligations include cleanup responsibility arising from petroleum releases from underground storage tanks located at numerous past and present owned and/or operated petroleum-marketing outlets throughout the United States. Federal and state laws require contamination caused by such underground storage tank releases be assessed and remediated to meet applicable standards. In addition to other cleanup standards, many states have adopted cleanup criteria for methyl tertiary-butyl ether (MTBE) for both soil and groundwater.

At RCRA-permitted facilities, we are required to assess environmental conditions. If conditions warrant, we may be required to remediate contamination caused by prior operations. In contrast to CERCLA, which is often referred to as “Superfund,” the cost of corrective action activities under RCRA corrective action programs typically is borne solely by us. We anticipate increased expenditures for RCRA remediation activities may be required, but such annual expenditures for the near term are not expected to vary significantly from the range of such expenditures we have experienced over the past few years. Longer-term expenditures are subject to considerable uncertainty and may fluctuate significantly.

We occasionally receive requests for information or notices of potential liability from the EPA and state environmental agencies alleging we are a potentially responsible party under CERCLA or an equivalent state statute. On occasion, we also have been made a party to cost recovery litigation by those agencies or by private parties. These requests, notices and lawsuits assert potential liability for remediation costs at various sites that typically are not owned by us, but allegedly contain wastes attributable to our past operations. As of December 31, 2012, we reported we had been notified of potential liability under CERCLA and comparable state laws at 48 sites around the United States. During 2013, we were notified of 3 new sites, settled and closed 1 site, and determined 15 sites were resolved, leaving 35 unresolved sites with potential liability at December 31, 2013.

For most Superfund sites, our potential liability will be significantly less than the total site remediation costs because the percentage of waste attributable to us, versus that attributable to all other potentially responsible parties, is relatively low. Although liability of those potentially responsible is generally joint and several for federal sites and frequently so for state sites, other potentially responsible parties at sites where we are a party typically have had the financial strength to meet their obligations, and where they have not, or where potentially responsible parties could not be located, our share of liability has not increased materially. Many of the sites for which we are potentially responsible are still under investigation by the EPA or the state agencies concerned. Prior to actual cleanup, those potentially responsible normally assess site conditions, apportion responsibility and determine the appropriate remediation. In some instances, we may have no liability or attain a settlement of liability. Actual cleanup costs generally occur after the parties obtain EPA or equivalent state agency approval of a remediation plan. There are relatively few sites where we are a major participant, and given the timing and amounts of anticipated expenditures, neither the cost of remediation at those sites nor such costs at all CERCLA sites, in the aggregate, is expected to have a material adverse effect on our competitive or financial condition.

Expensed environmental costs were $665 million in 2013 and are expected to be approximately $645 million in each of 2014 and 2015. Capitalized environmental costs were $252 million in 2013 and are expected to be approximately $365 million in each of 2014 and 2015. This amount does not include capital expenditures made for another purpose that have an indirect benefit on environmental compliance.

Accrued liabilities for remediation activities are not reduced for potential recoveries from insurers or other third parties and are not discounted (except those assumed in a purchase business combination, which we record on a discounted basis).

Many of these liabilities result from CERCLA, RCRA and similar state laws that require us to undertake certain investigative and remedial activities at sites where we conduct, or once conducted, operations or at sites where our generated waste was disposed. We also have accrued for a number of sites we identified that may require environmental remediation, but which are not currently the subject of CERCLA, RCRA or state enforcement activities. If applicable, we accrue receivables for probable insurance or other third-party recoveries. In the future, we may incur significant costs under both CERCLA and RCRA. Remediation activities vary substantially in duration and cost from site to site, depending on the mix of unique site characteristics, evolving remediation technologies, diverse regulatory agencies and enforcement policies, and the presence or absence of potentially liable third parties. Therefore, it is difficult to develop reasonable estimates of future site remediation costs.

At December 31, 2013, our balance sheet included total accrued environmental costs of $492 million, compared with $530 million at December 31, 2012, and $542 million at December 31, 2011. We expect to incur a substantial amount of these expenditures within the next 30 years.

Notwithstanding any of the foregoing, and as with other companies engaged in similar businesses, environmental costs and liabilities are inherent concerns in our operations and products, and there can be no assurance that material costs and liabilities will not be incurred. However, we currently do not expect any material adverse effect upon our results of operations or financial position as a result of compliance with current environmental laws and regulations.

The EPA’s Renewable Fuel Standard (RFS) program was implemented in accordance with the Energy Policy Act of 2005 and EISA. The RFS program sets annual quotas for the percentage of biofuels (such as ethanol) that must be blended into motor fuels consumed in the United States. A Renewable Identification Number (RIN) represents a serial number assigned to each gallon of biofuel produced or imported into the United States. As a producer of petroleum-based motor fuels, we are obligated to blend biofuels into the products we produce at a rate that is at least equal to the EPA’s quota and, to the extent we do not, we must purchase RINs in the open market to satisfy our obligation under the RFS program. The market for RINs has been the subject of fraudulent activity, and we have identified that we have unknowingly purchased RINs in the past that were invalid due to fraudulent activity. Although costs to replace fraudulently marketed RINs that have been determined to be invalid have not been material through December 31, 2013, it is reasonably possible that some additional RINs that we have previously purchased may also be determined to be invalid. Should that occur, we could incur additional replacement charges. Although the cost for replacing any additional fraudulently marketed RINs is not reasonably estimable at this time, we could have a possible exposure of approximately $150 million before tax. It could take several years for this possible exposure to reach ultimate resolution; therefore, we would not expect to incur the full financial impact of additional fraudulent RIN replacement costs in any single interim or annual period.

Climate Change

There has been a broad range of proposed or promulgated state, national and international laws focusing on greenhouse gas (GHG) reduction. These proposed or promulgated laws apply or could apply in countries where we have interests or may have interests in the future. Laws in this field continue to evolve, and while it is not possible to accurately estimate either a timetable for implementation or our future compliance costs relating to implementation, such laws, if enacted, could have a material impact on our results of operations and financial condition. Examples of legislation or precursors for possible regulation that do or could affect our operations include:

•	European Emissions Trading Scheme (ETS), the program through which many of the European Union (EU) member states are implementing the Kyoto Protocol.
•

California’s Global Warming Solutions Act, which requires the California Air Resources Board to develop regulations and market mechanisms that will target reduction of California’s GHG emissions by 25 percent by 2020.

•

The U.S. Supreme Court decision in Massachusetts v. EPA, 549 U.S. 497, 127 S. Ct. 1438 (2007), confirming that the EPA has the authority to regulate carbon dioxide as an “air pollutant” under the Federal Clean Air Act.

•

The EPA’s announcement on March 29, 2010 (published as “Interpretation of Regulations that Determine Pollutants Covered by Clean Air Act Permitting Programs,” 75 Fed. Reg. 17004 (April 2, 2010)), and the EPA’s and U.S. Department of Transportation’s joint promulgation of a Final Rule on April 1, 2010, that triggers regulation of GHGs under the Clean Air Act. These collectively may lead to more climate-based claims for damages, and may result in longer agency review time for development projects to determine the extent of potential climate change. Challenges to both the announcement and rulemaking were denied by the Court of Appeals for the D.C. Circuit (see Coalition for Responsible Regulation v. EPA, 684 F.3d 102 (D.C. Cir. 2012)), but are now pending before the U.S. Supreme Court.

•	Carbon taxes in certain jurisdictions.
•	GHG emission cap and trade programs in certain jurisdictions.

In the EU, we have assets that are subject to the ETS. The first phase of the ETS was completed at the end of 2007 and Phase II ran from 2008 through 2012. Phase III runs from 2013 through 2020 and there will likely be a significant increase in auctioning levels, including 100 percent auctioning to the power sector in the United Kingdom and across most of the EU. We are actively engaged to minimize any financial impact from the trading scheme.

In the United States, some additional form of regulation may be forthcoming in the future at the federal or state levels with respect to GHG emissions. Such regulation could take any of several forms that may result in the creation of additional costs in the form of taxes, the restriction of output, investments of capital to maintain compliance with laws and regulations, or required acquisition or trading of emission allowances. We are working to continuously improve operational and energy efficiency through resource and energy conservation throughout our operations.

Compliance with changes in laws and regulations that create a GHG emission trading scheme or GHG reduction requirements could significantly increase our costs, reduce demand for fossil energy derived products, impact the cost and availability of capital and increase our exposure to litigation. Such laws and regulations could also increase demand for less carbon intensive energy sources. An example of one such program is California’s cap and trade program, which was promulgated pursuant to the State’s Global Warming Solutions Act. The program currently is limited to certain stationary sources, which include our refineries in California, but beginning in 2015 will expand to include emissions from transportation fuels distributed in California. We expect inclusion of transportation fuels in California’s cap and trade program as currently promulgated would increase our cap and trade program compliance costs. The ultimate impact on our financial performance, either positive or negative, from this and similar programs, will depend on a number of factors, including, but not limited to:

•	Whether and to what extent legislation or regulation is enacted.
•	The nature of the legislation or regulation (such as a cap and trade system or a tax on emissions).
•	The GHG reductions required.
•	The price and availability of offsets.
•	The amount and allocation of allowances.
•	Technological and scientific developments leading to new products or services.
•	Any potential significant physical effects of climate change (such as increased severe weather events, changes in sea levels and changes in temperature).
•	Whether, and the extent to which, increased compliance costs are ultimately reflected in the prices of our products and services.

CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to select appropriate accounting policies and to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. See Note 2—Accounting Policies, in the Notes to Consolidated Financial Statements, for descriptions of our major accounting policies. Certain of these accounting policies involve judgments and uncertainties to such an extent that there is a reasonable likelihood that materially different amounts would have been reported under different conditions, or if different assumptions had been used. The following discussion of critical accounting estimates, along with the discussion of contingencies in this report, address all important accounting areas where the nature of accounting estimates or assumptions could be material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change.

Impairments

Long-lived assets used in operations are assessed for impairment whenever changes in facts and circumstances indicate a possible significant deterioration in future cash flows is expected to be generated by an asset group. If, upon review, the sum of the undiscounted pre-tax cash flows is less than the carrying value of the asset group, the carrying value is written down to estimated fair value. Individual assets are grouped for impairment purposes based on a judgmental assessment of the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets—generally at an entire refinery complex level. Because there usually is a lack of quoted market prices for long-lived assets, the fair value of impaired assets is typically determined based on the present values of expected future cash flows using discount rates believed to be consistent with those used by principal market participants, or based on a multiple of operating cash flows validated with historical market transactions of similar assets where possible. The expected future cash flows used for impairment reviews and related fair value calculations are based on judgmental assessments of future volumes, commodity prices, operating costs, margins, discount rates and capital project decisions, considering all available information at the date of review.

Investments in nonconsolidated entities accounted for under the equity method are reviewed for impairment when there is evidence of a loss in value. Such evidence of a loss in value might include our inability to recover the carrying amount, the lack of sustained earnings capacity which would justify the current investment amount, or a current fair value less than the investment’s carrying amount. When it is determined such a loss in value is other than temporary, an impairment charge is recognized for the difference between the investment’s carrying value and its estimated fair value. When determining whether a decline in value is other than temporary, management considers factors such as the length of time and extent of the decline, the investee’s financial condition and near-term prospects, and our ability and intention to retain our investment for a period that will be sufficient to allow for any anticipated recovery in the market value of the investment. When quoted market prices are not available, the fair value is usually based on the present value of expected future cash flows using discount rates believed to be consistent with those used by principal market participants, plus market analysis of comparable assets owned by the investee, if appropriate. Differing assumptions could affect the timing and the amount of an impairment of an investment in any period.

Asset Retirement Obligations

Under various contracts, permits and regulations, we have material legal obligations to remove tangible equipment and restore the land at the end of operations at certain operational sites. Our largest asset removal obligations involve asbestos abatement at refineries. Estimating the future asset removal costs necessary for this accounting calculation is difficult. Most of these removal obligations are many years, or decades, in the future and the contracts and regulations often have vague descriptions of what removal practices and criteria must be met when the removal event actually occurs. Asset removal technologies and costs, regulatory and other compliance considerations, expenditure timing, and other inputs into valuation of the obligation, including discount and inflation rates, are also subject to change.

Environmental Costs

In addition to asset retirement obligations discussed above, under the above or similar contracts, permits and regulations, we have certain obligations to complete environmental-related projects. These projects are primarily related to cleanup at domestic refineries, underground storage sites and non-operated sites. Future environmental remediation costs are difficult to estimate because they are subject to change due to such factors as the uncertain magnitude of cleanup costs, the unknown time and extent of such remedial actions that may be required, and the determination of our liability in proportion to that of other responsible parties.

Intangible Assets and Goodwill

At December 31, 2013, we had $694 million of intangible assets determined to have indefinite useful lives, and thus they are not amortized. This judgmental assessment of an indefinite useful life must be continuously evaluated in the future. If, due to changes in facts and circumstances, management determines these intangible assets have finite useful lives, amortization will commence at that time on a prospective basis. As long as these intangible assets are judged to have indefinite lives, they will be subject to annual impairment tests that require management’s judgment of the estimated fair value of these intangible assets.

At December 31, 2013, we had $3.1 billion of goodwill recorded in conjunction with past business combinations. Goodwill is not amortized. Instead, goodwill is subject to at least annual reviews for impairment at a reporting unit level. The reporting unit or units used to evaluate and measure goodwill for impairment are determined primarily from the manner in which the business is managed. A reporting unit is an operating segment or a component that is one level below an operating segment.

Effective January 1, 2013, we realigned our operating segments and determined that goodwill (which, prior to the realignment, had been assigned fully to our former R&M segment) should now be assigned to three of the realigned operating segments—Midstream, Refining and M&S. We further determined that, for the Midstream segment, Transportation constituted a reporting unit. For the Refining and M&S segments, we determined the goodwill reporting unit was at the operating segment level, due to the economic similarities of the components of those segments.

Goodwill was reassigned to the realigned reporting units using a relative fair value approach. Goodwill impairment testing was completed and no impairment recognition was required. In the future, the sale or disposition of a significant asset within a reporting unit will be allocated a portion of that reporting unit’s goodwill, based on relative fair values, which will adjust the amount of gain or loss on the sale or disposition.

Because quoted market prices for our reporting units were not available, management applied judgment in determining the estimated fair values of the reporting units for purposes of performing the goodwill impairment test. Management used all available information to make this fair value determination, including observed market earnings multiples of comparable companies, our common stock price and associated total company market capitalization and the present values of expected future cash flows using discount rates commensurate with the risks involved in the assets.

During the fourth quarter of 2013, we estimated that the fair values of the Transportation, Refining and M&S reporting units were approximately 220 percent, 30 percent and 45 percent higher than the recorded net book values (including goodwill) of these reporting units, respectively. However, a lower fair value estimate in the future could result in an impairment. A prolonged or significant decline in our stock price could provide evidence of a need to record a material impairment of goodwill.

Tax Assets and Liabilities

Our operations are subject to various taxes, including federal, state and foreign income taxes and transactional taxes such as excise, sales/use, property and payroll taxes. We record tax liabilities based on our assessment of existing tax laws and regulations. The recording of tax liabilities requires significant judgment and estimates. We recognize the financial statement effects of an income tax position when it is more likely than not that the position will be sustained upon examination by a taxing authority. A contingent liability related to a transactional tax claim is recorded if the loss is both probable and estimable. Actual incurred tax liabilities can vary from our estimates for a variety of reasons, including different interpretations of tax laws and regulations and different assessments of the amount of tax due.

In determining our income tax provision, we assess the likelihood our deferred tax assets will be recovered through future taxable income. Valuation allowances reduce deferred tax assets to an amount that will, more likely than not, be realized. Judgment is required in estimating the amount of valuation allowance, if any, that should be recorded against our deferred tax assets. Based on our historical taxable income, our expectations for the future, and available tax-planning strategies, we expect the net deferred tax assets will more likely than not be realized as offsets to reversing deferred tax liabilities and as reductions to future taxable income. If our actual results of operations differ from such estimates or our estimates of future taxable income change, the valuation allowance may need to be revised.

New tax laws and regulations, as well as changes to existing tax laws and regulations, are continuously being proposed or promulgated. The implementation of future legislative and regulatory tax initiatives could result in increased tax liabilities that cannot be predicted at this time.

Projected Benefit Obligations

Determination of the projected benefit obligations for our defined benefit pension and postretirement plans are important to the recorded amounts for such obligations on the balance sheet and to the amount of benefit expense in the income statement. The actuarial determination of projected benefit obligations and company contribution requirements involves judgment about uncertain future events, including estimated retirement dates, salary levels at retirement, mortality rates, lump-sum election rates, rates of return on plan assets, future health care cost-trend rates, and rates of utilization of health care services by retirees. Due to the specialized nature of these calculations, we engage outside actuarial firms to assist in the determination of these projected benefit obligations and company contribution requirements. Due to differing objectives and requirements between financial accounting rules and the pension plan funding regulations promulgated by governmental agencies, the actuarial methods and assumptions for the two purposes differ in certain important respects. Ultimately, we will be required to fund all promised benefits under pension and postretirement benefit plans not funded by plan assets or investment returns, but the judgmental assumptions used in the actuarial calculations significantly affect periodic financial statements and funding patterns over time. Benefit expense is particularly sensitive to the discount rate and return on plan assets assumptions. A 1 percent decrease in the discount rate assumption would increase annual benefit expense by an estimated $60 million, while a 1 percent decrease in the return on plan assets assumption would increase annual benefit expense by an estimated $30 million. In determining the discount rate, we use yields on high-quality fixed income investments with payments matched to the estimated distributions of benefits from our plans.

In 2013 and 2012, the company used an expected long-term rate of return of 7 percent for the U.S. pension plan assets, which account for 75 percent of the company’s pension plan assets. The actual asset returns for 2013 and 2012 were 16 percent and 5 percent, respectively. For the eight years prior to the Separation, actual asset returns averaged 7 percent for the U.S. pension plan assets. The 2013 asset returns of 16 percent were associated with a broad recovery in the financial markets during the year.

OUTLOOK

On December 30, 2013, we entered into an agreement pursuant to which we will exchange all of our common stock in PSPI for shares of Phillips 66 common stock owned by the other party. We expect PSPI’s balance sheet at closing to include approximately $450 million of cash and cash equivalents. The exact number of Phillips 66 shares to be delivered will be determined by reference to the volume weighted average price of Phillips 66 common stock on the closing date. Had the closing occurred on February 14, 2014, approximately 18 million shares of Phillips 66 common stock would have been exchanged. The reacquired stock will be held as treasury shares. Following customary regulatory review, the transaction is expected to close in the first quarter of 2014. We expect to record a gain of approximately $710 million when the transaction closes, subject to working capital and other adjustments.

On February 13, 2014, we entered into an agreement to contribute to Phillips 66 Partners certain transportation, terminaling and storage assets for total consideration of $700 million. These assets consist of our Gold Product Pipeline System and the Medford Spheres, two newly constructed refinery-grade propylene storage spheres. Phillips 66 Partners expects to finance the acquisition with cash on hand of $400 million, the issuance of additional units valued at $140 million, and a five-year, $160 million note payable to a subsidiary of Phillips 66. The number of additional units will be based on the average daily closing price of Phillips 66 Partners’ common units for the 10 trading days prior to February 13, 2014, or $38.86 per unit, with 98 percent issued as common units and 2 percent issued as general partner units. The transaction is targeted to occur on March 1, 2014.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This report includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify our forward-looking statements by the words “anticipate,” “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions.

We based the forward-looking statements on our current expectations, estimates and projections about us and the industries in which we operate in general. We caution you these statements are not guarantees of future performance as they involve assumptions that, while made in good faith, may prove to be incorrect, and involve risks and uncertainties we cannot predict. In addition, we based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements. Any differences could result from a variety of factors, including the following:

•	Fluctuations in NGL, crude oil and natural gas prices and petrochemical and refining margins.

•	Failure of new products and services to achieve market acceptance.
•	Unexpected changes in costs or technical requirements for constructing, modifying or operating our facilities or transporting our products.
•	Unexpected technological or commercial difficulties in manufacturing, refining or transporting our products, including chemicals products.
•	Lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas and refined products.
•

The level and success of natural gas drilling around DCP Midstream’s assets, the level and quality of gas production volumes around its assets and its ability to connect supplies to its gathering and processing systems in light of competition.

•	Inability to timely obtain or maintain permits, including those necessary for capital projects; comply with government regulations; or make capital expenditures required to maintain compliance.
•	Failure to complete definitive agreements and feasibility studies for, and to timely complete construction of, announced and future capital projects.
•	Potential disruption or interruption of our operations due to accidents, weather events, civil unrest, political events, terrorism or cyber attacks.
•	International monetary conditions and exchange controls.
•	Substantial investment or reduced demand for products as a result of existing or future environmental rules and regulations.
•	Liability resulting from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations.
•

General domestic and international economic and political developments including: armed hostilities; expropriation of assets; changes in governmental policies relating to NGL, crude oil, natural gas or refined product pricing, regulation or taxation; and other political, economic or diplomatic developments.

•	Changes in tax, environmental and other laws and regulations (including alternative energy mandates) applicable to our business.
•	Limited access to capital or significantly higher cost of capital related to changes to our credit profile or illiquidity or uncertainty in the domestic or international financial markets.
•	The operation, financing and distribution decisions of our joint ventures.
•	Domestic and foreign supplies of crude oil and other feedstocks.
•	Domestic and foreign supplies of petrochemicals and refined products, such as gasoline, diesel, jet fuel and home heating oil.
•	Governmental policies relating to exports of crude oil and natural gas.
•	Overcapacity or under capacity in the midstream, chemicals and refining industries.
•	Fluctuations in consumer demand for refined products.
•	The factors generally described in Item 1A.—Risk Factors in this report.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Financial Instrument Market Risk

We and certain of our subsidiaries hold and issue derivative contracts and financial instruments that expose our cash flows or earnings to changes in commodity prices, foreign currency exchange rates or interest rates. We may use financial- and commodity-based derivative contracts to manage the risks produced by changes in the prices of crude oil and related products, natural gas and electric power; fluctuations in interest rates and foreign currency exchange rates; or to capture market opportunities.

Our use of derivative instruments is governed by an “Authority Limitations” document approved by our Board of Directors that prohibits the use of highly leveraged derivatives or derivative instruments without sufficient market liquidity for comparable valuations. The Authority Limitations document also establishes the Value at Risk (VaR) limits for us, and compliance with these limits is monitored daily. Our Chief Financial Officer monitors risks resulting from foreign currency exchange rates and interest rates. Our Executive Vice President over the Commercial organization monitors commodity price risk. The Commercial organization manages our commercial marketing, optimizes our commodity flows and positions, and monitors related risks of our businesses.

Commodity Price Risk

We sell into or receive supply from the worldwide crude oil, refined products, natural gas, NGL, and electric power markets and are exposed to fluctuations in the prices for these commodities.

These fluctuations can affect our revenues and purchases, as well as the cost of operating, investing and financing activities. Generally, our policy is to remain exposed to the market prices of commodities.

Our Commercial organization uses futures, forwards, swaps and options in various markets to optimize the value of our supply chain, which may move our risk profile away from market average prices to accomplish the following objectives:

•

Balance physical systems. In addition to cash settlement prior to contract expiration, exchange-traded futures contracts also may be settled by physical delivery of the commodity, providing another source of supply to meet our refinery requirements or marketing demand.

•

Meet customer needs. Consistent with our policy to generally remain exposed to market prices, we use swap contracts to convert fixed-price sales contracts, which are often requested by refined product consumers, to a floating-market price.

•	Manage the risk to our cash flows from price exposures on specific crude oil, refined product, natural gas, and electric power transactions.
•

Enable us to use the market knowledge gained from these activities to capture market opportunities such as moving physical commodities to more profitable locations, storing commodities to capture seasonal or time premiums, and blending commodities to capture quality upgrades. Derivatives may be utilized to optimize these activities.

We use a VaR model to estimate the loss in fair value that could potentially result on a single day from the effect of adverse changes in market conditions on the derivative financial instruments and derivative commodity instruments held or issued, including commodity purchase and sales contracts recorded on the balance sheet at December 31, 2013, as derivative instruments. Using Monte Carlo simulation, a 95 percent confidence level and a one-day holding period, the VaR for those instruments issued or held for trading purposes at December 31, 2013 and 2012, were immaterial to our cash flows and net income.

The VaR for instruments held for purposes other than trading at December 31, 2013 and 2012, were also immaterial to our cash flows and net income.

Interest Rate Risk

The following tables provide information about our debt instruments that are sensitive to changes in U.S. interest rates. These tables present principal cash flows and related weighted-average interest rates by expected maturity dates. Weighted-average variable rates are based on effective rates at the reporting date. The carrying amount of our floating-rate debt approximates its fair value. The fair value of the fixed-rate financial instruments is estimated based on quoted market prices.

	Millions of Dollars Except as Indicated
Expected Maturity Date	Fixed Rate Maturity	Average Interest Rate	Floating Rate Maturity	Average Interest Rate
Year-End 2013
2014	$13	7.00%	$—	—%
2015	815	2.04	—	—
2016	15	7.00	—	—
2017	1,516	2.99	—	—
2018	17	7.00	13	0.05
Remaining years	3,535	5.00	37	0.05
Total	$5,911		$50
Fair value	$6,168		$50

	Millions of Dollars Except as Indicated
Expected Maturity Date	Fixed Rate Maturity	Average Interest Rate	Floating Rate Maturity	Average Interest Rate
Year-End 2012
2013	$12	7.00%	$—	—%
2014	14	7.00	286	1.47
2015	814	2.04	714	1.47
2016	15	7.00	—	—
2017	1,516	2.99	—	—
Remaining years	3,552	5.00	50	0.24
Total	$5,923		$1,050
Fair value	$6,508		$1,050

For additional information about our use of derivative instruments, see Note 15—Derivatives and Financial Instruments, in the Notes to Consolidated Financial Statements.

Quarterly Common Stock Prices and Cash Dividends Per Share

Phillips 66’s common stock is traded on the New York Stock Exchange (NYSE) under the symbol “PSX.” The following table reflects intraday high and low sales prices of, and dividends declared on, our common stock for each quarter starting May 1, 2012, the date on which our stock began trading “regular-way” on the NYSE:

	Stock Price
	High	Low	Dividends
2013
First Quarter	$70.52	50.12	.3125
Second Quarter	70.20	56.13	.3125
Third Quarter	61.97	54.80	.3125
Fourth Quarter	77.29	56.50	.3900

2012
Second Quarter	$34.91	28.75	—
Third Quarter	48.22	32.35	.2000
Fourth Quarter	54.32	42.45	.2500

Closing Stock Price at December 31, 2013			$77.13
Closing Stock Price at January 31, 2014			$73.09
Number of Stockholders of Record at January 31, 2014			46,800

Selected Quarterly Financial Data (Unaudited)

	Millions of Dollars				Per Share of Common Stock**
	Sales and Other Operating Revenues*	Income From Continuing Operations Before Income Taxes	Net Income	Net Income Attributable to Phillips 66	Net Income Attributable to Phillips 66
					Basic	Diluted
2013
First	$41,211	2,058	1,410	1,407	2.25	2.23
Second	43,190	1,453	960	958	1.55	1.53
Third	44,146	804	540	535	0.88	0.87
Fourth	43,049	1,211	833	826	1.38	1.37

2012
First	$45,745	1,052	638	636	1.01	1.00
Second	46,709	1,880	1,182	1,181	1.88	1.86
Third	42,903	2,429	1,601	1,599	2.53	2.51
Fourth	43,933	1,195	710	708	1.12	1.11
*	Includes excise taxes on petroleum products sales and have been recast to reflect discontinued operations.
**	For comparative purposes, and to provide a more meaningful calculation of weighted-average shares outstanding, we have assumed the shares distributed to ConocoPhillips stockholders in conjunction with the Separation were outstanding as of the beginning of each period prior to the Separation presented in the calculation of weighted-average shares. In addition, we have assumed the dilutive securities outstanding at April 30, 2012, were also outstanding for each of the periods presented prior to the Separation.

SELECTED FINANCIAL DATA

For periods prior to the Separation, the following selected financial data consisted of the combined operations of the downstream businesses of ConocoPhillips. All financial information presented for periods after the Separation represents the consolidated results of operations, financial position and cash flows of Phillips 66. Accordingly:

•

The selected income statement data for the year ended December 31, 2013, consist entirely of the consolidated results of Phillips 66. The selected income statement data for the year ended December 31, 2012, consists of the consolidated results of Phillips 66 for the eight months ended December 31, 2012, and of the combined results of the downstream businesses for the four months ended April 30, 2012. The selected income statement data for the years ended December 31, 2011, 2010, and 2009, consist entirely of the combined results of the downstream businesses.

•

The selected balance sheet data at December 31, 2013 and 2012, consist of the consolidated balances of Phillips 66, while the selected balance sheet data at December 31, 2011, 2010, and 2009, consist of the combined balances of the downstream businesses.

	Millions of Dollars Except Per Share Amounts
	2013	2012	2011	2010	2009
Sales and other operating revenues	$171,596	179,290	195,931	146,433	112,601
Income from continuing operations	3,682	4,083	4,737	710	460
Income from continuing operations attributable to Phillips 66	3,665	4,076	4,732	705	457
Per common share
Basic	5.97	6.47	7.54	1.13	0.73
Diluted	5.92	6.40	7.45	1.12	0.72
Net income	3,743	4,131	4,780	740	479
Net income attributable to Phillips 66	3,726	4,124	4,775	735	476
Per common share*
Basic	6.07	6.55	7.61	1.17	0.76
Diluted	6.02	6.48	7.52	1.16	0.75
Total assets	49,798	48,073	43,211	44,955	42,880
Long-term debt	6,131	6,961	361	388	403
Cash dividends declared per common share	1.3275	0.4500	—	—	—
*See	Note 11—Earnings Per Share, in the Notes to Consolidated Financial Statements.
Prior	period amounts have been recast to reflect discontinued operations.

To ensure full understanding, you should read the selected financial data presented above in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and accompanying notes included elsewhere in this Annual Report on Form 10-K.

Report of Management

Management prepared, and is responsible for, the consolidated financial statements and the other information appearing in this annual report. The consolidated financial statements present fairly the company’s financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States. In preparing its consolidated financial statements, the company includes amounts that are based on estimates and judgments management believes are reasonable under the circumstances. The company’s financial statements have been audited by Ernst & Young LLP, an independent registered public accounting firm appointed by the Audit and Finance Committee of the Board of Directors. Management has made available to Ernst & Young LLP all of the company’s financial records and related data, as well as the minutes of stockholders’ and directors’ meetings.

Assessment of Internal Control Over Financial Reporting

Management is also responsible for establishing and maintaining adequate internal control over financial reporting. Phillips 66’s internal control system was designed to provide reasonable assurance to the company’s management and directors regarding the preparation and fair presentation of published financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Management assessed the effectiveness of the company’s internal control over financial reporting as of December 31, 2013. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework (1992). Based on our assessment, we believe the company’s internal control over financial reporting was effective as of December 31, 2013.

Ernst & Young LLP has issued an audit report on the company’s internal control over financial reporting as of December 31, 2013, and their report is included herein.

/s/ Greg C. Garland	/s/ Greg G. Maxwell

Greg C. Garland	Greg G. Maxwell
Chairman, President and	Executive Vice President, Finance
Chief Executive Officer	and Chief Financial Officer
February 21, 2014

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Phillips 66

We have audited the accompanying consolidated balance sheet of Phillips 66 as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2013. Our audits also included the financial statement schedule included in Item 15(a)2. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Phillips 66 at December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Phillips 66’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) and our report dated February 21, 2014 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Houston, Texas

February 21, 2014

Report of Independent Registered Public Accounting Firm on

Internal Control Over Financial Reporting

The Board of Directors and Stockholders

Phillips 66

We have audited Phillips 66’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) (the COSO criteria). Phillips 66’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included under the heading “Assessment of Internal Control Over Financial Reporting” in the accompanying “Report of Management.” Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Phillips 66 maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the 2013 consolidated financial statements of Phillips 66 and our report dated February 21, 2014 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Houston, Texas

February 21, 2014

Consolidated Statement of Income	Phillips 66

	Millions of Dollars
Years Ended December 31	2013	2012	2011
Revenues and Other Income
Sales and other operating revenues*	$171,596	179,290	195,931
Equity in earnings of affiliates	3,073	3,134	2,843
Net gain on dispositions	55	193	1,638
Other income	85	135	45
Total Revenues and Other Income	174,809	182,752	200,457

Costs and Expenses
Purchased crude oil and products	148,245	154,413	172,768
Operating expenses	4,206	4,033	4,071
Selling, general and administrative expenses	1,478	1,703	1,394
Depreciation and amortization	947	906	902
Impairments	29	1,158	472
Taxes other than income taxes*	14,119	13,740	14,287
Accretion on discounted liabilities	24	25	21
Interest and debt expense	275	246	17
Foreign currency transaction gains	(40)	(28)	(34)
Total Costs and Expenses	169,283	176,196	193,898
Income from continuing operations before income taxes	5,526	6,556	6,559
Provision for income taxes	1,844	2,473	1,822
Income from Continuing Operations	3,682	4,083	4,737
Income from discontinued operations**	61	48	43
Net income	3,743	4,131	4,780
Less: net income attributable to noncontrolling interests	17	7	5
Net Income Attributable to Phillips 66	$3,726	4,124	4,775

Amounts Attributable to Phillips 66 Common Stockholders:
Income from continuing operations	$3,665	4,076	4,732
Income from discontinued operations	61	48	43
Net Income Attributable to Phillips 66	$3,726	4,124	4,775

Net Income Attributable to Phillips 66 Per Share of Common Stock (dollars)***
Basic
Continuing operations	$5.97	6.47	7.54
Discontinued operations	0.10	0.08	0.07
Net Income Attributable to Phillips 66 Per Share of Common Stock	$6.07	6.55	7.61
Diluted
Continuing operations	$5.92	6.40	7.45
Discontinued operations	0.10	0.08	0.07
Net Income Attributable to Phillips 66 Per Share of Common Stock	$6.02	6.48	7.52

Dividends Paid Per Share of Common Stock (dollars)	$1.3275	0.4500	—

Average Common Shares Outstanding (in thousands)***
Basic	612,918	628,835	627,628
Diluted	618,989	636,764	634,645
*Includes excise taxes on petroleum product sales:	$13,866	13,371	13,955
**Net of provision for income taxes on discontinued operations:	$34	27	22
***See Note 11—Earnings Per Share.
Priorperiod amounts have been recast to reflect discontinued operations.
SeeNotes to Consolidated Financial Statements.

Consolidated Statement of Comprehensive Income	Phillips 66

	Millions of Dollars
Years Ended December 31	2013	2012	2011

Net Income	$3,743	4,131	4,780
Other comprehensive income (loss)
Defined benefit plans
Prior service cost/credit:
Prior service credit arising during the period	—	18	—
Amortization to net income of prior service cost	—	1	—
Actuarial gain/loss:
Actuarial gain (loss) arising during the period	401	(152)	(8)
Amortization to net income of net actuarial loss	96	55	3
Plans sponsored by equity affiliates	88	(33)	(41)
Income taxes on defined benefit plans	(211)	18	17
Defined benefit plans, net of tax	374	(93)	(29)
Foreign currency translation adjustments	(21)	148	28
Income taxes on foreign currency translation adjustments	(2)	48	(92)
Foreign currency translation adjustments, net of tax	(23)	196	(64)
Hedging activities by equity affiliates	1	1	2
Income taxes on hedging activities by equity affiliates	(1)	—	(1)
Hedging activities by equity affiliates, net of tax	—	1	1
Other Comprehensive Income (Loss), Net of Tax	351	104	(92)
Comprehensive Income	4,094	4,235	4,688
Less: comprehensive income attributable to noncontrolling interests	17	7	5
Comprehensive Income Attributable to Phillips 66	$4,077	4,228	4,683
SeeNotes to Consolidated Financial Statements.

Consolidated Balance Sheet	Phillips 66

	Millions of Dollars
At December 31	2013	2012
Assets
Cash and cash equivalents	$5,400	3,474
Accounts and notes receivable (net of allowance of $47 million in 2013 and $50 million in 2012)	7,900	8,593
Accounts and notes receivable—related parties	1,732	1,810
Inventories	3,354	3,430
Prepaid expenses and other current assets	851	655
Total Current Assets	19,237	17,962
Investments and long-term receivables	11,220	10,471
Net properties, plants and equipment	15,398	15,407
Goodwill	3,096	3,344
Intangibles	698	724
Other assets	149	165
Total Assets	$49,798	48,073

Liabilities
Accounts payable	$9,948	9,731
Accounts payable—related parties	1,142	979
Short-term debt	24	13
Accrued income and other taxes	872	901
Employee benefit obligations	476	441
Other accruals	469	417
Total Current Liabilities	12,931	12,482
Long-term debt	6,131	6,961
Asset retirement obligations and accrued environmental costs	700	740
Deferred income taxes	6,125	5,444
Employee benefit obligations	921	1,325
Other liabilities and deferred credits	598	315
Total Liabilities	27,406	27,267

Equity
Common stock (2,500,000,000 shares authorized at $.01 par value)
Issued (2013—634,285,955 shares; 2012—631,149,613 shares)
Par value	6	6
Capital in excess of par	18,887	18,726
Treasury stock (at cost: 2013—44,106,380 shares; 2012—7,603,896 shares)	(2,602)	(356)
Retained earnings	5,622	2,713
Accumulated other comprehensive income (loss)	37	(314)
Total Stockholders’ Equity	21,950	20,775
Noncontrolling interests	442	31
Total Equity	22,392	20,806
Total Liabilities and Equity	$49,798	48,073
SeeNotes to Consolidated Financial Statements.

Consolidated Statement of Cash Flows	Phillips 66

	Millions of Dollars
Years Ended December 31	2013	2012	2011
Cash Flows From Operating Activities
Net income	$3,743	4,131	4,780
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	947	906	902
Impairments	29	1,158	472
Accretion on discounted liabilities	24	25	21
Deferred taxes	594	221	929
Undistributed equity earnings	(354)	(872)	(951)
Net gain on dispositions	(55)	(193)	(1,638)
Income from discontinued operations	(61)	(48)	(43)
Other	195	71	167
Working capital adjustments
Decrease (increase) in accounts and notes receivable	481	(132)	(189)
Decrease (increase) in inventories	38	60	620
Decrease (increase) in prepaid expenses and other current assets	20	(48)	28
Increase (decrease) in accounts payable	360	(985)	55
Increase (decrease) in taxes and other accruals	(19)	(35)	(200)
Net cash provided by continuing operating activities	5,942	4,259	4,953
Net cash provided by discontinued operations	85	37	53
Net Cash Provided by Operating Activities	6,027	4,296	5,006

Cash Flows From Investing Activities
Capital expenditures and investments	(1,779)	(1,701)	(1,016)
Proceeds from asset dispositions	1,214	286	2,627
Advances/loans—related parties	(65)	(100)	—
Collection of advances/loans—related parties	165	—	550
Other	48	—	337
Net cash provided by (used in) continuing investing activities	(417)	(1,515)	2,498
Net cash used in discontinued operations	(27)	(20)	(6)
Net Cash Provided by (Used in) Investing Activities	(444)	(1,535)	2,492

Cash Flows From Financing Activities
Distributions to ConocoPhillips	—	(5,255)	(7,471)
Issuance of debt	—	7,794	—
Repayment of debt	(1,020)	(1,210)	(26)
Issuance of common stock	6	47	—
Repurchase of common stock	(2,246)	(356)	—
Dividends paid on common stock	(807)	(282)	—
Distributions to noncontrolling interests	(10)	(5)	(1)
Net proceeds from issuance of Phillips 66 Partners LP common units	404	—	—
Other	(6)	(34)	—
Net cash provided by (used in) continuing financing activities	(3,679)	699	(7,498)
Net cash provided by (used in) discontinued operations	—	—	—
Net Cash Provided by (Used in) Financing Activities	(3,679)	699	(7,498)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	22	14	—

Net Change in Cash and Cash Equivalents	1,926	3,474	—
Cash and cash equivalents at beginning of year	3,474	—	—
Cash and Cash Equivalents at End of Year	$5,400	3,474	—
Priorperiod amounts have been recast to reflect discontinued operations.
SeeNotes to Consolidated Financial Statements.

Consolidated Statement of Changes in Equity	Phillips 66

	Millions of Dollars
	Attributable to Phillips 66
	Common Stock				Net Parent Company Investment	Accum. Other Comprehensive Income (Loss)
	Par Value	Capital in Excess of Par	Treasury Stock	Retained Earnings			Noncontrolling Interests	Total
December 31, 2010	$—	—	—	—	25,787	214	25	26,026
Net income	—	—	—	—	4,775	—	5	4,780
Net transfers to ConocoPhillips	—	—	—	—	(7,420)	—	—	(7,420)
Other comprehensive loss	—	—	—	—	—	(92)	—	(92)
Distributions to noncontrolling interests and other	—	—	—	—	—	—	(1)	(1)
December 31, 2011	—	—	—	—	23,142	122	29	23,293
Net income	—	—	—	2,999	1,125	—	7	4,131
Net transfers to/from ConocoPhillips	—	—	—	—	(5,707)	(540)	—	(6,247)
Other comprehensive income	—	—	—	—	—	104	—	104
Reclassification of net parent company investment to capital in excess of par	—	18,560	—	—	(18,560)	—	—	—
Issuance of common stock at the Separation	6	(6)	—	—	—	—	—	—
Cash dividends paid on common stock	—	—	—	(282)	—	—	—	(282)
Repurchase of common stock	—	—	(356)	—	—	—	—	(356)
Benefit plan activity	—	172	—	(4)	—	—	—	168
Distributions to noncontrolling interests and other	—	—	—	—	—	—	(5)	(5)
December 31, 2012	6	18,726	(356)	2,713	—	(314)	31	20,806
Net income	—	—	—	3,726	—	—	17	3,743
Other comprehensive income	—	—	—	—	—	351	—	351
Cash dividends paid on common stock	—	—	—	(807)	—	—	—	(807)
Repurchase of common stock	—	—	(2,246)	—	—	—	—	(2,246)
Benefit plan activity	—	164	—	(10)	—	—	—	154
Issuance of Phillips 66 Partners LP common units	—	—	—	—	—	—	404	404
Distributions to noncontrolling interests and other	—	(3)	—	—	—	—	(10)	(13)
December 31, 2013	$6	18,887	(2,602)	5,622	—	37	442	22,392

	Shares in Thousands
	Common Stock Issued	Treasury Stock
December 31, 2011	—	—
Issuance of common stock at the Separation	625,272	—
Repurchase of common stock	—	7,604
Shares issued—share-based compensation	5,878	—
December 31, 2012	631,150	7,604
Repurchase of common stock	—	36,502
Shares issued—share-based compensation	3,136	—
December 31, 2013	634,286	44,106
SeeNotes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements	Phillips 66

Note 1—Separation and Basis of Presentation

The Separation

On April 4, 2012, the ConocoPhillips Board of Directors approved the separation of its downstream businesses (as defined below) into an independent, publicly traded company named Phillips 66. In accordance with the Separation and Distribution Agreement, the two companies were separated by ConocoPhillips distributing to its stockholders all 625,272,302 shares of common stock of Phillips 66 after the market closed on April 30, 2012 (the Separation). Each ConocoPhillips stockholder received one share of Phillips 66 stock for every two shares of ConocoPhillips stock held at the close of business on the record date of April 16, 2012. Following the Separation, ConocoPhillips retained no ownership interest in Phillips 66, and each company has separate public ownership, boards of directors and management.

Basis of Presentation

Prior to the Separation, our results of operations, financial position and cash flows consisted of ConocoPhillips’ refining, marketing and transportation operations; its natural gas gathering, processing, transmission and marketing operations, primarily conducted through its equity investment in DCP Midstream, LLC (DCP Midstream); its petrochemical operations, conducted through its equity investment in Chevron Phillips Chemical Company LLC (CPChem); its power generation operations; and an allocable portion of its corporate costs (together, the “downstream businesses”). These financial statements have been presented as if the downstream businesses had been combined for all periods presented prior to the Separation. All intercompany transactions and accounts within the downstream businesses were eliminated. The statement of income for the periods prior to the Separation includes expense allocations for certain corporate functions historically performed by ConocoPhillips and not allocated to its operating segments, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, procurement and information technology. These allocations were based primarily on specific identification of time and/or activities associated with the downstream businesses, employee headcount or capital expenditures, and our management believes the assumptions underlying the allocations were reasonable. The combined financial statements may not necessarily reflect all of the actual expenses that would have been incurred had we been a stand-alone company during the periods presented prior to the Separation. All financial information presented after the Separation represents the consolidated results of operations, financial position and cash flows of Phillips 66. Accordingly:

•

Our consolidated statements of income, comprehensive income, cash flows and changes in equity for the year ended December 31, 2013, consist entirely of the consolidated results of Phillips 66. Our consolidated statements of income, comprehensive income, cash flows and changes in equity for the year ended December 31, 2012, consist of the consolidated results of Phillips 66 for the eight months ended December 31, 2012, and of the combined results of the downstream businesses for the four months ended April 30, 2012. Our consolidated statements of income, comprehensive income, cash flows and changes in equity for the year ended December 31, 2011, consist entirely of the combined results of the downstream businesses.

•	Our consolidated balance sheet at December 31, 2013 and 2012, consists of the consolidated balances of Phillips 66.

Effective January 1, 2013, we changed the organizational structure of the internal financial information reviewed by our chief executive officer, and determined this resulted in a change in the composition of our operating segments. The primary effects of this reporting reorganization were:

•	We disaggregated the former Refining and Marketing (R&M) segment into two separate operating segments titled “Refining” and “Marketing and Specialties.”

•	We moved our Transportation and power businesses from the former R&M segment to the Midstream and Marketing and Specialties (M&S) segments, respectively.

Note 2—Accounting Policies

•

Consolidation Principles and Investments—Our consolidated financial statements include the accounts of majority-owned, controlled subsidiaries and variable interest entities where we are the primary beneficiary. The equity method is used to account for investments in affiliates in which we have the ability to exert significant influence over the affiliates’ operating and financial policies. When we do not have the ability to exert significant influence, the investment is either classified as available-for-sale if fair value is readily determinable, or the cost method is used if fair value is not readily determinable. Undivided interests in pipelines, natural gas plants and terminals are consolidated on a proportionate basis. Other securities and investments are generally carried at cost.

•

Recasted Financial Information—Certain prior period financial information has been recasted to reflect the current year’s presentation, including realignment of our operating segments, as well as the movement of Phillips Specialty Products Inc. (PSPI) to discontinued operations. See Note 5—Assets Held for Sale or Sold for additional information.

•

Foreign Currency Translation—Adjustments resulting from the process of translating foreign functional currency financial statements into U.S. dollars are included in accumulated other comprehensive income in stockholders’ equity. Foreign currency transaction gains and losses are included in current earnings. Most of our foreign operations use their local currency as the functional currency.

•

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosures of contingent assets and liabilities. Actual results could differ from these estimates.

•

Revenue Recognition—Revenues associated with sales of crude oil, natural gas liquids (NGL), petroleum and chemical products, and other items are recognized when title passes to the customer, which is when the risk of ownership passes to the purchaser and physical delivery of goods occurs, either immediately or within a fixed delivery schedule that is reasonable and customary in the industry.

Revenues associated with transactions commonly called buy/sell contracts, in which the purchase and sale of inventory with the same counterparty are entered into in contemplation of one another, are combined and reported net (i.e., on the same income statement line) in the “Purchased crude oil and products” line of our consolidated statement of income.

•

Cash Equivalents—Cash equivalents are highly liquid, short-term investments that are readily convertible to known amounts of cash and have original maturities of 90 days or less from their date of purchase. They are carried at cost plus accrued interest, which approximates fair value.

•	Shipping and Handling Costs—We record shipping and handling costs in purchased crude oil and products. Freight costs billed to customers are recorded as a component of revenue.

•

Inventories—We have several valuation methods for our various types of inventories and consistently use the following methods for each type of inventory. Crude oil and petroleum products inventories are valued at the lower of cost or market in the aggregate, primarily on the last-in, first-out (LIFO) basis. Any necessary lower-of-cost-or-market write-downs at year end are recorded as permanent adjustments to the LIFO cost basis. LIFO is used to better match current inventory costs with current revenues and to meet tax-conformity requirements. Costs include both direct and indirect expenditures incurred in bringing an item or product to its existing condition and location, but not unusual/nonrecurring costs or research and development costs. Materials and supplies inventories are valued using the weighted-average-cost method.

•

Fair Value Measurements—We categorize assets and liabilities measured at fair value into one of three different levels depending on the observability of the inputs employed in the measurement. Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Level 2 inputs are observable inputs other than quoted prices included within Level 1 for the asset or liability, either directly or indirectly through market-corroborated inputs. Level 3 inputs are unobservable inputs for the asset or liability reflecting significant modifications to observable related market data or our assumptions about pricing by market participants.

•

Derivative Instruments—Derivative instruments are recorded on the balance sheet at fair value. If the right of offset exists and certain other criteria are met, derivative assets and liabilities with the same counterparty are netted on the balance sheet and the collateral payable or receivable is netted against derivative assets and derivative liabilities, respectively.

Recognition and classification of the gain or loss that results from recording and adjusting a derivative to fair value depends on the purpose for issuing or holding the derivative. Gains and losses from derivatives not accounted for as hedges are recognized immediately in earnings. For derivative instruments that are designated and qualify as a fair value hedge, the gains or losses from adjusting the derivative to its fair value will be immediately recognized in earnings and, to the extent the hedge is effective, offset the concurrent recognition of changes in the fair value of the hedged item. Gains or losses from derivative instruments that are designated and qualify as a cash flow hedge or hedge of a net investment in a foreign entity are recognized in other comprehensive income and appear on the balance sheet in accumulated other comprehensive income until the hedged transaction is recognized in earnings; however, to the extent the change in the value of the derivative exceeds the change in the anticipated cash flows of the hedged transaction, the excess gains or losses will be recognized immediately in earnings.

•

Capitalized Interest—Interest from external borrowings is capitalized on major projects with an expected construction period of one year or longer. Capitalized interest is added to the cost of the underlying asset’s properties, plant and equipment and is amortized over the useful life of the assets.

•

Intangible Assets Other Than Goodwill—Intangible assets with finite useful lives are amortized by the straight-line method over their useful lives. Intangible assets with indefinite useful lives are not amortized but are tested at least annually for impairment. Each reporting period, we evaluate the remaining useful lives of intangible assets not being amortized to determine whether events and circumstances continue to support indefinite useful lives. These indefinite-lived intangibles are considered impaired if the fair value of the intangible asset is lower than net book value. The fair value of intangible assets is determined based on quoted market prices in active markets, if available. If quoted market prices are not available, fair value of intangible assets is determined based upon the present values of expected future cash flows using discount rates believed to be consistent with those used by principal market participants, or upon estimated replacement cost, if expected future cash flows from the intangible asset are not determinable.

•

Goodwill—Goodwill resulting from a business combination is not amortized but is tested at least annually for impairment. If the fair value of a reporting unit is less than the recorded book value of the reporting unit’s assets (including goodwill), less liabilities, then a hypothetical purchase price allocation is performed on the reporting unit’s assets and liabilities using the fair value of the reporting unit as the purchase price in the calculation. If the amount of goodwill resulting from this hypothetical purchase price allocation is less than the recorded amount of goodwill, the recorded goodwill is written down to the new amount. For purposes of testing goodwill for impairment, we have three reporting units with goodwill balances, Transportation, Refining and M&S.

•

Depreciation and Amortization—Depreciation and amortization of properties, plants and equipment are determined by either the individual-unit-straight-line method or the group-straight-line method (for those individual units that are highly integrated with other units).

•

Impairment of Properties, Plants and Equipment—Properties, plants and equipment used in operations are assessed for impairment whenever changes in facts and circumstances indicate a possible significant deterioration in the future cash flows expected to be generated by an asset group. If indicators of potential impairment exist, an undiscounted cash flow test is performed. If the sum of the undiscounted pre-tax cash flows is less than the carrying value of the asset group, the carrying value is written down to estimated fair value through additional amortization or depreciation provisions and reported in the “Impairment” line of our consolidated statement of income in the period in which the determination of the impairment is made. Individual assets are grouped for impairment purposes at the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets—generally at an entire refinery complex level. Because there usually is a lack of quoted market prices for long-lived assets, the fair value of impaired assets is typically determined based on the present values of expected future cash flows using discount rates believed to be consistent with those used by principal market participants or based on a multiple of operating cash flows validated with historical market transactions of similar assets where possible. Long-lived assets held for sale are accounted for at the lower of amortized cost or fair value, less cost to sell, with fair value determined using a binding negotiated price, if available, or present value of expected future cash flows as previously described.

The expected future cash flows used for impairment reviews and related fair value calculations are based on estimated future volumes, prices, costs, margins, and capital project decisions, considering all available evidence at the date of review.

•

Impairment of Investments in Nonconsolidated Entities—Investments in nonconsolidated entities are assessed for impairment whenever changes in the facts and circumstances indicate a loss in value has occurred. When indicators exist, the fair value is estimated and compared to the investment carrying value. If any impairment is judgmentally determined to be other than temporary, the carrying value of the investment is written down to fair value. The fair value of the impaired investment is based on quoted market prices, if available, or upon the present value of expected future cash flows using discount rates believed to be consistent with those used by principal market participants, plus market analysis of comparable assets owned by the investee, if appropriate.

•	Maintenance and Repairs—Costs of maintenance and repairs, which are not significant improvements, are expensed when incurred. Major refinery maintenance turnarounds are expensed as incurred.

•

Property Dispositions—When complete units of depreciable property are sold, the asset cost and related accumulated depreciation are eliminated, with any gain or loss reflected in the “Net gain on dispositions” line of our consolidated statement of income. When less than complete units of depreciable property are disposed of or retired, the difference between asset cost and salvage value is charged or credited to accumulated depreciation.

•

Asset Retirement Obligations and Environmental Costs—Fair value of legal obligations to retire and remove long-lived assets are recorded in the period in which the obligation is incurred. When the liability is initially recorded, we capitalize this cost by increasing the carrying amount of the related properties, plants and equipment. Over time, the liability is increased for the change in its present value, and the capitalized cost in properties, plants and equipment is depreciated over the useful life of the related asset. For additional information, see Note 10—Asset Retirement Obligations and Accrued Environmental Costs.

Environmental expenditures are expensed or capitalized, depending upon their future economic benefit. Expenditures relating to an existing condition caused by past operations, and those having no future economic benefit, are expensed. Liabilities for environmental expenditures are recorded on an undiscounted basis (unless acquired in a purchase business combination) when environmental assessments or cleanups are probable and the costs can be reasonably estimated. Recoveries of environmental remediation costs from other parties, such as state reimbursement funds, are recorded as assets when their receipt is probable and estimable.

•

Guarantees—Fair value of a guarantee is determined and recorded as a liability at the time the guarantee is given. The initial liability is subsequently reduced as we are released from exposure under the guarantee. We amortize the guarantee liability over the relevant time period, if one exists, based on the facts and circumstances surrounding each type of guarantee. In cases where the guarantee term is indefinite, we reverse the liability when we have information indicating the liability is essentially relieved or amortize it over an appropriate time period as the fair value of our guarantee exposure declines over time. We amortize the guarantee liability to the related income statement line item based on the nature of the guarantee. When it becomes probable we will have to perform on a guarantee, we accrue a separate liability if it is reasonably estimable, based on the facts and circumstances at that time. We reverse the fair value liability only when there is no further exposure under the guarantee.

•

Stock-Based Compensation—We recognize stock-based compensation expense over the shorter of: (1) the service period (i.e., the time required to earn the award); or (2) the period beginning at the start of the service period and ending when an employee first becomes eligible for retirement, but not less than six months, which is the minimum time required for an award to not be subject to forfeiture. We have elected to recognize expense on a straight-line basis over the service period for the entire award, whether the award was granted with ratable or cliff vesting.

•

Income Taxes—For periods prior to the Separation, our taxable income was included in the U.S. federal income tax returns and in a number of state income tax returns of ConocoPhillips. In the accompanying consolidated financial statements for periods prior to the Separation, our provision for income taxes is computed as if we were a stand-alone tax-paying entity.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Interest related to unrecognized tax benefits is reflected in interest expense, and penalties in operating expenses.

•

Taxes Collected from Customers and Remitted to Governmental Authorities—Excise taxes are reported gross within sales and other operating revenues and taxes other than income taxes, while other sales and value-added taxes are recorded net in taxes other than income taxes.

•

Treasury Stock—We record treasury stock purchases at cost, which includes incremental direct transaction costs. Amounts are recorded as reductions in stockholders’ equity in the consolidated balance sheet.

Note 3—Variable Interest Entities (VIEs)

In 2013, we formed Phillips 66 Partners LP, a master limited partnership, to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and NGL pipelines and terminals, as well as other transportation and midstream assets. We consolidate Phillips 66 Partners as we determined that Phillips 66 Partners is a VIE and we are the primary beneficiary. As general partner, we have the ability to control the financial interests, as well as the ability to direct the activities of Phillips 66 Partners that most significantly impact its economic performance. See Note 26—Phillips 66 Partners LP for additional information.

We hold significant variable interests in VIEs that have not been consolidated because we are not considered the primary beneficiary. Information on these VIEs follows:

Merey Sweeny, L.P. (MSLP) is a limited partnership that owns a delayed coker and related facilities at the Sweeny Refinery. As discussed more fully in Note 6—Investments, Loans and Long-Term Receivables, in August 2009 a call right was exercised to acquire the 50 percent ownership interest in MSLP of the co-venturer, Petróleos de Venezuela S.A. (PDVSA). That exercise has been challenged, and the dispute is being arbitrated. Because the exercise has been challenged by PDVSA, we continue to use the equity method of accounting for MSLP, and the VIE analysis below is based on the ownership and governance structure in place prior to the exercise of the call right. MSLP is a VIE because, in securing lender consents in connection with the Separation, we provided a 100 percent debt guarantee to the lender of the 8.85% senior notes issued by MSLP. PDVSA did not participate in the debt guarantee. In our VIE assessment, this disproportionate debt guarantee, plus other liquidity support provided jointly by us and PDVSA independently of equity ownership, results in MSLP not being exposed to all potential losses. We have determined we are not the primary beneficiary while the call exercise is in dispute because under the partnership agreement the co-venturers jointly direct the activities of MSLP that most significantly impact economic performance. At December 31, 2013, our maximum exposure to loss represented the outstanding principal debt balance of $214 million, and our investment of $109 million.

We have a 50 percent ownership interest with a 50 percent governance interest in Excel Paralubes (Excel). Excel is a VIE because, in securing lender consents in connection with the Separation, ConocoPhillips provided a 50 percent debt guarantee to the lender of the 7.43% senior secured bonds issued by Excel. We provided a full indemnity to ConocoPhillips for this debt guarantee. Our co-venturer did not participate in the debt guarantee. In our assessment of the VIE, this debt guarantee, plus other liquidity support up to $60 million provided jointly by us and our co-venturer independently of equity ownership, results in Excel not being exposed to all potential losses. We have determined we are not the primary beneficiary because we and our co-venturer jointly direct the activities of Excel that most significantly impact economic performance. We continue to use equity method accounting for this investment. At December 31, 2013, our maximum exposure to loss represented 50 percent of the outstanding principal debt balance of $116 million, or $58 million, half of the $60 million liquidity support, or $30 million, and our investment of $113 million.

During October 2013, we entered into a multi-year consignment fuels agreement with a marketer that we currently support with debt guarantees. Pursuant to the consignment fuels agreement, we own the fuels inventory, control the fuel marketing at each site, and pay a fixed monthly fee to the marketer. We determined the consignment fuels agreement and the debt guarantees together create a variable interest in the marketer with the marketer not being exposed to all potential losses. We determined we are not the primary beneficiary because we do not have the power to direct the activities that most significantly impact the economic performance of the marketer. We have no ownership interest in the marketer. Our maximum exposure to loss represented the outstanding debt balance of $190 million and the fixed annual contractual payments under the consignment fuels agreement of $80 million.

Note 4—Inventories

Inventories at December 31 consisted of the following:

	Millions of Dollars
	2013	2012
Crude oil and petroleum products	$3,093	3,138
Materials and supplies	261	292
	$3,354	3,430

Inventories valued on the LIFO basis totaled $2,945 million and $2,987 million at December 31, 2013 and 2012, respectively. The estimated excess of current replacement cost over LIFO cost of inventories amounted to approximately $7,600 million and $7,700 million at December 31, 2013 and 2012, respectively.

During each of the three years ending December 31, 2013, certain reductions in inventory caused liquidations of LIFO inventory values. These liquidations increased net income by approximately $109 million, $162 million and $155 million in 2013, 2012 and 2011, respectively.

Note 5—Assets Held for Sale or Sold

Assets Sold

In August 2011, we sold our refinery in Wilhelmshaven, Germany, which had been operating as a terminal since the fourth quarter of 2009. The refinery was included in our Refining segment and at the time of disposition had a net carrying value of $211 million, which included $243 million of net properties, plants and equipment (PP&E). A $234 million before-tax loss was recognized from this disposition in 2011.

In October 2011, we sold Seaway Products Pipeline Company to DCP Midstream. The total carrying value of the asset, which was included in our Midstream segment, was $84 million, consisting of $55 million of net PP&E and $29 million of allocated goodwill. The sale resulted in a before-tax gain of $312 million, 50 percent of which was recognized in 2011, while the remaining 50 percent was deferred and will be amortized as an adjustment to equity in earnings. Amortization of this deferred gain began in 2013 following the commencement of operations of the Southern Hills pipeline. Approximately $2 million of the deferred gain was amortized in 2013. See Note 6—Investments, Loans and Long-Term Receivables for information about our investment in Southern Hills.

In December 2011, we sold our ownership interests in Colonial Pipeline Company and Seaway Crude Pipeline Company. The total carrying value of these assets, which were included in our Midstream segment, was $348 million, including $104 million of investment in equity affiliates and $244 million of allocated goodwill. A $1,661 million before-tax gain was recognized from these dispositions in 2011.

In June 2012, we sold our refinery located on the Delaware River in Trainer, Pennsylvania, for $229 million. The refinery and associated terminal and pipeline assets were primarily included in our Refining segment and at the time of the disposition had a net carrying value of $38 million, which included $37 million of net PP&E, $25 million of allocated goodwill and a $53 million asset retirement obligation. A $189 million before-tax gain was recognized from this disposition in 2012.

In November 2012, we sold the Riverhead Terminal located in Riverhead, New York, for $36 million. The terminal and associated assets were included in our Midstream segment and had a net carrying value of $34 million at the time of the disposition, which included $33 million of net PP&E and $1 million of inventory. A $2 million before-tax gain was recognized from this disposition in 2012.

In May 2013, we sold our E-Gas™ Technology business. The business was included in our M&S segment and at the time of disposition had a net carrying value of approximately $13 million, including a goodwill allocation. The $48 million before-tax gain was recognized from this disposition in 2013.

In July 2013, we sold our Immingham Combined Heat and Power Plant (ICHP), which was included in our M&S segment. At the time of the disposition, ICHP had a net carrying value of $762 million, which primarily included $724 million of net PP&E, $110 million of allocated goodwill, and $111 million of deferred tax liabilities. As of December 31, 2013, a before-tax gain of $375 million was deferred due to an indemnity provided to the buyer. A portion of the deferred gain is denominated in a foreign currency; accordingly, the amount of the deferred gain translated into U.S. dollars is subject to change based on currency fluctuations. Absent claims under the indemnity, the deferred gain will be recognized into earnings as our exposure under this indemnity declines.

Gains and losses recognized from asset sales, including sales of investments in unconsolidated entities and controlled assets that meet the definition of a business, are included in the “Net gain on dispositions” line in the consolidated statement of income, unless noted otherwise above.

Assets Held for Sale

On December 30, 2013, we entered into an agreement pursuant to which we will exchange PSPI, a flow improver business, which was included in our M&S segment, for shares of Phillips 66 common stock owned by the other party. We expect PSPI’s balance sheet at closing to include approximately $450 million of cash and cash equivalents. The exact number of Phillips 66 shares to be delivered will be determined by reference to the volume weighted average price of Phillips 66 common stock on the closing date. Had the closing occurred on February 14, 2014, approximately 18 million shares would have been exchanged. The reacquired stock will be held as treasury shares. Following customary regulatory review, the transaction is expected to close in the first quarter of 2014. As of December 31, 2013, the net assets of PSPI are classified as held for sale and the results of operations of PSPI are reported as discontinued operations.

The carrying amounts of the major classes of assets and liabilities of PSPI, excluding allocated goodwill of $117 million, at December 31 are below. The 2013 amounts were reclassified to the “Prepaid expenses and other current assets” and “Other accruals” lines of our consolidated balance sheet.

	Millions of Dollars
	2013	2012
Assets
Accounts and notes receivable	$24	23
Inventories	18	18
Total current assets of discontinued operations	42	41
Net properties, plants and equipment	58	42
Intangibles	6	6
Total assets of discontinued operations	$106	89

Liabilities
Accounts payable and other current liabilities	$18	8
Total current liabilities of discontinued operations	18	8
Deferred income taxes	12	7
Total liabilities of discontinued operations	$30	15

Sales and other operating revenues and income from discontinued operations related to PSPI, were as follows:

	Millions of Dollars
	2013	2012	2011
Sales and other operating revenues from discontinued operations	$232	180	167

Income from discontinued operations before-tax	$95	75	65
Income tax expense	34	27	22
Income from discontinued operations	$61	48	43

Note 6—Investments, Loans and Long-Term Receivables

Components of investments, loans and long-term receivables at December 31 were:

	Millions of Dollars
	2013	2012
Equity investments	$11,080	10,291
Long-term receivables	74	132
Other investments	66	48
	$11,220	10,471

Equity Investments

Affiliated companies in which we had a significant equity investment at December 31, 2013, included:

•	WRB Refining LP—50 percent owned business venture with Cenovus Energy Inc. (Cenovus)—owns the Wood River and Borger refineries.
•	DCP Midstream—50 percent owned joint venture with Spectra Energy Corp—owns and operates gas plants, gathering systems, storage facilities and fractionation plants.
•	CPChem—50 percent owned joint venture with Chevron U.S.A. Inc., an indirect wholly-owned subsidiary of Chevron Corporation—manufactures and markets petrochemicals and plastics.
•	Malaysian Refining Company Sdn. Bdh. (MRC)—47 percent owned business venture with Petronas, the Malaysian state oil company—owns the Melaka, Malaysia refinery.
•

Rockies Express Pipeline LLC (REX)—25 percent owned joint venture with Tallgrass Energy Partners L.P. and Sempra Energy Corp.—owns and operates a natural gas pipeline system from Meeker, Colorado to Clarington, Ohio.

•	DCP Sand Hills Pipeline, LLC—33 percent owned joint venture with DCP Midstream and Spectra Energy—owns and operates NGL pipeline systems from the Permian and Eagle Ford basins to Mont Belvieu, Texas.
•	DCP Southern Hills Pipeline, LLC—33 percent owned joint venture with DCP Midstream and Spectra Energy—owns and operates NGL pipeline systems from the Midcontinent region to Mont Belvieu, Texas.

Summarized 100 percent financial information for all equity method investments in affiliated companies, combined, was as follows:

	Millions of Dollars
	2013	2012	2011
Revenues	$59,500	55,401	59,044
Income before income taxes	5,975	6,265	6,083
Net income	5,838	6,122	5,742
Current assets	9,865	9,646	8,752
Noncurrent assets	40,188	37,269	34,329
Current liabilities	7,971	8,319	6,837
Noncurrent liabilities	9,959	9,251	10,279

Our share of income taxes incurred directly by the equity companies is included in equity in earnings of affiliates, and as such is not included in the provision for income taxes in our consolidated financial statements.

At December 31, 2013, retained earnings included $878 million related to the undistributed earnings of affiliated companies. Dividends received from affiliates were $2,752 million, $2,304 million and $2,209 million in 2013, 2012 and 2011, respectively.

WRB

WRB’s operating assets consist of the Wood River and Borger refineries, located in Roxana, Illinois, and Borger, Texas, respectively and we are the operator and managing partner. As a result of our contribution of these two assets to WRB, a basis difference was created because the fair value of the contributed assets recorded by WRB exceeded their historical book value. The difference is primarily amortized and recognized as a benefit evenly over a period of 26 years, which was the estimated remaining useful life of the refineries’ property, plant and equipment at the closing date. In the third quarter of 2013, we increased our ownership interest in WRB to 50 percent by purchasing ConocoPhillips’ 0.4 percent interest. At December 31, 2013, the book value of our investment in WRB was $3,475 million, and the basis difference was $3,555 million. Equity earnings in 2013, 2012 and 2011 were increased by $185 million, $180 million and $185 million, respectively, due to amortization of the basis difference. Cenovus is obligated to contribute $7.5 billion, plus accrued interest, to WRB over a 10-year period that began in 2007, of which $2.9 billion remains at December 31, 2013.

DCP Midstream

DCP Midstream owns and operates gas plants, gathering systems, storage facilities and fractionation plants. At December 31, 2013, the book value of our equity method investment in DCP Midstream was $1,335 million. DCP Midstream markets a portion of its NGL to us and CPChem under a supply agreement that continues at the current volume commitment with a primary term ending December 31, 2014. This purchase commitment is on an “if-produced, will-purchase” basis and so has no fixed production schedule, but has had, and is expected over the remaining term of the contract to have, a relatively stable purchase pattern. NGL are purchased under this agreement at various published market index prices, less transportation and fractionation fees.

CPChem

CPChem manufactures and markets petrochemicals and plastics. At December 31, 2013, the book value of our equity method investment in CPChem was $4,241 million. We have multiple supply and purchase agreements in place with CPChem, ranging in initial terms from one to 99 years, with extension options. These agreements cover sales and purchases of refined products, solvents, and petrochemical and NGL feedstocks, as well as fuel oils and gases. Delivery quantities vary by product, and are generally on an “if-produced, will-purchase” basis. All products are purchased and sold under specified pricing formulas based on various published pricing indices.

MRC

MRC’s operating asset is a refinery in Melaka, Malaysia. The refinery operates in merchant mode in which each co-venturer sells crude oil to MRC and purchases the resulting refined product. At December 31, 2013, the book value of our equity method investment in MRC was $419 million. In the fourth quarter of 2012, we recorded a before-tax impairment of $564 million. See Note 9—Impairments, for additional information.

REX

REX owns a natural gas pipeline that runs from Meeker, Colorado to Clarington, Ohio, which became fully operational in November 2009. Long-term, binding firm commitments have been secured for virtually all of the pipeline’s capacity through 2019. At December 31, 2013, the book value of our equity method investment in REX was $250 million. During 2012, we recorded before-tax impairments totaling $480 million on this investment. See Note 9—Impairments, for additional information.

Sand Hills Pipeline

In the fourth quarter of 2012, we invested $234 million to acquire from DCP Midstream a one-third ownership in DCP Sand Hills Pipeline, LLC. In December 2012, the first phase of the Sand Hills pipeline, which extends from Eagle Ford into Mont Belvieu, Texas, was placed in service. The second phase of the project, with deliveries from the Permian Basin, was completed on schedule in the second quarter of 2013. At December 31, 2013, the book value of our equity investment in DCP Sand Hills Pipeline was $392 million.

Southern Hills Pipeline

In the fourth quarter of 2012, we invested $225 million to acquire from DCP Midstream a one-third ownership in DCP Southern Hills Pipeline, LLC. The Southern Hills pipeline, which is a reconfiguration of the former Seaway refined products line into an NGL pipeline, was completed on schedule in the second quarter of 2013 with service from the Midcontinent region to Mont Belvieu, Texas. In 2011, we sold our interest in Seaway Products Pipeline Company to DCP Midstream. The deferred gain on the sale of $156 million began amortizing in 2013 following the commencement of operations of the Southern Hills pipeline. At December 31, 2013, the book value of our investment in DCP Southern Hills was $157 million, and the basis difference was $161 million. Equity earnings in 2013 were increased by $2 million due to amortization of the basis difference.

Other

MSLP owns a delayed coker and related facilities at the Sweeny Refinery. MSLP processes long residue, which is produced from heavy sour crude oil, for a processing fee. Fuel-grade petroleum coke is produced as a by-product and becomes the property of MSLP. Prior to August 28, 2009, MSLP was owned 50/50 by ConocoPhillips and PDVSA. Under the agreements that govern the relationships between the partners, certain defaults by PDVSA with respect to supply of crude oil to the Sweeny Refinery triggered the right to acquire PDVSA’s 50 percent ownership interest in MSLP, which was exercised on August 28, 2009. PDVSA has initiated arbitration with the International Chamber of Commerce challenging the exercise of the call right and claiming it was invalid. The arbitral tribunal held hearings on the merits of the dispute in December 2012, and post-hearing briefs were exchanged in March 2013. A decision from the arbitral tribunal is expected in the first quarter of 2014. Following the Separation, Phillips 66 generally indemnifies ConocoPhillips for liabilities, if any, arising out of the exercise of the call right or otherwise with respect to the joint venture or the refinery. We continue to use the equity method of accounting for our investment in MSLP.

Loans and Long-term Receivables

We enter into agreements with other parties to pursue business opportunities. Included in such activity are loans and long-term receivables to certain affiliated and non-affiliated companies. Loans are recorded when cash is transferred or seller financing is provided to the affiliated or non-affiliated company pursuant to a loan agreement. The loan balance will increase as interest is earned on the outstanding loan balance and will decrease as interest and principal payments are received. Interest is earned at the loan agreement’s stated interest rate. Loans and long-term receivables are assessed for impairment when events indicate the loan balance may not be fully recovered.

In 2012, we entered into a market-based shareholder financing agreement for up to $100 million with the MRC. In the third quarter of 2013, MRC drew $65 million in funds and repaid the advance in December 2013. At December 31, 2013 and 2012, the balance on the facility was $0 and $100 million, respectively. Advances are recorded as a short-term related party advance with interest income recorded in equity earnings to offset the corresponding interest expense by MRC.

Note 7—Properties, Plants and Equipment

Our investment in PP&E is recorded at cost. Investments in refining manufacturing facilities are generally depreciated on a straight-line basis over a 25-year life, and pipeline assets over a 45-year life. The company’s investment in PP&E, with the associated accumulated depreciation and amortization (Accum. D&A), at December 31 was:

	Millions of Dollars
	2013			2012
	Gross PP&E	Accum. D&A	Net PP&E	Gross PP&E	Accum. D&A	Net PP&E
Midstream	$2,792	1,104	1,688	2,460	1,016	1,444
Chemicals	—	—	—	—	—	—
Refining	19,264	6,718	12,546	17,989	5,913	12,076
Marketing and Specialties	1,395	749	646	2,437	1,057	1,380
Corporate and Other	975	457	518	880	415	465
Discontinued Operations*	—	—	—	63	21	42
	$24,426	9,028	15,398	23,829	8,422	15,407
*	At December 31, 2013, net PP&E of $58 million associated with discontinued operations was classified as current assets.

Note 8—Goodwill and Intangibles

Goodwill

Effective January 1, 2013, we realigned our operating segments and determined that goodwill (which, prior to the realignment, had been assigned fully to our former R&M segment) should now be assigned to three of the realigned operating segments—Midstream, Refining and M&S. We further determined that, for the Midstream segment, Transportation constituted a reporting unit. For the Refining and M&S segments, we determined the goodwill reporting unit was at the operating segment level, due to the economic similarities of the components of those segments. Goodwill was reassigned to the realigned units using a relative fair value approach. See Note 5—Assets Held for Sale or Sold for information on goodwill allocated to assets held for sale or sold.

The carrying amount of goodwill was as follows:

	Millions of Dollars
	Midstream	Refining	Marketing and Specialties	Total
Balance at January 1, 2012	$518	1,922	892	3,332
Goodwill allocated to assets sold	—	(25)	—	(25)
Tax and other adjustments	—	37	—	37
Balance at December 31, 2012	518	1,934	892	3,344
Tax and other adjustments	—	(15)	—	(15)
Goodwill allocated to assets held-for-sale or sold	—	—	(233)	(233)
Balance at December 31, 2013	$518	1,919	659	3,096

Intangible Assets

Information at December 31 on the carrying value of intangible assets follows:

	Millions of Dollars
	Gross Carrying Amount
	2013	2012
Indefinite-Lived Intangible Assets
Trade names and trademarks	$494	494
Refinery air and operating permits	200	207
	$694	701

At year-end 2013, our amortized intangible asset balance was $4 million, compared with $23 million at year-end 2012. Amortization expense was not material for 2013 and 2012, and is not expected to be material in future years.

Note 9—Impairments

During 2013, 2012 and 2011, we recognized the following before-tax impairment charges:

	Millions of Dollars
	2013	2012	2011
Midstream	$1	524	6
Refining	3	608	465
Marketing and Specialties	16	1	1
Corporate and Other	9	25	—
	$29	1,158	472

2013

We recorded impairments of $16 million in our M&S segment, primarily related to PP&E associated with our planned exit from the composite graphite business.

2012

We have a 47 percent interest in MRC, which is included in our Refining segment. Due to significantly lower estimated future refining margins in this region, driven primarily by assumed increases in future crude oil pricing over the long term, we determined that the fair value of our investment in MRC was lower than our carrying value, and that this loss in value was other than temporary. Accordingly, we recorded a $564 million impairment of our investment in MRC.

We have a 25 percent interest in REX, which is included in our Midstream segment. During 2012, marketing activities by a co-venturer that resulted in them recording an impairment charge and then subsequently selling their interest at an amount below our adjusted carrying value were determined to be indicators of impairment. After identifying these impairment indicators, we performed our own assessment of the fair value of our investment in REX. Based on these assessments, we concluded our investment in REX was impaired, and the decline in fair value was other than temporary. Accordingly, we recorded impairment charges totaling $480 million to write down the carrying amount of our investment in REX to fair value.

We recorded an impairment of $43 million on the Riverhead Terminal in our Midstream segment and a held-for-sale impairment of $42 million in our Refining segment related to equipment formerly associated with the canceled Wilhelmshaven Refinery upgrade project. See Note 5—Assets Held for Sale or Sold, for additional information. In addition, we recorded an impairment of $25 million on a corporate property.

2011

We recorded a $467 million impairment of our refinery and associated pipelines and terminals in Trainer, Pennsylvania. The impairment charge primarily related to the assets included in our Refining segment. In June 2012, we sold the Trainer Refinery and associated pipeline and terminal assets.

Note 10—Asset Retirement Obligations and Accrued Environmental Costs

Asset retirement obligations and accrued environmental costs at December 31 were:

	Millions of Dollars
	2013	2012
Asset retirement obligations	$309	314
Accrued environmental costs	492	530
Total asset retirement obligations and accrued environmental costs	801	844
Asset retirement obligations and accrued environmental costs due within one year*	(101)	(104)
Long-term asset retirement obligations and accrued environmental costs	$700	740
*Classified	as a current liability on the balance sheet, under the caption “Other accruals.”

Asset Retirement Obligations

We have asset removal obligations that we are required to perform under law or contract once an asset is permanently taken out of service. Most of these obligations are not expected to be paid until many years in the future and will be funded from general company resources at the time of removal. Our largest individual obligations involve asbestos abatement at refineries.

During 2013 and 2012, our overall asset retirement obligation changed as follows:

	Millions of Dollars
	2013	2012
Balance at January 1	$314	378
Accretion of discount	11	13
New obligations	3	3
Changes in estimates of existing obligations	12	(14)
Spending on existing obligations	(13)	(16)
Property dispositions	(20)	(53)
Foreign currency translation	2	3
Balance at December 31	$309	314

Accrued Environmental Costs

Total accrued environmental costs at December 31, 2013 and 2012, were $492 million and $530 million, respectively. The 2013 decrease in total accrued environmental costs is due to payments and settlements during the year exceeding new accruals, accrual adjustments and accretion.

We had accrued environmental costs at December 31, 2013 and 2012, of $255 million and $271 million, respectively, primarily related to cleanup at domestic refineries and underground storage tanks at U.S. service stations; $184 million and $203 million, respectively, associated with nonoperator sites; and $53 million and $56 million, respectively, where the company has been named a potentially responsible party under the Federal Comprehensive Environmental Response, Compensation and Liability Act, or similar state laws. Accrued environmental liabilities are expected to be paid over periods extending up to 30 years. Because a large portion of the accrued environmental costs were acquired in various business combinations, they are discounted obligations. Expected expenditures for acquired environmental obligations are discounted using a weighted-average 5 percent discount factor, resulting in an accrued balance for acquired environmental liabilities of $258 million at December 31, 2013. The expected future undiscounted payments related to the portion of the accrued environmental costs that have been discounted are: $25 million in 2014, $29 million in 2015, $28 million in 2016, $28 million in 2017, $26 million in 2018, and $183 million for all future years after 2018.

Note 11—Earnings Per Share

The numerator of basic earnings per share (EPS) is net income attributable to Phillips 66, reduced by noncancelable dividends paid on unvested share-based employee awards during the vesting period (participating securities). The denominator of basic EPS is the sum of the daily weighted-average number of common shares outstanding during the periods presented and fully vested stock and unit awards that have not yet been issued as common stock. The numerator of diluted EPS is also based on net income attributable to Phillips 66, which is reduced only by dividend equivalents paid on participating securities for which the dividends are more dilutive than the participation of the awards in the earnings of the periods presented. To the extent unvested stock, unit or option awards and vested unexercised stock options are dilutive, they are included with the weighted-average common shares outstanding in the denominator. Treasury stock is excluded from the denominator in both basic and diluted EPS.

On April 30, 2012, 625.3 million shares of our common stock were distributed to ConocoPhillips stockholders in conjunction with the Separation. For comparative purposes, and to provide a more meaningful calculation of weighted-average shares outstanding, we have assumed this amount to be outstanding as of the beginning of each period prior to the Separation presented in the calculation of weighted-average shares. In addition, we have assumed the fully vested stock and unit awards outstanding at April 30, 2012, were also outstanding for each of the periods presented prior to the Separation; and we have assumed the dilutive securities outstanding at April 30, 2012, were also outstanding for each period prior to the Separation.

	2013		2012		2011
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Amounts attributed to Phillips 66 Common Stockholders (millions):
Income from continuing operations attributable to Phillips 66	$3,665	3,665	4,076	4,076	4,732	4,732
Income allocated to participating securities	(5)	—	(2)	—	—	—
Income from continuing operations available to common stockholders	3,660	3,665	4,074	4,076	4,732	4,732
Discontinued operations	61	61	48	48	43	43
Net income available to common stockholders	$3,721	3,726	4,122	4,124	4,775	4,775

Weighted-average common shares outstanding (thousands):	612,918	612,918	628,835	628,835	627,628	627,628
Dilutive effect of stock-based compensation	—	6,071	—	7,929	—	7,017
Weighted-average common shares outstanding	612,918	618,989	628,835	636,764	627,628	634,645

Earnings Per Share of Common Stock (dollars):
Income from continuing operations attributable to Phillips 66	$5.97	5.92	6.47	6.40	7.54	7.45
Discontinued operations	0.10	0.10	0.08	0.08	0.07	0.07
Earnings Per Share	$6.07	6.02	6.55	6.48	7.61	7.52

Note 12—Debt

Long-term debt at December 31 was:

	Millions of Dollars
	2013	2012
1.95% Senior Notes due 2015	$800	800
2.95% Senior Notes due 2017	1,500	1,500
4.30% Senior Notes due 2022	2,000	2,000
5.875% Senior Notes due 2042	1,500	1,500
Industrial Development Bonds due 2018 through 2021 at 0.05% – 0.07% at year-end 2013 and 0.09% – 0.23% at year-end 2012	50	50
Term loan due 2014 through 2015 at 1.465% at year-end 2012	—	1,000
Note payable to Merey Sweeny, L.P. due 2020 at 7% (related party)	110	122
Other	1	1
Debt at face value	5,961	6,973
Capitalized leases	199	6
Net unamortized premiums and discounts	(5)	(5)
Total debt	6,155	6,974
Short-term debt	(24)	(13)
Long-term debt	$6,131	6,961

Maturities of long-term borrowings, inclusive of net unamortized premiums and discounts, in 2014 through 2018 are: $24 million, $823 million, $23 million, $1,525 million and $37 million, respectively.

We had no material scheduled debt maturities in 2013; however, in 2013, we prepaid the $1 billion outstanding balance on our term loan. During 2013, we entered into a capital lease which resulted in $189 million of debt being included on the balance sheet at December 31, 2013. For additional information on our capital leases, see Note 18—Leases.

Credit Facilities

During the second quarter of 2013, we amended our revolving credit agreement by entering into the First Amendment to Credit Agreement (Amendment). The Amendment increased the borrowing capacity from $4.0 billion to $4.5 billion, extended the maturity from February 2017 to June 2018, reduced the margin applied to interest and fees accruing on and after the Amendment effective date, and made certain amendments with respect to Phillips 66 Partners LP. No amount has been drawn under this facility. However, as of December 31, 2013, $51 million in letters of credit had been issued that were supported by this facility.

The revolving credit agreement contains covenants that we consider usual and customary for an agreement of this type for comparable commercial borrowers, including a maximum consolidated net debt-to-capitalization ratio of 60 percent. The agreement has customary events of default, such as nonpayment of principal when due; nonpayment of interest, fees or other amounts; violation of covenants; cross-payment default and cross-acceleration (in each case, to indebtedness in excess of a threshold amount); and a change of control.

Borrowings under the credit agreement will incur interest at the London Interbank Offered Rate (LIBOR) plus a margin based on the credit rating of our senior unsecured long-term debt as determined from time to time by Standard & Poor’s Ratings Services and Moody’s Investors Service. The revolving credit agreement also provides for customary fees, including administrative agent fees and commitment fees.

On June 7, 2013, Phillips 66 Partners entered into a senior unsecured $250 million revolving credit agreement (Revolver) with a syndicate of financial institutions, which became effective upon its initial public offering of common units on July 26, 2013. Phillips 66 Partners has the option to increase the overall capacity of the Revolver by up to an additional $250 million, subject to certain conditions. The Revolver has an initial term of five years. As of December 31, 2013, no amount had been drawn under this facility.

Trade Receivables Securitization Facility

During the second quarter of 2013, we amended our trade receivables securitization facility by entering into the First Amendment to Receivables Purchase Agreement (Securitization Amendment). The Securitization Amendment decreased the borrowing capacity from $1.2 billion to $696 million and made certain amendments with respect to Phillips 66 Partners. As of December 31, 2013, no amount had been drawn under the facility, but $26 million in letters of credit had been issued that were collateralized by trade receivables held by the subsidiary under this facility.

Note 13—Guarantees

At December 31, 2013, we were liable for certain contingent obligations under various contractual arrangements as described below. We recognize a liability, at inception, for the fair value of our obligation as a guarantor for newly issued or modified guarantees. Unless the carrying amount of the liability is noted below, we have not recognized a liability either because the guarantees were issued prior to December 31, 2002, or because the fair value of the obligation is immaterial. In addition, unless otherwise stated we are not currently performing with any significance under the guarantee and expect future performance to be either immaterial or have only a remote chance of occurrence.

Guarantees of Joint Venture Debt

In April 2012, in connection with the Separation, we issued a guarantee for 100 percent of the 8.85% senior notes issued by MSLP in July 1999. At December 31, 2013, the maximum potential amount of future payments to third parties under the guarantee is estimated to be $214 million, which could become payable if MSLP fails to meet its obligations under the senior notes agreement. The senior notes mature in 2019.

At December 31, 2013, we had other guarantees outstanding for our portion of certain joint venture debt obligations, which have terms of up to 12 years. The maximum potential amount of future payments under the guarantees is approximately $103 million. Payment would be required if a joint venture defaults on its debt obligations.

Other Guarantees

We have residual value guarantees associated with leases with maximum future potential payments totaling approximately $228 million. We have other guarantees with maximum future potential payment amounts totaling $305 million, which consist primarily of guarantees to fund the short-term cash liquidity deficits of certain joint ventures, guarantees of third parties related to prior asset dispositions, and guarantees of the lease payment obligations of a joint venture. These guarantees generally extend up to 11 years or life of the venture.

Indemnifications

Over the years, we have entered into various agreements to sell ownership interests in certain corporations, joint ventures and assets that gave rise to qualifying indemnifications. Agreements associated with these sales include indemnifications for taxes, litigation, environmental liabilities, permits and licenses, supply arrangements, and employee claims, and real estate indemnity against tenant defaults. The terms of these indemnifications vary greatly. The majority of these indemnifications are related to environmental issues, the term is generally indefinite, and the maximum amount of future payments is generally unlimited. The carrying amount recorded for indemnifications at December 31, 2013, was $246 million. We amortize the indemnification liability over the relevant time period, if one exists, based on the facts and circumstances surrounding each type of indemnity. In cases where the indemnification term is indefinite, we will reverse the liability when we have information the liability is essentially relieved or amortize the liability over an appropriate time period as the fair value of our indemnification exposure declines. Although it is reasonably possible future payments may exceed amounts recorded, due to the nature of the indemnifications, it is not possible to make a reasonable estimate of the maximum potential amount of future payments. Included in the recorded carrying amount were $112 million of environmental accruals for known contamination that are included in asset retirement obligations and accrued environmental costs at December 31, 2013. For additional information about environmental liabilities, see Note 14—Contingencies and Commitments.

Indemnification and Release Agreement

In conjunction with, and effective as of, the Separation, we entered into the Indemnification and Release Agreement with ConocoPhillips. This agreement governs the treatment between ConocoPhillips and us of matters relating to indemnification, insurance, litigation responsibility and management, and litigation document sharing and cooperation arising in connection with the Separation. Generally, the agreement provides for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of ConocoPhillips’ business with ConocoPhillips. The agreement also establishes procedures for handling claims subject to indemnification and related matters.

Note 14—Contingencies and Commitments

A number of lawsuits involving a variety of claims have been made against us in connection with matters that arise in the ordinary course of business. We also may be required to remove or mitigate the effects on the environment of the placement, storage, disposal or release of certain chemical, mineral and petroleum substances at various active and inactive sites. We regularly assess the need for accounting recognition or disclosure of these contingencies. In the case of all known contingencies (other than those related to income taxes), we accrue a liability when the loss is probable and the amount is reasonably estimable. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. We do not reduce these liabilities for potential insurance or third-party recoveries. If applicable, we record receivables for probable insurance or other third-party recoveries. In the case of income-tax-related contingencies, we use a cumulative probability-weighted loss accrual in cases where sustaining a tax position is less than certain. See Note 20—Income Taxes, for additional information about income-tax-related contingencies.

Based on currently available information, we believe it is remote that future costs related to known contingent liability exposures will exceed current accruals by an amount that would have a material adverse impact on our consolidated financial statements. As we learn new facts concerning contingencies, we reassess our position both with respect to accrued liabilities and other potential exposures. Estimates particularly sensitive to future changes include contingent liabilities recorded for environmental remediation, tax and legal matters. Estimated future environmental remediation costs are subject to change due to such factors as the uncertain magnitude of cleanup costs, the unknown time and extent of such remedial actions that may be required, and the determination of our liability in proportion to that of other responsible parties. Estimated future costs related to tax and legal matters are subject to change as events evolve and as additional information becomes available during the administrative and litigation processes.

Environmental

We are subject to international, federal, state and local environmental laws and regulations. When we prepare our consolidated financial statements, we record accruals for environmental liabilities based on management’s best estimates, using all information that is available at the time. We measure estimates and base liabilities on currently available facts, existing technology, and presently enacted laws and regulations, taking into account stakeholder and business considerations. When measuring environmental liabilities, we also consider our prior experience in remediation of contaminated sites, other companies’ cleanup experience, and data released by the U.S. Environmental Protection Agency (EPA) or other organizations. We consider unasserted claims in our determination of environmental liabilities, and we accrue them in the period they are both probable and reasonably estimable.

Although liability of those potentially responsible for environmental remediation costs is generally joint and several for federal sites and frequently so for state sites, we are usually only one of many companies cited at a particular site. Due to such joint and several liabilities, we could be responsible for all cleanup costs related to any site at which we have been designated as a potentially responsible party. We have been successful to date in sharing cleanup costs with other financially sound companies. Many of the sites at which we are potentially responsible are still under investigation by the EPA or the state agencies concerned. Prior to actual cleanup, those potentially responsible normally assess the site conditions, apportion responsibility and determine the appropriate remediation. In some instances, we may have no liability or may attain a settlement of liability. Where it appears that other potentially responsible parties may be financially unable to bear their proportional share, we consider this inability in estimating our potential liability, and we adjust our accruals accordingly. As a result of various acquisitions in the past, we assumed certain environmental obligations. Some of these environmental obligations are mitigated by indemnifications made by others for our benefit and some of the indemnifications are subject to dollar and time limits.

We are currently participating in environmental assessments and cleanups at numerous federal Superfund and comparable state sites. After an assessment of environmental exposures for cleanup and other costs, we make accruals on an undiscounted basis (except those acquired in a purchase business combination, which we record on a discounted basis) for planned investigation and remediation activities for sites where it is probable future costs will be incurred and these costs can be reasonably estimated. We have not reduced these accruals for possible insurance recoveries. In the future, we may be involved in additional environmental assessments, cleanups and proceedings. See Note 10—Asset Retirement Obligations and Accrued Environmental Costs, for a summary of our accrued environmental liabilities.

Legal Proceedings

Our legal organization applies its knowledge, experience and professional judgment to the specific characteristics of our cases, employing a litigation management process to manage and monitor the legal proceedings against us. Our process facilitates the early evaluation and quantification of potential exposures in individual cases. This process also enables us to track those cases that have been scheduled for trial and/or mediation. Based on professional judgment and experience in using these litigation management tools and available information about current developments in all our cases, our legal organization regularly assesses the adequacy of current accruals and determines if adjustment of existing accruals, or establishment of new accruals, is required.

Other Contingencies

We have contingent liabilities resulting from throughput agreements with pipeline and processing companies not associated with financing arrangements. Under these agreements, we may be required to provide any such company with additional funds through advances and penalties for fees related to throughput capacity not utilized.

At December 31, 2013, we had performance obligations secured by letters of credit of $822 million (of which $26 million was issued under the trade receivables securitization facility, $51 million was issued under the provisions of our revolving credit facility, and the remainder was issued as direct bank letters of credit) related to various purchase and other commitments incident to the ordinary conduct of business.

Long-Term Throughput Agreements and Take-or-Pay Agreements

We have certain throughput agreements and take-or-pay agreements in support of financing arrangements. The agreements typically provide for crude oil transportation to be used in the ordinary course of our business. The aggregate amounts of estimated payments under these various agreements are: 2014—$338 million; 2015—$338 million; 2016—$338 million; 2017—$338 million; 2018—$338 million; and 2019 and after—$4,063 million. Total payments under the agreements were $342 million in 2013, $358 million in 2012 and $300 million in 2011.

Note 15—Derivatives and Financial Instruments

Derivative Instruments

We use financial and commodity-based derivative contracts to manage exposures to fluctuations in foreign currency exchange rates and commodity prices or to capture market opportunities. Since we are not currently using cash-flow hedge accounting, all gains and losses, realized or unrealized, from commodity derivative contracts have been recognized in the consolidated statement of income. Gains and losses from derivative contracts held for trading not directly related to our physical business, whether realized or unrealized, have been reported net in “Other income” on our consolidated statement of income. Cash flows from all our derivative activity for the periods presented appear in the operating section of the consolidated statement of cash flows.

Purchase and sales contracts with fixed minimum notional volumes for commodities that are readily convertible to cash (e.g., crude oil and gasoline) are recorded on the balance sheet as derivatives unless the contracts are eligible for, and we elect, the normal purchases and normal sales exception (i.e., contracts to purchase or sell quantities we expect to use or sell over a reasonable period in the normal course of business). We generally apply this normal purchases and normal sales exception to eligible crude oil, refined product, natural gas and power commodity purchase and sales contracts; however, we may elect not to apply this exception (e.g., when another derivative instrument will be used to mitigate the risk of the purchase or sales contract but hedge accounting will not be applied, in which case both the purchase or sales contract and the derivative contract mitigating the resulting risk will be recorded on the balance sheet at fair value). Our derivative instruments are held at fair value on our consolidated balance sheet. For further information on the fair value of derivatives, see Note 16—Fair Value Measurements.

Commodity Derivative Contracts—We operate in the worldwide crude oil, refined products, NGL, natural gas and electric power markets and are exposed to fluctuations in the prices for these commodities. These fluctuations can affect our revenues, as well as the cost of operating, investing and financing activities. Generally, our policy is to remain exposed to the market prices of commodities; however, we use futures, forwards, swaps and options in various markets to balance physical systems, meet customer needs, manage price exposures on specific transactions, and do a limited, immaterial amount of trading not directly related to our physical business. We also use the market knowledge gained from these activities to capture market opportunities such as moving physical commodities to more profitable locations, storing commodities to capture seasonal or time premiums, and blending commodities to capture quality upgrades. Derivatives may be used to optimize these activities, which may move our risk profile away from market average prices.

The following table indicates the balance sheet line items that include the fair values of commodity derivative assets and liabilities presented net (i.e., commodity derivative assets and liabilities with the same counterparty are netted where the right of setoff exists); however, the balances in the following table are presented gross. For information on the impact of counterparty netting and collateral netting, see Note 16—Fair Value Measurements.

	Millions of Dollars
	2013	2012
Assets
Accounts and notes receivable	$2	—
Prepaid expenses and other current assets	592	767
Other assets	2	3
Liabilities
Other accruals	633	766
Other liabilities and deferred credits	1	3
Hedge	accounting has not been used for any item in the table.

The gains (losses) from commodity derivatives incurred, and the line items where they appear on our consolidated statement of income were:

	Millions of Dollars
	2013	2012	2011
Sales and other operating revenues	$17	3	(620)
Equity in earnings of affiliates	(19)	6	—
Other income	3	39	12
Purchased crude oil and products	95	32	162
Hedge	accounting has not been used for any item in the table.

The following table summarizes our material net exposures resulting from outstanding commodity derivative contracts. These financial and physical derivative contracts are primarily used to manage price exposure on our underlying operations. The underlying exposures may be from non-derivative positions such as inventory volumes. Financial derivative contracts may also offset physical derivative contracts, such as forward sales contracts. As of each of December 31, 2013, and December 31, 2012, the percentage of our derivative contract volume expiring within the next 12 months was over 99 percent for both periods.

	Open Position Long / (Short)
	2013	2012
Commodity
Crude oil, refined products and NGL (millions of barrels)	(9)	(8)

Credit Risk

Financial instruments potentially exposed to concentrations of credit risk consist primarily of over-the-counter (OTC) derivative contracts and trade receivables.

The credit risk from our OTC derivative contracts, such as forwards and swaps, derives from the counterparty to the transaction. Individual counterparty exposure is managed within predetermined credit limits and includes the use of cash-call margins when appropriate, thereby reducing the risk of significant nonperformance. We also use futures, swaps and option contracts that have a negligible credit risk because these trades are cleared with an exchange clearinghouse and subject to mandatory margin requirements until settled; however, we are exposed to the credit risk of those exchange brokers for receivables arising from daily margin cash calls, as well as for cash deposited to meet initial margin requirements.

Our trade receivables result primarily from the sale of products from, or related to, our refinery operations and reflect a broad national and international customer base, which limits our exposure to concentrations of credit risk. The majority of these receivables have payment terms of 30 days or less. We continually monitor this exposure and the creditworthiness of the counterparties and recognize bad debt expense based on historical write-off experience or specific counterparty collectability. Generally, we do not require collateral to limit the exposure to loss; however, we will sometimes use letters of credit, prepayments, and master netting arrangements to mitigate credit risk with counterparties that both buy from and sell to us, as these agreements permit the amounts owed by us or owed to others to be offset against amounts due us.

Certain of our derivative instruments contain provisions that require us to post collateral if the derivative exposure exceeds a threshold amount. We have contracts with fixed threshold amounts and other contracts with variable threshold amounts that are contingent on our credit rating. The variable threshold amounts typically decline for lower credit ratings, while both the variable and fixed threshold amounts typically revert to zero if our credit ratings fall below investment grade. Cash is the primary collateral in all contracts; however, many contracts also permit us to post letters of credit as collateral.

The aggregate fair values of all derivative instruments with such credit-risk-related contingent features that were in a liability position were not material at December 31, 2013, or at December 31, 2012.

Note 16—Fair Value Measurements

Fair Values of Financial Instruments

We used the following methods and assumptions to estimate the fair value of financial instruments:

•	Cash and cash equivalents: The carrying amount reported on the balance sheet approximates fair value.
•	Accounts and notes receivable: The carrying amount reported on the balance sheet approximates fair value.
•	Debt: The carrying amount of our floating-rate debt approximates fair value. The fair value of our fixed-rate debt is estimated based on quoted market prices.

•

Commodity swaps: Fair value is estimated based on forward market prices and approximates the exit price at period end. When forward market prices are not available, fair value is estimated using the forward prices of a similar commodity with adjustments for differences in quality or location.

•	Futures: Fair values are based on quoted market prices obtained from the New York Mercantile Exchange, the InterContinental Exchange Futures or other traded exchanges.
•

Forward-exchange contracts: Fair values are estimated by comparing the contract rate to the forward rate in effect at the end of the respective reporting periods and approximating the exit price at those dates.

We carry certain assets and liabilities at fair value, which we measure at the reporting date using an exit price (i.e., the price that would be received to sell an asset or paid to transfer a liability), and disclose the quality of these fair values based on the valuation inputs used in these measurements under the following hierarchy:

•	Level 1: Fair value measured with unadjusted quoted prices from an active market for identical assets or liabilities.
•	Level 2: Fair value measured with: 1) adjusted quoted prices from an active market for similar assets; or 2) other valuation inputs that are directly or indirectly observable.
•	Level 3: Fair value measured with unobservable inputs that are significant to the measurement.

We classify the fair value of an asset or liability based on the lowest level of input significant to its measurement; however, the fair value of an asset or liability initially reported as Level 3 will be subsequently reported as Level 2 if the unobservable inputs become inconsequential to its measurement or corroborating market data becomes available. Conversely, an asset or liability initially reported as Level 2 will be subsequently reported as Level 3 if corroborating market data becomes unavailable. We made no material transfers in or out of Level 1 during the twelve-month periods ended December 31, 2013 and 2012.

Recurring Fair Value Measurements

Financial assets and liabilities recorded at fair value on a recurring basis consist primarily of investments to support nonqualified deferred compensation plans and derivative instruments. The deferred compensation investments are measured at fair value using unadjusted prices available from national securities exchanges; therefore, these assets are categorized as Level 1 in the fair value hierarchy. We value our exchange-traded commodity derivatives using closing prices provided by the exchange as of the balance sheet date, and these are also classified as Level 1 in the fair value hierarchy. When exchange-cleared contracts lack sufficient liquidity or are valued using either adjusted exchange-provided prices or non-exchange quotes, we classify those contracts as Level 2. OTC financial swaps and physical commodity forward purchase and sales contracts are generally valued using quotations provided by brokers and price index developers such as Platts and Oil Price Information Service. We corroborate these quotes with market data and classify the resulting fair values as Level 2. In certain less liquid markets or for longer-term contracts, forward prices are not as readily available. In these circumstances, OTC swaps and physical commodity purchase and sales contracts are valued using internally developed methodologies that consider historical relationships among various commodities that result in management’s best estimate of fair value. We classify these contracts as Level 3. Financial OTC and physical commodity options are valued using industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and contractual prices for the underlying instruments, as well as other relevant economic measures. The degree to which these inputs are observable in the forward markets determines whether the options are classified as Level 2 or 3. We use a mid-market pricing convention (the mid-point between bid and ask prices). When appropriate, valuations are adjusted to reflect credit considerations, generally based on available market evidence.

The following tables display the fair value hierarchy for our material financial assets and liabilities either accounted for or disclosed at fair value on a recurring basis. These values are determined by treating each contract as the fundamental unit of account; therefore, derivative assets and liabilities with the same counterparty are shown gross (i.e., without the effect of netting where the legal right of setoff exists) in the hierarchy sections of these tables. These tables also show that our Level 3 activity was not material.

We have master netting arrangements for all of our exchange-cleared derivative instruments, the majority of our OTC derivative instruments, and certain physical commodity forward contracts (primarily pipeline crude oil deliveries). The following tables show these contracts on a net basis in the column “Effect of Counterparty Netting.” We have no contracts that are subject to master netting arrangements that are reflected gross on the balance sheet.

The carrying values and fair values by hierarchy of our material financial instruments, either carried or disclosed at fair value, and derivative assets and liabilities, including any effects of master netting agreements or collateral, were:

	Millions of Dollars
	December 31, 2013
	Fair Value Hierarchy			Total Fair Value of Gross Assets & Liabilities	Effect of Counterparty Netting	Effect of Collateral Netting	Difference in Carrying Value and Fair Value	Net Carrying Value Presented on the Balance Sheet	Cash Collateral Received or Paid, Not Offset on Balance Sheet
	Level 1	Level 2	Level 3
Commodity Derivative Assets
Exchange-cleared instruments	$227	332	—	559	(538)	—	—	21	—
OTC instruments	—	10	—	10	(8)	—	—	2	—
Physical forward contracts*	—	25	2	27	—	—	—	27	—
Rabbi trust assets	64	—	—	64	N/A	N/A	—	64	N/A
	$291	367	2	660	(546)	—	—	114

Commodity Derivative Liabilities
Exchange-cleared instruments	$253	326	—	579	(538)	(41)	—	—	—
OTC instruments	—	11	—	11	(8)	—	—	3	—
Physical forward contracts*	—	43	1	44	—	—	—	44	—
Floating-rate debt	50	—	—	50	N/A	N/A	—	50	N/A
Fixed-rate debt, excluding capital leases**	—	6,168	—	6,168	N/A	N/A	(262)	5,906	N/A
	$303	6,548	1	6,852	(546)	(41)	(262)	6,003
*	Physical forward contracts may have a larger value on the balance sheet than disclosed in the fair value hierarchy when the remaining contract term at the reporting date is greater than 12 months and the short-term portion is an asset while the long-term portion is a liability, or vice versa.
**	We carry fixed-rate debt on the balance sheet at amortized cost.

	Millions of Dollars
	December 31, 2012
	Fair Value Hierarchy			Total Fair Value of Gross Assets & Liabilities	Effect of Counterparty Netting	Effect of Collateral Netting	Difference in Carrying Value and Fair Value	Net Carrying Value Presented on the Balance Sheet	Cash Collateral Received or Paid, Not Offset on Balance Sheet
	Level 1	Level 2	Level 3
Commodity Derivative Assets
Exchange-cleared instruments	$380	309	—	689	(672)	(8)	—	9	—
OTC instruments	—	15	—	15	(7)	—	—	8	—
Physical forward contracts*	—	61	2	63	4	—	—	67	—
Rabbi trust assets	50	—	—	50	N/A	N/A	—	50	N/A
	$430	385	2	817	(675)	(8)	—	134

Commodity Derivative Liabilities
Exchange-cleared instruments	$393	328	—	721	(672)	(42)	—	7	(7)
OTC instruments	—	13	—	13	(7)	—	—	6	—
Physical forward contracts*	—	31	1	32	4	—	—	36	—
Floating-rate debt	1,050	—	—	1,050	N/A	N/A	—	1,050	N/A
Fixed-rate debt, excluding capital leases**	—	6,508	—	6,508	N/A	N/A	(590)	5,918	N/A
	$1,443	6,880	1	8,324	(675)	(42)	(590)	7,017
*	Physical forward contracts may have a larger value on the balance sheet than disclosed in the fair value hierarchy when the remaining contract term at the reporting date is greater than 12 months and the short-term portion is an asset while the long-term portion is a liability, or vice versa.
**	We carry fixed-rate debt on the balance sheet at amortized cost.

Nonrecurring Fair Value Remeasurements

The following table shows the values of assets, by major category, measured at fair value on a nonrecurring basis in periods subsequent to their initial recognition during the years ended December 31, 2013 and 2012:

	Millions of Dollars
		Fair Value Measurements Using
	Fair Value*	Level 1 Inputs	Level 3 Inputs	Before- Tax Loss
Year Ended December 31, 2013
Net properties, plants and equipment (held for use)	$22	22	—	27

Year Ended December 31, 2012
Net properties, plants and equipment (held for use)	$84	84	—	68
Net properties, plants and equipment (held for sale)	32	32	—	42
Equity method investment	781	—	781	1,044
*	Represents the fair value at the time of the impairment.

During 2013, net PP&E held for use related to our composite graphite business in our M&S segment, with a carrying amount of $18 million, was written down to its fair value, resulting in a before-tax loss of $18 million. Fair value was based on an internal assessment of expected discounted future cash flows. During this same period, Corporate net PP&E with a carrying amount of $31 million was written down to its fair value of $22 million, resulting in a before-tax loss of $9 million. The fair value was primarily determined by a third-party valuation.

During 2012, net PP&E held for use related to a terminal and storage facility in our Midstream segment, with a carrying amount of $76 million, was written down to its fair value of $33 million, resulting in a before-tax loss of $43 million. In addition, net PP&E held for sale by our Refining segment related to equipment formerly associated with a canceled refinery upgrade project, with a carrying amount of $74 million, was written down to its fair value of $32 million, resulting in a before-tax loss of $42 million. The fair values in each case were primarily determined by negotiated selling prices with third parties. In addition, corporate property with a carrying amount of $76 million was written down to its fair value of $51 million, resulting in a before-tax loss of $25 million. The fair value was based on third-party valuations.

Also, during 2012, certain equity method investments were determined to have fair values below their carrying amount, and the declines in fair value were considered to be other than temporary. This included an investment in our Refining segment with a book value of $1,062 million, which was written down to its fair value of $498 million, resulting in a before-tax loss of $564 million. In addition, our investment in a natural gas transmission pipeline, included in our Midstream segment, was written down to a fair value of $283 million, resulting in a before-tax loss of $480 million. The fair values were principally determined by the application of an internal discounted cash flow model using estimates of future production, prices, costs and a discount rate believed to be consistent with those used by principal market participants.

Note 17—Equity

Preferred Stock

We have 500 million shares of preferred stock authorized, with a par value of $0.01 per share. No shares of preferred stock were outstanding as of December 31, 2013 or 2012.

Treasury Stock

During 2012, our Board of Directors authorized the repurchase of up to $2 billion of our outstanding common stock. In October 2013, we completed our initial $2 billion share repurchase program. During 2013, our Board of Directors authorized additional share repurchases of $1 billion and $2 billion on July 30 and December 6, respectively. The share repurchases are expected to be funded primarily through available cash. The shares will be repurchased from time to time in the open market at the company’s discretion, subject to market conditions and other factors, and in accordance with applicable regulatory requirements and the Tax Sharing Agreement entered into in connection with the Separation. We are not obligated to acquire any particular amount of common stock and may commence, suspend or discontinue purchases at any time or from time to time without prior notice. Since our share repurchase programs began, share repurchases totaled 44,106,380 shares at a cost of $2.6 billion through December 31, 2013. Shares of stock repurchased are held as treasury shares.

Common Stock Dividends

On February 7, 2014, our Board of Directors declared a quarterly cash dividend of $0.39 per common share, payable March 3, 2014, to holders of record at the close of business on February 18, 2014.

Note 18—Leases

We lease ocean transport vessels, tugboats, barges, pipelines, railcars, service station sites, computers, office buildings, corporate aircraft, land and other facilities and equipment. Certain leases include escalation clauses for adjusting rental payments to reflect changes in price indices, as well as renewal options and/or options to purchase the leased property. There are no significant restrictions imposed on us by the leasing agreements with regard to dividends, asset dispositions or borrowing ability. Our capital lease obligations relate primarily to the lease of an oil terminal in the United Kingdom. The lease obligation is subject to foreign currency translation adjustments each reporting period. The total net PP&E recorded for capital leases was $206 million and $17 million at December 31, 2013 and 2012, respectively.

Future minimum lease payments as of December 31, 2013, for capital lease obligations and operating lease obligations having initial or remaining payments due under noncancelable leases were:

	Millions of Dollars
	Capital Lease Obligations	Operating Lease Obligations

2014	$19	522
2015	15	437
2016	14	289
2017	16	245
2018	13	197
Remaining years	196	355
Total	273	2,045
Less: income from subleases*	—	112
Net minimum lease payments	$273	1,933
Less: amount representing interest	74
Capital lease obligations	$199
*	Includes $37 million related to subleases to related parties.

Operating lease rental expense for the years ended December 31 was:

	Millions of Dollars
	2013	2012	2011

Minimum rentals	$572	554	576
Contingent rentals	7	8	5
Less: sublease rental income	133	93	97
	$446	469	484

Note 19—Employee Benefit Plans

Shared Pension and Postretirement Plans

Prior to the Separation, certain of our U.S. and U.K. employees participated in defined benefit pension plans and postretirement benefit plans (Shared Plans) sponsored by ConocoPhillips, which included participants of other ConocoPhillips subsidiaries. Prior to the Separation, we accounted for such Shared Plans as multiemployer benefit plans. Accordingly, we did not record an asset or liability to recognize the funded status of the Shared Plans on our consolidated balance sheet until the Separation. At the Separation, the assets and liabilities of these Shared Plans, which were allocable to Phillips 66 employees, were transferred to Phillips 66. Plan assets of $2,056 million, benefit obligations of $3,060 million and $869 million of accumulated other comprehensive loss ($540 million, net of tax) were recorded in 2012 for the plans transferred to us.

Pension and Postretirement Plans

The following table provides a reconciliation of the projected benefit obligations and plan assets for our pension plans and accumulated benefit obligations for our other postretirement benefit plans:

	Millions of Dollars
	Pension Benefits				Other Benefits
	2013		2012		2013	2012
	U.S.	Int’l.	U.S.	Int’l.
Change in Benefit Obligation
Benefit obligation at January 1	$2,624	757	—	237	191	—
Service cost	125	36	82	22	8	4
Interest cost	91	31	65	25	7	5
Plan participant contributions	—	4	—	2	—	—
Plan amendments	—	—	—	—	—	(18)
Actuarial loss (gain)	(194)	1	90	83	(14)	2
Benefits paid	(173)	(15)	(78)	(12)	(3)	(1)
Liabilities assumed from Separation	—	—	2,465	396	—	199
Foreign currency exchange rate change	—	26	—	4	—	—
Benefit obligation at December 31*	$2,473	840	2,624	757	189	191
* Accumulated benefit obligation portion of above at December 31:	$2,151	627	2,265	563

Change in Fair Value of Plan Assets
Fair value of plan assets at January 1	$1,762	527	—	120	—	—
Actual return on plan assets	283	60	91	35	—	—
Company contributions	136	50	37	36	3	1
Plan participant contributions	—	4	—	2	—	—
Benefits paid	(173)	(15)	(78)	(12)	(3)	(1)
Assets received from Separation	—	—	1,712	344	—	—
Foreign currency exchange rate change	—	19	—	2	—	—
Fair value of plan assets at December 31	$2,008	645	1,762	527	—	—
Funded Status at December 31	$(465)	(195)	(862)	(230)	(189)	(191)

Amounts recognized in the consolidated balance sheet for our pension and other postretirement benefit plans at December 31, 2013 and 2012, include:

	Millions of Dollars
	Pension Benefits				Other Benefits
	2013		2012		2013	2012
	U.S.	Int’l.	U.S.	Int’l.
Amounts Recognized in the Consolidated Balance Sheet at December 31
Noncurrent assets	$—	2	—	—	—	—
Current liabilities	(8)	—	(8)	—	(3)	(3)
Noncurrent liabilities	(457)	(197)	(854)	(230)	(186)	(188)
Total recognized	$(465)	(195)	(862)	(230)	(189)	(191)

Included in accumulated other comprehensive income at December 31 were the following before-tax amounts that had not been recognized in net periodic benefit cost:

	Millions of Dollars
	Pension Benefits				Other Benefits
	2013		2012		2013	2012
	U.S.	Int’l.	U.S.	Int’l.

Unrecognized net actuarial loss (gain)	$399	120	839	161	(18)	(4)
Unrecognized prior service cost (credit)	12	(11)	15	(12)	(13)	(15)

	Millions of Dollars
	Pension Benefits				Other Benefits
	2013		2012		2013	2012
	U.S.	Int’l.	U.S.	Int’l.
Sources of Change in Other Comprehensive Income
Net gain (loss) arising during the period	$356	25	(78)	(72)	14	(2)
Amortization of (gain) loss included in income	84	16	49	7	—	(1)
Net change during the period	$440	41	(29)	(65)	14	(3)

Prior service credit arising during the period	$—	—	—	—	—	18
Amortization of prior service cost (credit) included in income	3	(1)	2	(1)	(2)	—
Net change during the period	$3	(1)	2	(1)	(2)	18

For our tax-qualified pension plans with projected benefit obligations in excess of plan assets, the projected benefit obligation, the accumulated benefit obligation, and the fair value of plan assets were $2,757 million, $2,407 million, and $2,177 million, respectively, at December 31, 2013, and $3,308 million, $2,777 million, and $2,289 million, respectively, at December 31, 2012. For our unfunded nonqualified key employee supplemental pension plans, the projected benefit obligation and the accumulated benefit obligation were $82 million and $58 million, respectively, at December 31, 2013, and $73 million and $51 million, respectively, at December 31, 2012.

The allocated benefit cost from Shared Plans, as well as the components of net periodic benefit cost associated with plans sponsored by us, for 2013, 2012 and 2011 is shown in the table below:

	Millions of Dollars
	Pension Benefits						Other Benefits
	2013		2012		2011		2013	2012	2011
	U.S.	Int’l.	U.S.	Int’l.	U.S.	Int’l.
Components of Net Periodic Benefit Cost
Service cost	$125	36	82	22	—	5	8	4	—
Interest cost	91	31	65	25	—	13	7	5	—
Expected return on plan assets	(120)	(29)	(81)	(21)	—	(8)	—	—	—
Amortization of prior service cost (credit)	3	(1)	2	(1)	—	—	(2)	—	—
Recognized net actuarial loss (gain)	84	16	49	7	—	3	—	(1)	—
Subtotal net periodic benefit cost	183	53	117	32	—	13	13	8	—
Allocated benefit cost from ConocoPhillips	—	—	71	13	199	39	—	7	19
Total net periodic benefit cost	$183	53	188	45	199	52	13	15	19

In determining net periodic benefit cost, we amortize prior service costs on a straight-line basis over the average remaining service period of employees expected to receive benefits under the plan. For net actuarial gains and losses, we amortize 10 percent of the unamortized balance each year. The amount subject to amortization is determined on a plan-by-plan basis. Amounts included in accumulated other comprehensive income at December 31, 2013, that are expected to be amortized into net periodic benefit cost during 2014 are provided below:

	Millions of Dollars
	Pension Benefits		Other Benefits
	U.S.	Int’l.

Unrecognized net actuarial loss (gain)	$40	12	(2)
Unrecognized prior service cost (credit)	3	(2)	(1)

The following weighted-average assumptions were used to determine benefit obligations and net periodic benefit costs for years ended December 31:

	Pension Benefits				Other Benefits
	2013		2012		2013	2012
	U.S.	Int’l.	U.S.	Int’l.
Assumptions Used to Determine Benefit Obligations:
Discount rate	4.55%	4.30	3.60	4.20	4.40	3.70
Rate of compensation increase	4.00	3.90	3.85	3.60	—	—

Assumptions Used to Determine Net Periodic Benefit Cost:
Discount rate	3.60%	4.20	4.20	5.10	3.70	4.20
Expected return on plan assets	7.00	5.50	7.00	5.80	—	—
Rate of compensation increase	3.85	3.60	3.75	3.60	—	—

For both U.S. and international pension plans, the overall expected long-term rate of return is developed from the expected future return of each asset class, weighted by the expected allocation of pension assets to that asset class. We rely on a variety of independent market forecasts in developing the expected rate of return for each class of assets.

Our other postretirement benefit plans for health insurance are contributory. Effective December 31, 2012, we terminated the subsidy for retiree medical. On or after January 1, 2013, eligible employees are able to utilize notional amounts credited to an account during their period of service with the company to pay all, or a portion, of their cost to participate in postretirement health insurance through the company. In general, employees hired after December 31, 2012, will not receive credits to an account, but will have unsubsidized access to health insurance through the plan. The cost of health insurance will be adjusted annually by the company’s actuary to reflect actual experience and expected health care cost trends. The measurement of the accumulated benefit obligation assumes a health care cost trend rate of 7.25 percent in 2014 that declines to 5.00 percent by 2023. A one percentage-point change in the assumed health care cost trend rate would be immaterial to Phillips 66.

Plan Assets

The investment strategy for managing pension plan assets is to seek a reasonable rate of return relative to an appropriate level of risk and provide adequate liquidity for benefit payments and portfolio management. We follow a policy of broadly diversifying pension plan assets across asset classes, investment managers, and individual holdings. As a result, our plan assets have no significant concentrations of credit risk. Asset classes that are considered appropriate include equities, fixed income, cash, real estate and insurance contracts. Plan fiduciaries may consider and add other asset classes to the investment program from time to time. The target allocations for plan assets are approximately 62 percent equity securities, 37 percent debt securities and 1 percent in all other types of investments. Generally, the investments in the plans are publicly traded, therefore, minimizing the liquidity risk in the portfolio.

The following is a description of the valuation methodologies used for the pension plan assets.

•	Fair values of equity securities and government debt securities categorized in Level 1 are primarily based on quoted market prices.
•

Fair values of corporate debt securities, agency and mortgage-backed securities and government debt securities categorized in Level 2 are estimated using recently executed transactions and market price quotations. If there have been no market transactions in a particular fixed income security, its fair market value is calculated by pricing models that benchmark the security against other securities with actual market prices. When observable price quotations are not available, fair value is based on pricing models that use something other than actual market prices (e.g., observable inputs such as benchmark yields, reported trades and issuer spreads for similar securities), and these securities are categorized in Level 3 of the fair value hierarchy.

•	Fair values of investments in common/collective trusts are determined by the issuer of each fund based on the fair value of the underlying assets.
•

Fair values of mutual funds are valued based on quoted market prices, which represent the net asset value of shares held. Certain mutual funds are categorized in Level 2 as they are not valued on a daily basis.

•	Cash and cash equivalents are valued at cost, which approximates fair value.
•

Fair values of exchange-traded derivatives classified in Level 1 are based on quoted market prices. For other derivatives classified in Level 2, the fair values are generally calculated from pricing models with market input parameters from third-party sources.

•	Fair values of insurance contracts are valued at the present value of the future benefit payments owed by the insurance company to the plans’ participants.
•	Fair values of real estate investments are valued using real estate valuation techniques and other methods that include reference to third-party sources and sales comparables where available.

The fair values of our pension plan assets at December 31, by asset class, were as follows:

	Millions of Dollars
	U.S.				International
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
2013
Equity Securities
U.S.	$552	—	—	552	129	—	—	129
International	439	—	—	439	104	—	—	104
Common/collective trusts	—	302	—	302	—	103	—	103
Mutual funds	—	42	—	42	5	—	—	5
Debt Securities
Government	114	70	—	184	117	—	—	117
Corporate	—	305	—	305	—	—	—	—
Agency and mortgage-backed securities	—	90	—	90	—	—	—	—
Common/collective trusts	—	17	—	17	—	148	—	148
Mutual funds	—	—	—	—	1	—	—	1
Cash and cash equivalents	77	—	—	77	14	—	—	14
Derivatives	(1)	1	—	—	—	—	—	—
Insurance contracts	—	—	—	—	—	—	16	16
Real estate	—	—	—	—	—	—	8	8
Total	$1,181	827	—	2,008	370	251	24	645

	Millions of Dollars
	U.S.				International
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
2012
Equity Securities
U.S.	$529	—	—	529	100	—	—	100
International	340	—	—	340	86	—	—	86
Common/collective trusts	—	237	—	237	—	97	—	97
Mutual funds	—	42	—	42	2	—	—	2
Debt Securities
Government	160	54	—	214	97	—	—	97
Corporate	—	287	1	288	—	—	—	—
Agency and mortgage-backed securities	—	45	—	45	—	—	—	—
Common/collective trusts	—	17	—	17	—	112	—	112
Mutual funds	—	—	—	—	1	—	—	1
Cash and cash equivalents	42	—	—	42	9	—	—	9
Derivatives	—	2	—	2	—	—	—	—
Insurance contracts	—	—	—	—	—	—	15	15
Real estate	—	—	—	—	—	—	7	7
Total*	$1,071	684	1	1,756	295	209	22	526
*	Fair values in the table exclude net receivables related to security transactions of $7 million.

As reflected in the table above, Level 3 activity was not material.

Our funding policy for U.S. plans is to contribute at least the minimum required by the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code of 1986, as amended. Contributions to international plans are subject to local laws and tax regulations. Actual contribution amounts are dependent upon plan asset returns, changes in pension obligations, regulatory environments, and other economic factors. In 2014, we expect to contribute approximately $175 million to our U.S. pension plans and other postretirement benefit plans and $60 million to our international pension plans.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid by us in the years indicated:

	Millions of Dollars
	Pension Benefits		Other Benefits
	U.S.	Int’l.

2014	$203	18	9
2015	210	20	12
2016	222	25	15
2017	233	27	17
2018	259	26	19
2019-2023	1,333	156	106

Defined Contribution Plans

Most U.S. employees are eligible to participate in the Phillips 66 Savings Plan (Savings Plan). Employees can contribute up to 75 percent of their eligible pay, subject to certain statutory limits, in the thrift feature of the Savings Plan to a choice of investment funds. Phillips 66 provides a company match of participant thrift contributions up to 5 percent of eligible pay. In addition, participants who contribute at least 1 percent to the Savings Plan are eligible for “Success Share,” a semi-annual discretionary company contribution to the Savings Plan that can range from 0 to 6 percent of eligible pay, with a target of 2 percent. For the period

January 2013 through June 2013, Success Share had an actual payout of 3 percent and for the period July 2013 through December 2013, it had an actual payout of 5 percent.

The Savings Plan was amended effective January 1, 2013. Prior to that date, the company matched up to 1.25 percent of eligible pay, the Success Share did not exist, and instead the plan included a stock savings feature (discussed below). The total expense related to participants in the Savings Plan and predecessor plans for Phillips 66 employees, excluding the stock savings feature, was $111 million in 2013, $15 million in 2012 and $13 million in 2011.

Prior to the Separation, the stock savings feature of the Savings Plan was a leveraged employee stock ownership plan. After the Separation, it was a non-leveraged employee stock ownership plan. Employees could elect to participate in the stock savings feature by contributing 1 percent of eligible pay. Subsequently, they received a proportionate allocation of shares of common stock. The total expense related to participants of Phillips 66 in this stock savings feature and predecessor plans for Phillips 66 employees was $157 million in 2012, and $38 million in 2011, all of which was compensation expense. The stock savings feature of the Savings Plan was terminated on December 31, 2012.

Share-Based Compensation Plans

Prior to the Separation, our employees participated in the “2011 Omnibus Stock and Performance Incentive Plan of ConocoPhillips” (the COP Omnibus Plan), under which they were eligible to receive ConocoPhillips stock options, restricted stock units (RSUs) and restricted performance share units (PSUs). Effective on the separation date of April 30, 2012, our employees and non-employee directors began participating in the “Omnibus Stock and Performance Incentive Plan of Phillips 66” (the 2012 Plan). The 2012 Plan was superseded by the 2013 Omnibus Stock and Performance Incentive Plan of Phillips 66 (the P66 Omnibus Plan) that was approved by shareholders in May 2013. Subsequent to this approval, all new share-based awards are granted under the P66 Omnibus Plan.

The P66 Omnibus Plan authorizes the Human Resources and Compensation Committee of our Board of Directors (the Committee) to grant stock options, stock appreciation rights, stock awards (including restricted stock and RSU awards), cash awards, and performance awards to our employees, non-employee directors, and other plan participants. The number of shares issued under the P66 Omnibus Plan to settle share-based awards may not exceed 45 million shares.

In connection with the Separation, share-based compensation awards granted under the COP Omnibus Plan and held by grantees as of April 30, 2012, were adjusted or substituted to preserve the intrinsic value of the awards as of April 30, 2012, as follows:

•

Exercisable awards of stock options and stock appreciation rights were converted in accordance with the Employee Matters Agreement providing the grantee with replacement options to purchase both ConocoPhillips and Phillips 66 common stock.

•	Unexercisable awards of stock options held by Phillips 66 employees were replaced with substitute options to purchase only Phillips 66 common stock.
•

Restricted stock and PSUs awarded for completed performance periods under the ConocoPhillips Performance Share Program (PSP) were converted in accordance with the Employee Matters Agreement providing the grantee with both ConocoPhillips and Phillips 66 restricted stock and PSUs.

•	Restricted stock and RSUs held by Phillips 66 employees under all programs other than the PSP were replaced entirely with Phillips 66 restricted stock and RSUs.

Awards granted in connection with the adjustment and substitution of awards originally issued under the COP Omnibus Plan are a part of and became subject to the 2012 Plan.

The aforementioned adjustment and substitution of awards resulted in the recognition of $9 million of incremental compensation expense in the second quarter of 2012.

Our share-based compensation programs generally provide accelerated vesting (i.e., a waiver of the remaining period of service required to earn an award) for awards held by employees at the time they become eligible for retirement. For share-based awards granted prior to our adoption of Statement of Financial Accounting Standards No. 123(R), codified into Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, “Compensation-Stock Compensation,” we recognize expense over the period of time during which the employee earns the award, accelerating the recognition of expense only when an employee actually retires. For share-based awards granted after our adoption of ASC 718 on January 1, 2006, we recognize share-based compensation expense over the shorter of: the service period (i.e., the stated period of time required to earn the award); or the period beginning at the start of the service period and ending when an employee first becomes eligible for retirement, but not less than six months, as this is the minimum period of time required for an award to not be subject to forfeiture.

Some of our share-based awards vest ratably (i.e., portions of the award vest at different times) while some of our awards cliff vest (i.e., all of the award vests at the same time). The company made a policy election under ASC 718 to recognize expense on a straight-line basis over the service period for the entire award, whether the award was granted with ratable or cliff vesting.

Total share-based compensation expense recognized in income and the associated tax benefit for the years ended December 31, were as follows:

	Millions of Dollars
	2013	2012	2011

Compensation cost	$132	94	46
Tax benefit	(50)	(35)	(18)

Stock Options

Stock options granted under the provisions of the P66 Omnibus Plan and earlier plans permit purchase of our common stock at exercise prices equivalent to the average market price of the stock on the date the options were granted. The options have terms of 10 years and generally vest ratably, with one-third of the options awarded vesting and becoming exercisable on each anniversary date following the date of grant. Options awarded to employees already eligible for retirement vest within six months of the grant date, but those options do not become exercisable until the end of the normal vesting period.

The following summarizes our stock option activity from January 1, 2013 to December 31, 2013:

				Millions of Dollars
	Options	Weighted- Average Exercise Price	Weighted-Average Grant-Date Fair Value
				Aggregate Intrinsic Value
Outstanding at January 1, 2013	8,350,641	$26.25
Granted	546,900	62.17	$16.77
Forfeited	(4,900)	62.17
Exercised	(2,002,575)	21.74		$81
Expired or canceled	—	—
Outstanding at December 31, 2013	6,890,066	$30.38

Vested at December 31, 2013	6,358,111	$29.47		$297

Exercisable at December 31, 2013	5,007,009	$26.61		$248
All	option awards presented in this table are for Phillips 66 stock only, including those awards held by ConocoPhillips employees.

The weighted-average remaining contractual terms of vested options and exercisable options at December 31, 2013, were 5.67 years and 4.98 years, respectively. During 2013, we received $44 million in cash and realized a tax benefit of $10 million from the exercise of options. At December 31, 2013, the remaining unrecognized compensation expense from unvested options held by employees of Phillips 66 was $4 million, which will be recognized over a weighted-average period of 16 months, the longest period being 25 months. The calculations of realized tax benefit, unamortized expense and weighted-average periods include awards based on both Phillips 66 and ConocoPhillips stock held by Phillips 66 employees.

The following table provides the significant assumptions used to calculate the grant date fair market values of options granted over the years shown below, as calculated using the Black-Scholes-Merton option-pricing model:

	2013	2012	2011
Assumptions used
Risk-free interest rate	1.18%	1.62	3.10
Dividend yield	2.50%	4.00	4.00
Volatility factor	35.47%	33.30	33.40
Expected life (years)	6.23	7.42	6.87

Prior to the Separation, we calculated volatility using the most recent ConocoPhillips end-of-week closing stock prices spanning a period equal to the expected life of the options granted. We calculate the volatility of options granted after the Separation using a formula that adjusts the pre-Separation historical volatility of ConocoPhillips by the ratio of Phillips 66 implied market volatility on the grant date divided by the pre-Separation implied market volatility of ConocoPhillips.

We periodically calculate the average period of time lapsed between grant dates and exercise dates of past grants to estimate the expected life of new option grants.

Stock Unit Program

Generally, after the Separation RSUs are granted annually under the provisions of the P66 Omnibus Plan and cliff vest at the end of three years. Most RSU awards granted prior to the Separation vested ratably over five years, with one-third of the units vesting in 36 months, one-third vesting in 48 months, and the final third vesting 60 months from the date of grant. In addition to the regularly scheduled annual awards, RSUs are also granted ad hoc to attract or retain key personnel, and the terms and conditions under which these RSUs vest vary by award. Upon vesting, RSUs are settled by issuing one share of Phillips 66 common stock per RSU. RSUs awarded to employees already eligible for retirement vest within six months of the grant date, but those units are not issued as shares until the end of the normal vesting period. Until issued as stock, most recipients of RSUs receive a quarterly cash payment of a dividend equivalent, and for this reason the grant date fair value of these units is deemed equal to the average Phillips 66 stock price on the date of grant. The grant date fair market value of RSUs that do not receive a dividend equivalent while unvested is deemed equal to the average Phillips 66 common stock price on the grant date, less the net present value of the dividend equivalents that will not be received.

The following summarizes our stock unit activity from January 1, 2013 to December 31, 2013:

			Millions of Dollars
	Stock Units	Weighted-Average Grant-Date Fair Value
			Total Fair Value
Outstanding at January 1, 2013	5,226,610	$28.62
Granted	850,824	62.14
Forfeited	(64,762)	43.23
Issued	(1,572,411)	26.80	$100
Outstanding at December 31, 2013	4,440,261	$35.48

Not Vested at December 31, 2013	2,843,964	$35.64
All	RSU awards presented in this table are for Phillips 66 stock only, including those awards held by ConocoPhillips employees.

At December 31, 2013, the remaining unrecognized compensation cost from the unvested RSU awards held by employees of Phillips 66 was $50 million, which will be recognized over a weighted-average period of 25 months, the longest period being 40 months. The calculations of unamortized expense and weighted-average periods include awards based on both Phillips 66 and ConocoPhillips stock held by Phillips 66 employees.

Performance Share Program

Under the P66 Omnibus Plan, we also annually grant to senior management restricted PSUs that vest: (i) with respect to awards for performance periods beginning before 2009, when the employee becomes eligible for retirement by reaching age 55 with five years of service; or (ii) with respect to awards for performance periods beginning in 2009, five years after the grant date of the award (although recipients can elect to defer the lapsing of restrictions until retirement after reaching age 55 with five years of service); or (iii) with respect to awards for performance periods beginning in 2013 or later, on the grant date.

For PSU awards with performance periods beginning before 2013, we recognize compensation expense beginning on the date of grant and ending on the date the PSUs are scheduled to vest; however, since these awards are authorized three years prior to the grant date, we recognize compensation expense for employees that will become eligible for retirement by or shortly after the grant date over the period beginning on the date of authorization and ending on the date of grant. Since PSU awards with performance periods beginning in 2013 or later vest on the grant date, we recognize compensation expense beginning on the date of authorization and ending on the grant date for all employees participating in the PSU grant.

We settle PSUs with performance periods that begin before 2013 by issuing one share of Phillips 66 common stock for each PSU. Recipients of these PSUs receive a quarterly cash payment of a dividend equivalent beginning on the grant date and ending on the settlement date.

We settle PSUs with performance periods beginning in 2013 or later by paying cash equal to the fair value of the PSU on the grant date, which is also the date the PSU vests. Since these PSUs vest and settle on the grant date, dividend equivalents are never paid on these awards.

The following summarizes our performance share unit activity from January 1, 2013 to December 31, 2013:

			Millions of Dollars
	Performance Share Units	Weighted-Average Grant-Date Fair Value
			Total Fair Value

Outstanding at January 1, 2013	2,592,274	$34.36
Granted	266,052	62.17
Forfeited	—
Issued	(145,358)	33.84	$9
Outstanding at December 31, 2013	2,712,968	$37.12

Not Vested at December 31, 2013	649,672	$37.73
All	PSU awards presented in this table are for Phillips 66 stock only, including those awards held by ConocoPhillips employees.

At December 31, 2013, the remaining unrecognized compensation cost from unvested PSU awards held by employees of Phillips 66 was $12 million, which will be recognized over a weighted-average period of 33 months, the longest period being 13 years. The calculations of unamortized expense and weighted-average periods include awards based on both Phillips 66 and ConocoPhillips stock held by Phillips 66 employees.

Note 20—Income Taxes

Income taxes charged to income were:

	Millions of Dollars
	2013	2012	2011
Income Taxes
Federal
Current	$1,054	1,967	713
Deferred	526	69	745
Foreign
Current	98	160	126
Deferred	(48)	45	(9)
State and local
Current	146	253	132
Deferred	68	(21)	115
	$1,844	2,473	1,822

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. Major components of deferred tax liabilities and assets at December 31 were:

	Millions of Dollars
	2013	2012
Deferred Tax Liabilities
Properties, plants and equipment, and intangibles	$3,747	3,721
Investment in joint ventures	2,696	2,183
Investment in foreign subsidiaries	401	386
Other	—	24
Total deferred tax liabilities	6,844	6,314
Deferred Tax Assets
Benefit plan accruals	499	614
Inventory	51	92
Asset retirement obligations and accrued environmental costs	223	234
Other financial accruals and deferrals	223	166
Loss and credit carryforwards	123	313
Other	18	59
Total deferred tax assets	1,137	1,478
Less: valuation allowance	127	329
Net deferred tax assets	1,010	1,149
Net deferred tax liabilities	$5,834	5,165

Current assets, long-term assets, current liabilities and long-term liabilities included deferred taxes of $291 million, $0 million, $0 million and $6,125 million, respectively, at December 31, 2013, and $307 million, $1 million, $29 million and $5,444 million, respectively, at December 31, 2012.

With the exception of certain foreign tax credit and separate company loss carryforwards, tax attributes were not allocated to us from ConocoPhillips. The foreign tax credit carryforwards, which have a full valuation allowance against them, begin to expire in 2019. The loss carryforwards, all of which are related to foreign operations, have indefinite carryforward periods.

Valuation allowances have been established to reduce deferred tax assets to an amount that will, more likely than not, be realized. During 2013, valuation allowances decreased by a total of $202 million. This decrease is primarily related to the write off of deferred tax assets deemed unrecoverable as a result of the Separation and the utilization of certain foreign tax credits, partially offset by the recording of current year valuation allowances. Based on our historical taxable income, expectations for the future, and available tax-planning strategies, management expects remaining net deferred tax assets will be realized as offsets to reversing deferred tax liabilities and the tax consequences of future taxable income.

As of December 31, 2013, we had undistributed earnings related to foreign subsidiaries and foreign corporate joint ventures of approximately $1.7 billion for which deferred income taxes have not been provided. We plan to reinvest these earnings for the foreseeable future. If these amounts were distributed to the United States, we would be subject to additional U.S. income taxes. Determination of the amount of unrecognized deferred income tax liability is not practicable due to the number of unknown variables inherent in the calculation.

As a result of the Separation and pursuant to the Tax Sharing Agreement with ConocoPhillips, the unrecognized tax benefits related to our operations for which ConocoPhillips was the taxpayer remain the responsibility of ConocoPhillips, and we have indemnified ConocoPhillips for such amounts. Those unrecognized tax benefits are reflected in the following table which shows a reconciliation of the beginning and ending unrecognized tax benefits.

	Millions of Dollars
	2013	2012	2011

Balance at January 1	$158	169	166
Additions based on tax positions related to the current year	30	3	11
Additions for tax positions of prior years	25	35	27
Reductions for tax positions of prior years	(8)	(47)	(32)
Settlements	(3)	(2)	(2)
Lapse of statute	—	—	(1)
Balance at December 31	$202	158	169

Included in the balance of unrecognized tax benefits for 2013, 2012 and 2011 were $161 million, $125 million and $114 million, respectively, which, if recognized, would affect our effective tax rate. With respect to various unrecognized tax benefits and the related accrued liability, approximately $118 million may be recognized or paid within the next twelve months due to completion of audits.

At December 31, 2013, 2012 and 2011, accrued liabilities for interest and penalties totaled $18 million, $15 million and $9 million, respectively, net of accrued income taxes. Interest and penalties decreased earnings by $3 million and $6 million in 2013 and 2012, respectively, and benefited earnings by $7 million in 2011.

We file tax returns in the U.S. federal jurisdiction and in many foreign and state jurisdictions. Audits in significant jurisdictions are generally complete as follows: United Kingdom (2010), Germany (2007) and United States (2008). Certain issues remain in dispute for audited years, and unrecognized tax benefits for years still subject to or currently undergoing an audit are subject to change. As a consequence, the balance in unrecognized tax benefits can be expected to fluctuate from period to period. Although it is reasonably possible such changes could be significant when compared with our total unrecognized tax benefits, the amount of change is not estimable.

The amounts of U.S. and foreign income (loss) before income taxes, with a reconciliation of tax at the federal statutory rate with the provision for income taxes, were:

	Millions of Dollars			Percent of Pre-tax Income
	2013	2012	2011	2013	2012	2011
Income from continuing operations before income taxes
United States	$5,158	6,192	6,107	93.3%	94.4	93.1
Foreign	368	364	452	6.7	5.6	6.9
	$5,526	6,556	6,559	100.0%	100.0	100.0

Federal statutory income tax	$1,934	2,295	2,295	35.0%	35.0	35.0
Goodwill allocated to assets sold	—	9	96	—	0.1	1.4
Capital loss utilization	—	—	(619)	—	—	(9.4)
Tax on foreign operations	(198)	141	(61)	(3.6)	2.2	(0.9)
Federal manufacturing deduction	(68)	(124)	(52)	(1.2)	(1.9)	(0.8)
State income tax, net of federal benefit	139	151	161	2.5	2.3	2.5
Other	37	1	2	0.7	—	—
	$1,844	2,473	1,822	33.4%	37.7	27.8

During 2011, we realized a significant tax capital loss, which had not previously been recognized, that was related to the disposition of the legal entity which ultimately held the Wilhelmshaven Refinery assets. The tax benefit of this loss was realized as a reduction of capital gains generated in 2011. During 2012, we impaired a foreign investment for which no tax benefit was recognized. No tax benefit was recognized due to our ownership structure and assertion that the earnings of the foreign subsidiary that holds the investment will be reinvested for the foreseeable future. This item is reflected in “Tax on foreign operations” in the table above.

Prior to the Separation, and except for certain state and dedicated foreign entity income tax returns, we were included in the ConocoPhillips income tax returns for all applicable years. In accordance with the Tax Sharing Agreement, a cash settlement was received from ConocoPhillips in 2013 upon the filing of the income tax return for the calendar year ended December 31, 2011. We received a further cash settlement in January 2014 for the January 1, 2012, through April 30, 2012 period. In 2013, we filed our initial U.S. consolidated income tax returns for the period May 1, 2012, through December 31, 2012.

Note 21—Accumulated Other Comprehensive Income (Loss)

Changes in the balances of each component of accumulated other comprehensive income (loss) were as follows:

	Millions of Dollars
	Defined Benefit Plans	Foreign Currency Translation	Hedging	Accumulated Other Comprehensive Income (Loss)

December 31, 2010	$(116)	334	(4)	214
Other comprehensive income (loss)	(29)	(64)	1	(92)
December 31, 2011	(145)	270	(3)	122
Other comprehensive income (loss)	(93)	196	1	104
Net transfer from ConocoPhillips*	(540)	—	—	(540)
December 31, 2012	(778)	466	(2)	(314)
Other comprehensive income (loss) before reclassifications	312	(44)	—	268
Amounts reclassified from accumulated other comprehensive income (loss)
Foreign currency translation**	—	21	—	21
Amortization of defined benefit plan items***
Actuarial losses	62	—	—	62
Net current period other comprehensive income (loss)	374	(23)	—	351
December 31, 2013	$(404)	443	(2)	37
*See	Consolidated Statement of Changes in Equity.
**Included	in the deferred gain on the sale of ICHP. See Note 5—Assets Held for Sale or Sold, for additional information.
***Included	in the computation of net periodic benefit cost. See Note 19—Employee Benefit Plans, for additional information.

Note 22—Cash Flow Information

	Millions of Dollars
	2013	2012	2011
Noncash Investing and Financing Activities
Increase in net PP&E and debt related to capital lease obligation	$177	—	—
Transfer of net PP&E in accordance with the Separation and Distribution Agreement with ConocoPhillips	—	374	—
Transfer of employee benefit obligations in accordance with the Separation and Distribution Agreement with ConocoPhillips	—	1,234	—
Increase in deferred tax assets associated with the employee benefit liabilities transferred in accordance with the Separation and Distribution Agreement with ConocoPhillips	—	461	—

Cash Payments
Interest	$259	176	—
Income taxes*	1,021	2,183	197
*Excludes	our share of cash tax payments made directly by ConocoPhillips prior to the Separation on April 30, 2012.

Note 23—Other Financial Information

	Millions of Dollars Except Per Share Amounts
	2013	2012	2011
Interest and Debt Expense
Incurred
Debt	$251	221	12
Other	24	25	5
	275	246	17
Capitalized	—	—	—
Expensed	$275	246	17

Other Income
Interest income	$20	18	33
Other, net*	65	117	12
	$85	135	45
* Includes derivatives-related activities. 2012 also includes a $37 million co-venturer contractual payment related to Rockies Express Pipeline.

Research and Development Expenditures—expensed	$69	70	69

Advertising Expenses	$68	57	63

Foreign Currency Transaction (Gains) Losses—after-tax
Midstream	$—	—	—
Chemicals	—	—	—
Refining	(41)	(17)	(15)
Marketing and Specialties	(5)	(5)	(9)
Corporate and Other	2	—	—
	$(44)	(22)	(24)

Note 24—Related Party Transactions

Significant transactions with related parties were:

	Millions of Dollars
	2013	2012	2011

Operating revenues and other income (a)	$7,907	8,226	9,024
Gain on dispositions (b)	—	—	156
Purchases (c)	18,320	22,446	34,554
Operating expenses and selling, general and administrative expenses (d)	109	208	361
Net interest expense (e)	8	8	10

(a)	We sold crude oil to MRC. NGL and other petrochemical feedstocks, along with solvents, were sold to CPChem, and gas oil and hydrogen feedstocks were sold to Excel. Certain feedstocks and intermediate products were sold to WRB. We also acted as agent for WRB in supplying other crude oil and feedstocks, wherein the transactional amounts did not impact operating revenues. In addition, we charged several of our affiliates, including CPChem and MSLP, for the use of common facilities, such as steam generators, waste and water treaters, and warehouse facilities.

(b)	In 2011, we sold the Seaway Products Pipeline Company to DCP Midstream for cash proceeds of $400 million, resulting in a before-tax gain of $156 million.

(c)	We purchased refined products from WRB. We also acted as agent for WRB in distributing asphalt and solvents, wherein the transactional amounts did not impact purchases. We purchased natural gas and NGL from DCP Midstream and CPChem for use in our refinery processes and other feedstocks from various affiliates. We purchased refined products from MRC. We also paid fees to various pipeline equity companies for transporting finished refined products. In addition, we paid a price upgrade to MSLP for heavy crude processing. We purchased base oils and fuel products from Excel for use in our refining and specialty businesses.

(d)	We paid utility and processing fees to various affiliates.

(e)	We incurred interest expense on a note payable to MSLP. See Note 6—Investments, Loans and Long-Term Receivables and Note 12—Debt, for additional information on loans with affiliated companies.

Also included in the table above are transactions with ConocoPhillips through April 30, 2012, the effective date of the Separation. These transactions include crude oil purchased from ConocoPhillips as feedstock for our refineries and power sold to ConocoPhillips from our power generation facilities. For 2012 and 2011, sales to ConocoPhillips, while it was a related party, were $381 million and $1,197 million, respectively, while purchases from ConocoPhillips were $5,328 million and $15,798 million, respectively.

As discussed in Note 1—Separation and Basis of Presentation, the consolidated statement of income includes expense allocations for certain corporate functions historically performed by ConocoPhillips and not allocated to its operating segments, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, procurement and information technology. Net charges from ConocoPhillips for these services, reflected in selling, general and administrative expenses in the consolidated statement of income, were $70 million and $180 million for 2012 and 2011, respectively.

Note 25—Segment Disclosures and Related Information

Effective January 1, 2013, we changed the organizational structure of the internal financial information reviewed by our chief executive officer, and determined this resulted in a change in the composition of our operating segments. The primary effects of this reporting reorganization were:

•	We disaggregated the former R&M segment into two separate operating segments titled “Refining” and “Marketing and Specialties.”

•	We moved our Transportation and power businesses from the former R&M segment to the Midstream and M&S segments, respectively.

This realignment resulted in the following operating segments:

1)	Midstream—Gathers, processes, transports and markets natural gas; and transports, fractionates and markets NGL in the United States. In addition, this segment transports crude oil and other feedstocks to our refineries and other locations, and delivers refined and specialty products to market. The Midstream segment includes, among other businesses, our 50 percent equity investment in DCP Midstream.

2)	Chemicals—Manufactures and markets petrochemicals and plastics on a worldwide basis. The Chemicals segment consists of our 50 percent equity investment in CPChem.

3)	Refining—Buys, sells and refines crude oil and other feedstocks at 15 refineries, mainly in the United States, Europe and Asia.

4)	Marketing and Specialties—Purchases for resale and markets refined products, mainly in the United States and Europe. In addition, this segment includes the manufacturing and marketing of specialty products (such as lubricants), as well as power generation operations.

Corporate and Other includes general corporate overhead, interest expense, our investments in new technologies and various other corporate activities. Corporate assets include all cash and cash equivalents.

We evaluate performance and allocate resources based on net income attributable to Phillips 66. Intersegment sales are at prices that approximate market, except for certain 2012 and 2011 transportation services provided by the Midstream segment to the Refining and M&S segments.

Analysis of Results by Operating Segment

	Millions of Dollars
	2013	2012	2011
Sales and Other Operating Revenues
Midstream
Total sales	$6,477	7,138	9,475
Intersegment eliminations	(933)	(901)	(1,105)
Total Midstream	5,544	6,237	8,370
Chemicals	9	11	11
Refining
Total sales	124,579	131,154	143,457
Intersegment eliminations	(72,503)	(73,393)	(76,365)
Total Refining	52,076	57,761	67,092
Marketing and Specialties
Total sales	115,358	116,623	121,829
Intersegment eliminations	(1,421)	(1,355)	(1,374)
Total Marketing and Specialties	113,937	115,268	120,455
Corporate and Other	30	13	3
Consolidated sales and other operating revenues	$171,596	179,290	195,931

Depreciation, Amortization and Impairments
Midstream	$89	607	89
Chemicals	—	—	—
Refining	688	1,262	1,128
Marketing and Specialties	119	148	154
Corporate and Other	80	47	3
Consolidated depreciation, amortization and impairments	$976	2,064	1,374

	Millions of Dollars
	2013	2012	2011
Equity in Earnings of Affiliates
Midstream	$436	343	544
Chemicals	1,362	1,192	975
Refining	1,213	1,542	1,270
Marketing and Specialties	63	57	54
Corporate and Other	(1)	—	—
Consolidated equity in earnings of affiliates	$3,073	3,134	2,843

Income Taxes from Continuing Operations
Midstream	$265	29	454
Chemicals	375	366	252
Refining	1,091	2,067	902
Marketing and Specialties	376	250	311
Corporate and Other	(263)	(239)	(97)
Consolidated income taxes from continuing operations	$1,844	2,473	1,822

Net Income Attributable to Phillips 66
Midstream	$469	53	2,149
Chemicals	986	823	716
Refining	1,851	3,217	1,529
Marketing and Specialties	790	417	530
Corporate and Other	(431)	(434)	(192)
Discontinued Operations	61	48	43
Consolidated net income attributable to Phillips 66	$3,726	4,124	4,775

	Millions of Dollars
	2013	2012	2011
Investments In and Advances To Affiliates
Midstream	$2,328	2,011	1,873
Chemicals	4,241	3,524	2,998
Refining	4,316	4,571	5,186
Marketing and Specialties	194	185	177
Corporate and Other	1	—	—
Consolidated investments in and advances to affiliates	$11,080	10,291	10,234

Total Assets
Midstream	$5,413	4,641	4,997
Chemicals	4,377	3,816	2,999
Refining	26,294	26,834	27,336
Marketing and Specialties	7,155	7,806	7,681
Corporate and Other	6,348	4,770	22
Discontinued Operations*	211	206	176
Consolidated total assets	$49,798	48,073	43,211

* In December 2013, $117 million of goodwill was allocated to assets held for sale in association with the planned disposition of PSPI. Although this goodwill was included in the M&S segment at December 31, 2012 and 2011, for more useful comparisons, it is included in the discontinued operations line of this table for all periods presented.

Capital Expenditures and Investments
Midstream	$528	704	122
Chemicals	—	—	—
Refining	889	738	771
Marketing and Specialties	226	119	106
Corporate and Other	136	140	17
Consolidated capital expenditures and investments	$1,779	1,701	1,016

Interest Income and Expense
Interest income
Refining	$—	—	1
Marketing and Specialties	—	—	32
Corporate and Other	20	18	—
	$20	18	33
Interest and debt expense
Corporate and Other	$275	246	17

Sales and Other Operating Revenues by Product Line
Refined products	$140,488	140,986	146,683
Crude oil resales	22,777	28,730	38,259
NGL	7,431	8,533	10,024
Other	900	1,041	965
Consolidated sales and other operating revenues by product line	$171,596	179,290	195,931

Geographic Information

	Millions of Dollars
	Sales and Other Operating Revenues*			Long-Lived Assets**
	2013	2012	2011	2013	2012	2011

United States	$115,378	120,332	134,342	23,641	22,285	21,196
United Kingdom	21,868	22,129	26,976	1,485	2,018	1,927
Germany	9,799	9,908	10,647	587	567	547
Other foreign countries	24,551	26,921	23,966	765	828	1,335
Worldwide consolidated	$171,596	179,290	195,931	26,478	25,698	25,005
*	Sales and other operating revenues are attributable to countries based on the location of the operations generating the revenues and 2012 amounts are reclassified to correct the geographic alignment of certain revenues, primarily between the United Kingdom and other foreign countries.
**	Defined as net properties, plants and equipment plus investments in and advances to affiliated companies.

Note 26—Phillips 66 Partners LP

Initial Public Offering of Phillips 66 Partners LP

In 2013, we formed Phillips 66 Partners, a master limited partnership, to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and NGL pipelines and terminals, as well as other transportation and midstream assets. On July 26, 2013, Phillips 66 Partners completed its initial public offering of 18,888,750 common units at a price of $23.00 per unit, which included a 2,463,750 common unit over-allotment option that was fully exercised by the underwriters. Phillips 66 Partners received $404 million in net proceeds from the sale of the units, after deducting underwriting discounts, commissions, structuring fees and offering expenses. Headquartered in Houston, Texas, Phillips 66 Partners’ assets consist of crude oil and refined petroleum product pipeline, terminal, and storage systems in the Central and Gulf Coast regions of the United States, each of which is integral to a connected Phillips 66-operated refinery.

We own a 71.7 percent limited partner interest and a 2.0 percent general partner interest in Phillips 66 Partners, while the public owns a 26.3 percent limited partner interest. We consolidate Phillips 66 Partners as a VIE for financial reporting purposes (see Note 3—Variable Interest Entities (VIEs) for additional information). The public’s ownership interest in Phillips 66 Partners is reflected as a noncontrolling interest in our financial statements, including $409 million in the equity section of our consolidated balance sheet as of December 31, 2013. Phillips 66 Partners’ cash and cash equivalents at December 31, 2013, were $425 million.

Note 27—Condensed Consolidating Financial Information

Our $5.8 billion of Senior Notes were issued by Phillips 66, and are guaranteed by Phillips 66 Company, a 100-percent-owned subsidiary. Phillips 66 Company has fully and unconditionally guaranteed the payment obligations of Phillips 66 with respect to these debt securities. The following condensed consolidating financial information presents the results of operations, financial position and cash flows for:

•	Phillips 66 and Phillips 66 Company (in each case, reflecting investments in subsidiaries utilizing the equity method of accounting).
•	All other nonguarantor subsidiaries.
•	The consolidating adjustments necessary to present Phillips 66’s results on a consolidated basis.

This condensed consolidating financial information should be read in conjunction with the accompanying consolidated financial statements and notes.

Effective with fiscal year 2013, we revised the cash flow presentation of inter-column transactions associated with the company’s centralized cash management program and intercompany loans, from operating cash flows to investing cash flows, in a new line item labeled “Intercompany lending activities.” Applicable prior periods have been revised to conform to this presentation. In addition, the 2012 condensed consolidating financial information was further revised to correct certain presentation matters associated with comprehensive income and accumulated comprehensive income.

	Millions of Dollars
	Year Ended December 31, 2013
Statement of Income	Phillips 66	Phillips 66 Company	All Other Subsidiaries	Consolidating Adjustments	Total Consolidated
Revenues and Other Income
Sales and other operating revenues	$—	113,499	58,097	—	171,596
Equity in earnings of affiliates	3,905	3,723	509	(5,064)	3,073
Net gain on dispositions	—	50	5	—	55
Other income (loss)	(3)	53	35	—	85
Intercompany revenues	—	1,436	20,316	(21,752)	—
Total Revenues and Other Income	3,902	118,761	78,962	(26,816)	174,809

Costs and Expenses
Purchased crude oil and products	—	102,781	66,745	(21,281)	148,245
Operating expenses	—	3,442	790	(26)	4,206
Selling, general and administrative expenses	6	1,024	541	(93)	1,478
Depreciation and amortization	—	730	217	—	947
Impairments	—	—	29	—	29
Taxes other than income taxes	—	5,148	8,972	(1)	14,119
Accretion on discounted liabilities	—	19	5	—	24
Interest and debt expense	266	13	347	(351)	275
Foreign currency transaction gains	—	—	(40)	—	(40)
Total Costs and Expenses	272	113,157	77,606	(21,752)	169,283
Income from continuing operations before income taxes	3,630	5,604	1,356	(5,064)	5,526
Provision (benefit) for income taxes	(96)	1,699	241	—	1,844
Income From Continuing Operations	3,726	3,905	1,115	(5,064)	3,682
Income from discontinued operations*	—	—	61	—	61
Net income	3,726	3,905	1,176	(5,064)	3,743
Less: net income attributable to noncontrolling interests	—	—	17	—	17
Net Income Attributable to Phillips 66	$3,726	3,905	1,159	(5,064)	3,726

Comprehensive Income	$4,077	4,256	1,199	(5,438)	4,094
* Net of provision for income taxes on discontinued operations:	$—	—	34	—	34

	Millions of Dollars
	Year Ended December 31, 2012
Statement of Income	Phillips 66	Phillips 66 Company	All Other Subsidiaries	Consolidating Adjustments	Total Consolidated
Revenues and Other Income
Sales and other operating revenues	$—	117,574	61,716	—	179,290
Equity in earnings of affiliates	4,284	3,269	445	(4,864)	3,134
Net gain on dispositions	—	192	1	—	193
Other income (loss)	2	(15)	148	—	135
Intercompany revenues	1	2,739	23,346	(26,086)	—
Total Revenues and Other Income	4,287	123,759	85,656	(30,950)	182,752

Costs and Expenses
Purchased crude oil and products	—	106,687	73,715	(25,989)	154,413
Operating expenses	—	3,329	760	(56)	4,033
Selling, general and administrative expenses	4	1,312	428	(41)	1,703
Depreciation and amortization	—	668	238	—	906
Impairments	—	71	1,087	—	1,158
Taxes other than income taxes	—	5,155	8,586	(1)	13,740
Accretion on discounted liabilities	—	18	7	—	25
Interest and debt expense	212	29	4	1	246
Foreign currency transaction gains	—	—	(28)	—	(28)
Total Costs and Expenses	216	117,269	84,797	(26,086)	176,196
Income from continuing operations before income taxes	4,071	6,490	859	(4,864)	6,556
Provision (benefit) for income taxes	(53)	2,206	320	—	2,473
Income From Continuing Operations	4,124	4,284	539	(4,864)	4,083
Income from discontinued operations*	—	—	48	—	48
Net income	4,124	4,284	587	(4,864)	4,131
Less: net income attributable to noncontrolling interests	—	—	7	—	7
Net Income Attributable to Phillips 66	$4,124	4,284	580	(4,864)	4,124

Comprehensive Income	$4,228	4,388	623	(5,004)	4,235
* Net of provision for income taxes on discontinued operations:	$—	—	27	—	27

	Millions of Dollars
	Year Ended December 31, 2011
Statement of Income	Phillips 66	Phillips 66 Company	All Other Subsidiaries	Consolidating Adjustments	Total Consolidated
Revenues and Other Income
Sales and other operating revenues	$—	131,761	64,170	—	195,931
Equity in earnings of affiliates	4,775	2,835	723	(5,490)	2,843
Net gain (loss) on dispositions	—	1,867	(229)	—	1,638
Other income	—	10	35	—	45
Intercompany revenues	—	4,887	27,249	(32,136)	—
Total Revenues and Other Income	4,775	141,360	91,948	(37,626)	200,457

Costs and Expenses
Purchased crude oil and products	—	124,772	80,088	(32,092)	172,768
Operating expenses	—	3,278	837	(44)	4,071
Selling, general and administrative expenses	—	995	399	—	1,394
Depreciation and amortization	—	655	247	—	902
Impairments	—	468	4	—	472
Taxes other than income taxes	—	4,801	9,486	—	14,287
Accretion on discounted liabilities	—	13	8	—	21
Interest and debt expense	—	16	1	—	17
Foreign currency transaction gains	—	(1)	(33)	—	(34)
Total Costs and Expenses	—	134,997	91,037	(32,136)	193,898
Income from continuing operations before income taxes	4,775	6,363	911	(5,490)	6,559
Provision for income taxes	—	1,588	234	—	1,822
Income From Continuing Operations	4,775	4,775	677	(5,490)	4,737
Income from discontinued operations*	—	—	43	—	43
Net income	4,775	4,775	720	(5,490)	4,780
Less: net income attributable to noncontrolling interests	—	—	5	—	5
Net Income Attributable to Phillips 66	$4,775	4,775	715	(5,490)	4,775

Comprehensive Income	$4,683	4,683	747	(5,425)	4,688
* Net of provision for income taxes on discontinued operations:	$—	—	22	—	22

	Millions of Dollars
	At December 31, 2013
Balance Sheet	Phillips 66	Phillips 66 Company	All Other Subsidiaries	Consolidating Adjustments	Total Consolidated
Assets
Cash and cash equivalents	$—	2,162	3,238	—	5,400
Accounts and notes receivable	9	2,176	8,131	(684)	9,632
Inventories	—	1,962	1,392	—	3,354
Prepaid expenses and other current assets	10	368	473	—	851
Total Current Assets	19	6,668	13,234	(684)	19,237
Investments and long-term receivables	33,178	27,414	7,496	(56,868)	11,220
Net properties, plants and equipment	—	12,031	3,367	—	15,398
Goodwill	—	3,094	2	—	3,096
Intangibles	—	694	4	—	698
Other assets	40	112	1	(4)	149
Total Assets	$33,237	50,013	24,104	(57,556)	49,798

Liabilities and Equity
Accounts payable	$1	7,508	4,265	(684)	11,090
Short-term debt	—	18	6	—	24
Accrued income and other taxes	—	250	622	—	872
Employee benefit obligations	—	422	54	—	476
Other accruals	49	178	242	—	469
Total Current Liabilities	50	8,376	5,189	(684)	12,931
Long-term debt	5,796	152	183	—	6,131
Asset retirement obligations and accrued environmental costs	—	527	173	—	700
Deferred income taxes	—	5,045	1,084	(4)	6,125
Employee benefit obligations	—	724	197	—	921
Other liabilities and deferred credits	5,441	2,153	7,052	(14,048)	598
Total Liabilities	11,287	16,977	13,878	(14,736)	27,406
Common stock	16,291	25,938	8,302	(34,240)	16,291
Retained earnings	5,622	7,061	1,163	(8,224)	5,622
Accumulated other comprehensive income	37	37	319	(356)	37
Noncontrolling interests	—	—	442	—	442
Total Liabilities and Equity	$33,237	50,013	24,104	(57,556)	49,798

	Millions of Dollars
	At December 31, 2012
Balance Sheet	Phillips 66	Phillips 66 Company	All Other Subsidiaries	Consolidating Adjustments	Total Consolidated
Assets
Cash and cash equivalents	$—	2,410	1,064	—	3,474
Accounts and notes receivable	47	2,889	8,456	(989)	10,403
Inventories	—	1,938	1,492	—	3,430
Prepaid expenses and other current assets	11	403	241	—	655
Total Current Assets	58	7,640	11,253	(989)	17,962
Investments and long-term receivables	28,934	20,937	6,235	(45,635)	10,471
Net properties, plants and equipment	—	11,714	3,693	—	15,407
Goodwill	—	3,344	—	—	3,344
Intangibles	—	710	14	—	724
Other assets	78	114	9	(36)	165
Total Assets	$29,070	44,459	21,204	(46,660)	48,073

Liabilities and Equity
Accounts payable	$17	7,014	4,668	(989)	10,710
Short-term debt	—	13	—	—	13
Accrued income and other taxes	—	245	656	—	901
Employee benefit obligations	—	391	50	—	441
Other accruals	50	279	88	—	417
Total Current Liabilities	67	7,942	5,462	(989)	12,482
Long-term debt	6,795	165	1	—	6,961
Asset retirement obligations and accrued environmental costs	—	563	177	—	740
Deferred income taxes	—	4,478	1,002	(36)	5,444
Employee benefit obligations	—	1,094	231	—	1,325
Other liabilities and deferred credits	1,433	1,435	5,768	(8,321)	315
Total Liabilities	8,295	15,677	12,641	(9,346)	27,267
Common stock	18,376	25,951	8,149	(34,100)	18,376
Retained earnings	2,713	3,145	87	(3,232)	2,713
Accumulated other comprehensive income (loss)	(314)	(314)	296	18	(314)
Noncontrolling interests	—	—	31	—	31
Total Liabilities and Equity	$29,070	44,459	21,204	(46,660)	48,073

	Millions of Dollars
	Year Ended December 31, 2013
Statement of Cash Flows	Phillips 66	Phillips 66 Company	All Other Subsidiaries	Consolidating Adjustments	Total Consolidated
Cash Flows From Operating Activities
Net cash provided by continuing operating activities	$5	4,972	1,045	(80)	5,942
Net cash provided by discontinued operations	—	—	85	—	85
Net Cash Provided by Operating Activities	5	4,972	1,130	(80)	6,027

Cash Flows From Investing Activities
Capital expenditures and investments	—	(1,108)	(690)	19	(1,779)
Proceeds from asset dispositions	—	63	1,151	—	1,214
Intercompany lending activities	4,055	(4,206)	151	—	—
Advances/loans—related parties	—	—	(65)	—	(65)
Collection of advances/loans—related parties	—	—	165	—	165
Other	—	42	6	—	48
Net cash provided by (used in) continuing investing activities	4,055	(5,209)	718	19	(417)
Net cash used in discontinued operations	—	—	(27)	—	(27)
Net Cash Provided by (Used in) Investing Activities	4,055	(5,209)	691	19	(444)

Cash Flows From Financing Activities
Repayment of debt	(1,000)	(18)	(2)	—	(1,020)
Issuance of common stock	6	—	—	—	6
Repurchase of common stock	(2,246)	—	—	—	(2,246)
Dividends paid on common stock	(807)	—	(72)	72	(807)
Distributions to controlling interests	—	—	(8)	8	—
Distributions to noncontrolling interests	—	—	(10)	—	(10)
Net proceeds from issuance of Phillips 66 Partners LP common units	—	—	404	—	404
Other	(13)	7	19	(19)	(6)
Net cash provided by (used in) continuing financing activities	(4,060)	(11)	331	61	(3,679)
Net cash provided by (used in) discontinued operations	—	—	—	—	—
Net Cash Provided by (Used in) Financing Activities	(4,060)	(11)	331	61	(3,679)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	—	22	—	22

Net Change in Cash and Cash Equivalents	—	(248)	2,174	—	1,926
Cash and cash equivalents at beginning of period	—	2,410	1,064	—	3,474
Cash and Cash Equivalents at End of Period	$—	2,162	3,238	—	5,400

	Millions of Dollars
	Year Ended December 31, 2012
Statement of Cash Flows	Phillips 66	Phillips 66 Company	All Other Subsidiaries	Consolidating Adjustments	Total Consolidated
Cash Flows From Operating Activities
Net cash provided by (used in) continuing operating activities	$(42)	7,429	(3,128)	—	4,259
Net cash provided by discontinued operations	—	—	37	—	37
Net Cash Provided by (Used in) Operating Activities	(42)	7,429	(3,091)	—	4,296

Cash Flows From Investing Activities
Capital expenditures and investments	—	(861)	(850)	10	(1,701)
Proceeds from asset dispositions	—	240	46	—	286
Intercompany lending activities	1,376	(4,334)	2,958	—	—
Advances/loans—related parties	—	—	(100)	—	(100)
Collection of advances/loans—related parties	—	—	7	(7)	—
Other	—	—	—	—	—
Net cash provided by (used in) continuing investing activities	1,376	(4,955)	2,061	3	(1,515)
Net cash used in discontinued operations	—	—	(20)	—	(20)
Net Cash Provided by (Used in) Investing Activities	1,376	(4,955)	2,041	3	(1,535)

Cash Flows From Financing Activities
Contributions from (distributions to) ConocoPhillips	(7,469)	110	2,104	—	(5,255)
Issuance of debt	7,794	—	—	—	7,794
Repayment of debt	(1,000)	(208)	(9)	7	(1,210)
Issuance of common stock	47	—	—	—	47
Repurchase of common stock	(356)	—	—	—	(356)
Dividends paid on common stock	(282)	—	—	—	(282)
Distributions to controlling interests	—	—	—	—	—
Distributions to noncontrolling interests	—	—	(5)	—	(5)
Other	(68)	34	10	(10)	(34)
Net cash provided by (used in) continuing financing activities	(1,334)	(64)	2,100	(3)	699
Net cash provided by (used in) discontinued operations	—	—	—	—	—
Net Cash Provided by (Used in) Financing Activities	(1,334)	(64)	2,100	(3)	699

Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	—	14	—	14

Net Change in Cash and Cash Equivalents	—	2,410	1,064	—	3,474
Cash and cash equivalents at beginning of period	—	—	—	—	—
Cash and Cash Equivalents at End of Period	$—	2,410	1,064	—	3,474

	Millions of Dollars
	Year Ended December 31, 2011
Statement of Cash Flows	Phillips 66	Phillips 66 Company	All Other Subsidiaries	Consolidating Adjustments	Total Consolidated
Cash Flows From Operating Activities
Net cash provided by continuing operating activities	$—	3,038	1,915	—	4,953
Net cash provided by discontinued operations	—	—	53	—	53
Net Cash Provided by Operating Activities	—	3,038	1,968	—	5,006

Cash Flows From Investing Activities
Capital expenditures and investments	—	(717)	(299)	—	(1,016)
Proceeds from asset dispositions	—	2,517	110	—	2,627
Collection of advances/loans—related parties	—	550	—	—	550
Other	—	51	286	—	337
Net cash provided by continuing investing activities	—	2,401	97	—	2,498
Net cash used in discontinued operations	—	—	(6)	—	(6)
Net Cash Provided by Investing Activities	—	2,401	91	—	2,492

Cash Flows From Financing Activities
Distributions to ConocoPhillips	—	(5,421)	(2,050)	—	(7,471)
Repayment of debt	—	(18)	(8)	—	(26)
Distributions to noncontrolling interests	—	—	(1)	—	(1)
Other	—	—	—	—	—
Net cash used in continuing financing activities	—	(5,439)	(2,059)	—	(7,498)
Net cash provided by (used in) discontinued operations	—	—	—	—	—
Net Cash Used in Financing Activities	—	(5,439)	(2,059)	—	(7,498)

Net Change in Cash and Cash Equivalents	—	—	—	—	—
Cash and cash equivalents at beginning of period	—	—	—	—	—
Cash and Cash Equivalents at End of Period	$—	—	—	—	—

APPENDIX B

NON-GAAP FINANCIAL MEASURES

The analysis of our results in the CD&A section of this proxy statement includes a discussion of our “VCIP earnings,” “VCIP return on capital employed (ROCE),” “PSP ROCE” and “VCIP controllable costs.” These measures are not measures of financial performance under U.S. generally accepted accounting principles (GAAP) and may be defined and calculated differently by other companies using the same or similar terminology.

VCIP Earnings

VCIP earnings is a non-GAAP financial measure because it excludes from net income certain items of expense or income that management does not consider representative of our core operating performance. Management uses this measure as a factor in its assessment of performance for the purposes of compensation decisions.

A reconciliation of VCIP earnings to net income, the most directly comparable GAAP financial measure, is set forth below.

	Millions of Dollars
Years Ended December 31	2013	2012
Net Income Attributable to Phillips 66	$3,726	4,124
VCIP adjustments:
Net gain on asset sales	(23)	(106)
Impairments	—	979
Exit of business line	34	—
Tax law impacts	(17)	—
Pending claims and settlements	(16)	34
Certain employee benefits	92	—
Hurricane-related costs	20	35
Third-party business interruption	92	—
Premium on early debt retirement	—	89
Repositioning costs	—	55
Repositioning tax impacts	—	177
VCIP earnings	$3,908	5,387

VCIP and PSP ROCE

We believe VCIP ROCE and PSP ROCE are important metrics for evaluating the quality of capital allocation decisions, measuring of portfolio value, and assessing the efficiency and profitability of a company’s capital investments. Management uses these measures as factors in its assessment of performance for the purposes of compensation decisions. VCIP ROCE and PSP ROCE are ratios, the numerator of which is VCIP earnings plus after-tax interest expense, and the denominator of which is average adjusted total equity plus total debt.

B-1

Our calculation of VCIP ROCE and PSP ROCE, and their reconciliation to ROCE prepared using GAAP amounts, is set forth below.

Years Ended December 31	Millions of Dollars Except as Indicated
	PSP Average 2012—2013	2013	2012
Phillips 66—ROCE
Numerator
Net Income		$3,743	4,131
After-tax interest expense		178	160

GAAP ROCE earnings		3,921	4,291
VCIP adjustments		182	1,263

VCIP ROCE earnings		$4,103	5,554
Denominator
GAAP average capital employed*		$28,163	25,732
VCIP cash adjustment		(1,450)	—

VCIP average capital employed*		$26,713	25,732
VCIP ROCE (percent)	18.5%	15.4	21.6
GAAP ROCE (percent)	15.3%	13.9	16.7

*Total	equity plus total debt.

VCIP Controllable Costs

VCIP controllable costs measures how effectively we manage costs versus internal targets. VCIP controllable costs represents current period expenditures incurred to manage, execute, or carry out a business function. VCIP controllable costs is a non-GAAP financial measure. Management uses this measure as a factor in its assessment of performance for the purposes of compensation decisions.

A reconciliation of VCIP controllable costs to the sum of operating expenses and selling, general and administrative expenses, the most directly comparable GAAP measures, is set forth below.

Year Ended December 31	Millions of Dollars
2013
Operating expenses and Selling, general and administrative expenses	$5,684
VCIP adjustments:
Certain employee benefits	(142)
Hurricane-related costs	(20)
Discontinued operations	25

VCIP controllable costs	$5,547

B-2

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M66832-P48487 KEEP THIS PORTION FOR YOUR RECORDS
THIS VOTING DIRECTION CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

PHILLIPS 66

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSALS 1 - 3.

1.	ELECTION OF DIRECTORS
		For	Against	Abstain
Nominees:

	1a. William R. Loomis, Jr.	☐	☐	☐

	1b. Glenn F. Tilton	☐	☐	☐

	1c. Marna C. Whittington	☐	☐	☐	For	Against	Abstain

2.	Proposal to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for Phillips 66 for 2014.				☐	☐	☐

3.	Say on Pay – An advisory (non-binding) vote on the approval of executive compensation.				☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 4.

4.	Greenhouse Gas Reduction Goals.				☐	☐	☐

In their discretion, the named proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

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verify that you are a stockholder by presenting this admission ticket together

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M66833-P48487

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

MAY 7, 2014

The stockholder(s) hereby appoint(s) Greg C. Garland and Paula A. Johnson, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Phillips 66 that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Central Time, on May 7, 2014, at the Westin Houston, Memorial City, 945 Gessner Road, Houston, Texas, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE THREE DIRECTOR NOMINEES NAMED ON THE REVERSE SIDE; “FOR” RATIFYING THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR PHILLIPS 66 FOR 2014; “FOR” THE ADVISORY (NON-BINDING) APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS; AND “AGAINST” THE STOCKHOLDER PROPOSAL ON GREENHOUSE GAS REDUCTION GOALS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side